SCHEDULE 14A INFORMATION

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☒	Definitive Proxy Statement

☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

NUANCE COMMUNICATIONS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Nuance Communications, Inc.

One Wayside Road

Burlington, MA 01803

NOTICE OF THE 2019 ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholders:

The 2019 Annual Meeting of Shareholders (the “2019 Annual Meeting”) of Nuance Communications, Inc. (the “Company”) will be held at the Company’s headquarters located at One Wayside Road, Burlington, MA 01803, on January 17, 2019 at 8:00 a.m. local time, for the following purposes:

(1)	Election of the nine directors named in the proxy statement;

(2)	Approval of amendments to and restatement of the Company’s Amended and Restated 2000 Stock Plan;

(3)	Approval of a non-binding advisory resolution regarding the compensation of the Company’s named executive officers;

(4)	Ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2019;

(5)	Approval of a non-binding shareholder proposal as described in the proxy statement; and

(6)	Transaction of such other business as may properly come before the meeting or any postponement or adjournment thereof.

The Company is relying upon the U.S. Securities and Exchange Commission rules that allow issuers to furnish proxy materials to its shareholders via the Internet. Pursuant to these rules, instead of mailing a printed copy of the Company’s proxy materials to each shareholder, the Company has elected to provide access to its proxy materials over the Internet. Accordingly, with the exception of certain shareholders who requested to receive printed copies of the Company’s proxy materials by mail, shareholders of record will receive a Notice of Internet Availability of Proxy Materials that explains how to access and review the Company’s proxy materials on the Internet, how to submit the proxy card on the Internet, and how to request to receive a printed copy of the Company’s proxy materials. The Company expects to mail the Notice of Internet Availability of Proxy Materials on or about December 4, 2018.

The Board of Directors has fixed the close of business on November 21, 2018 as the record date for determination of shareholders entitled to notice of, and to vote at, the 2019 Annual Meeting and at any postponements or adjournments thereof. A list of shareholders entitled to vote at the 2019 Annual Meeting will be available at the meeting being held at One Wayside Road, Burlington, MA 01803 and for ten days prior to the 2019 Annual Meeting.

The Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2018 accompanies this Notice of the 2019 Annual Meeting of Shareholders and the proxy statement. These documents may also be accessed free of charge at www.proxyvote.com.

Please refer to the proxy statement for further information with respect to the business to be transacted at the 2019 Annual Meeting.

By Order of the Board of Directors,

Wendy Cassity

Secretary

Burlington, Massachusetts

December 4, 2018

Dear Fellow Shareholders:

It is an honor and a privilege to join Nuance as its CEO. I was attracted to Nuance for its reputation, foresight and history of innovation. We have unique technologies and world-class employees that together have built this company into the market leader in conversational artificial intelligence and cloud solutions.

This is an exciting time for Nuance and I believe the company is at a pivotal point in its evolution. In my first year, I have worked diligently with the Board and the management team to conduct a comprehensive review of Nuance and its businesses. We conducted an in-depth analysis of the company’s portfolios, products, services and offerings for every business to determine what each needed to thrive long-term. Following this review, it is clear that our strategy to innovate and develop conversational AI solutions specialized for designated business-to-business markets is working, and we are executing on a comprehensive plan to simplify our operations to enable focus on these growth markets. The review also identified changes we can make to better allocate our time and resources to increase long-term value for shareholders, leading to the announcement of our intent to spin off the Automotive Segment, sell our Imaging Business Segment and wind-down two non-core businesses.

I am committed to increased transparency and dialogue with our shareholders. As we execute against our strategy, I promise to keep investors informed of our progress, good and bad. In my first 100 days, I met shareholders owning almost 50% of our outstanding shares to listen to their perspectives to help guide Nuance and ultimately drive long-term value for shareholders. There is much work to do, but our strategy is clear, the team is invigorated, and we are executing on our plan.

In closing, I want you to know my optimism and conviction in Nuance’s future has only grown with time. I look forward to continuing to work with our great team here, our customers and our shareholders. From all of us at Nuance, we thank you for your support. We appreciate your confidence in the business and we look forward to delivering on our commitments to you.

Sincerely,

Mark Benjamin

Chief Executive Officer

Dear Shareholders:

From the entire Board of Nuance, we would like to thank all of our shareholders for their support for Nuance.

Over the last year, we have had the distinct pleasure of speaking with many of you. The feedback was clear – shareholders were frustrated with the company’s past governance practices and wanted to see these concerns addressed.

A New Day at Nuance

The management and Board of Nuance have undergone a dramatic transformation in last year:

•	We recruited and appointed a new Chief Executive Officer with significant experience at public technology companies;
•

The Board meaningfully refreshed itself with seven new directors since December 2017, six of which are independent, bringing a comprehensive set of skills and experiences to effectively oversee Nuance;

•	A new, independent Chairman of the Board was recruited and appointed; and
•	The Compensation Committee was re-composed in its entirety with new, independent members

The refreshed Board implemented numerous changes to our governance and compensation practices. During this process, we continued to solicit shareholder feedback, ensuring your views were a key part of our decision making throughout the year. The refreshed look of this year’s Proxy reflects the feedback we took from our shareholder outreach.

Executive Compensation Redesign

A key priority for this year was conducting a complete overhaul of our executive compensation practices. We were and are committed to putting in place a new program that was simple to understand, easy to communicate and aligned pay with long-term performance.

To accomplish this, the Compensation Committee took a clean-sheet approach to the program. We hired a new compensation consultant and reached out to shareholders owning approximately 65% of our outstanding shares and spoke with shareholders owning approximately 40% of our outstanding shares to get their feedback on the elements of the executive compensation program the Compensation Committee was considering. Our shareholders’ views helped inform our decisions in crafting an appropriate long-term program.

Going Forward

The Board is committed to ongoing shareholder engagement and we look forward to maintaining an open dialogue with our shareholders. The substantial changes we have made are intended to be responsive to shareholder feedback and to be a signal that this is a new chapter in our history.

Sincerely,

The Nuance Board of Directors

Proxy Statement Summary

This Proxy Statement provides information for shareholders of Nuance Communications, Inc. (“we,” “us,” “our,” “Nuance” or the “Company”), as part of the solicitation of proxies by the Company and its board of directors (the “Board”) from holders of the outstanding shares of the Company’s common stock (“Common Stock”), for use at the Company’s annual meeting of shareholders to be held at the Company’s headquarters located at One Wayside Road, Burlington, MA 01803, on January 17, 2019 at 8:00 a.m. local time, and at any adjournments or postponements thereof (the “2019 Annual Meeting”).

This summary highlights select information that is provided in more detail throughout this Proxy Statement. This summary does not contain all of the information you should consider before voting. You should read the full Proxy Statement before casting your vote.

2019 Annual Meeting

Date and Time:	January 17, 2019, at 8:00 a.m. local time
Location:	One Wayside Road, Burlington, MA

Voting Items

The following table summarizes the proposals to be considered at the 2019 Annual Meeting and the Board voting recommendations with respect to each proposal.

Proposal Number	Proposal	Board Voting Recommendation	Page Number
1	Elect the nine nominees named in this Proxy Statement as directors	FOR each Director Nominee	4
2	Approve amendments to and restatement of the Company’s Amended and Restated 2000 Stock Plan	FOR	58
3	Approve a non-binding advisory resolution regarding compensation of the Company’s named executive officers	FOR	66
4	Ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2019	FOR	67
5	Approve the non-binding shareholder proposal described in this Proxy Statement	AGAINST	70

2018 Nuance Developments

Recent Event Highlights

In response to shareholder feedback and the results of our proxy ballot items at last year’s annual meeting of shareholders (the “2018 Annual Meeting”), the Board made a number of significant changes to the Company’s corporate governance and executive compensation program during the past year.

In the past year, we:

•	Appointed Mark Benjamin as Chief Executive Officer (“CEO”) following a search process assisted by a leading outside search firm
•	Appointed seven new directors to the Board
•	Conducted a comprehensive assessment of Nuance’s governance practices
•	Engaged in extensive shareholder engagement to solicit feedback on the Company’s governance practices

i

•	Appointed a new, independent Chairman of the Board
•	Amended the Company’s Amended and Restated Bylaws (the “Bylaws”) to include a majority voting standard
•	Amended the Bylaws to allow shareholders to call a special meeting

The Board also underwent a thoughtful process to restructure the Company’s executive compensation program. Actions taken during the past year in furtherance of such restructuring included completely refreshing the membership of the Compensation Committee, hiring a new compensation consultant and extensive engagement with shareholders. During the fall, Nuance reached out to shareholders owning approximately 65% of our outstanding shares and spoke with shareholders owning approximately 40% of our outstanding shares and the Chairman of the Board, Lloyd Carney, and Compensation Committee Chair, Sanjay Vaswani, participated in a majority of these engagements. All shareholder feedback was shared with the full Board and helped to shape changes made to our executive compensation program.

The timeline below summarizes recent key events:

The Company has undergone meaningful change in response to shareholder feedback. The Board and management are committed to continued engagement on an ongoing basis and view these changes as a significant step in the right direction.

Business Overview

We are a leading provider of voice recognition and natural language understanding solutions. We work with companies around the world, from banks and hospitals to airlines, telecommunications carriers, and automotive manufacturers and suppliers, who use our solutions and technologies to create better experiences for their customers and their users by enhancing the users’ interaction and increasing productivity and customer satisfaction. In addition, our solutions increasingly utilize our innovations in artificial intelligence (“AI”), including cognitive sciences and machine learning to create smarter, more natural experiences with technology.

Using advanced analytics and algorithms, our technologies create personalized experiences and transform the way people interact with information and the technology around them. We market and sell our solutions and technologies around the world directly through a dedicated sales force, and also through a global network of resellers, including system integrators, independent software vendors, value-added resellers, distributors, hardware vendors, telecommunications carriers and e-commerce websites.

Nuance Business Segments

Healthcare	Enterprise	Automotive	Imaging	Other
48% of Revenues[1]	23% of Revenues[1]	14% of Revenues[1]	10% of Revenues[1]	5% of Revenues[1]
Intelligent solutions to support a more natural and insightful approach to clinical documentation across the continuum of care	Intelligent customer service and engagement solutions powered by artificial intelligence	Unique infotainment systems that enable drivers and passengers to effortlessly interact with their cars	Document workflow and automation solutions that help customers work faster and smarter	Non-core lines of business built on voice recognition and artificial intelligence technologies
✓Real-time medical ASR and transcription ✓Diagnostics Reporting, Image Sharing & Analytics ✓Medical coding, documentation improvement, Consumer ASR	✓Omni-Channel Engagement ✓Security, Engines & Analytics ✓Professional Services	✓Conversational AI platforms ✓Automotive & Mobility Digital Assistants ✓Driver & Passenger UX	✓Print Management ✓Scan and Document Capture ✓OCR / Core Imaging	✓Subscriber Revenue Services (SRS) ✓Voicemail to Text ✓Devices

[1]	Revenue percentages based on fiscal year 2018 Non-GAAP Revenue. For a reconciliation of GAAP to Non-GAAP financial measures, please see Annex A.

Mark Benjamin Appointed as CEO

In April 2018, the Board appointed Mark Benjamin as CEO, succeeding Paul Ricci who had been CEO since September 2000. Mr. Benjamin is a dynamic leader who brings 25 years of experience in technology markets and a fresh perspective to Nuance. Prior to his appointment, Mr. Benjamin had no prior professional or personal experience with any of the Company’s current or former Board members.

Upon joining the Company, Mr. Benjamin laid out four key priorities for 2018 to accelerate momentum in our core businesses and to put Nuance on a clear path toward its goal to drive consistent organic growth and deliver shareholder returns.

Key Priorities for 2018

Strategic Review

As one of the key priorities identified by Mr. Benjamin, he and the rest of the Board and management undertook a comprehensive review of our long-term strategy and our business and operations. At the conclusion of the review, the Company determined the following:

•

Healthcare and Enterprise Focus: Nuance created a comprehensive plan to simplify its operations and enhance its focus on growth markets, including the Healthcare and Enterprise segments. Therefore, the Company will maintain its Healthcare and Enterprise business segments, where Nuance brings deep business-to-business relationships, differentiated technology and contextual expertise.

•

Automotive Segment Spin-Off: The Automotive segment delivers critical enabling technology for transforming the passenger experience. Therefore, becoming a pure-play next generation automotive software company represents an important step in this segment’s growth. Accordingly, Nuance announced its intention to spin off the Automotive segment into a new, independent, publicly-traded company.

•

Imaging Business Sale: As announced on November 12, 2018, Nuance is selling its Imaging business to Kofax for a purchase price of $400 million, in a transaction that is expected to close by the end of the second quarter of 2019.

•

Subscription Revenue Services (SRS) and Devices Wind-Down: Nuance decided to wind down the Subscription Revenue Services (SRS) business because it is non-core to Nuance’s AI strengths. The Company is also commencing the wind-down of the consumer-focused Devices business.

•

Operational Transformation Program: In tandem with the Company’s strategic portfolio review, Nuance is optimizing its organizational structure. This process has identified $50 million in cost savings that will be implemented in fiscal 2019, primarily during the first and second quarter.

2018 Performance Update

We accelerated our efforts to position the Company for growth and long-term value creation with our comprehensive review of our portfolio, business and organizational structure. While conducting this review, our performance remained strong as shown in our fiscal 2018 financial results by generating growth and meaningful cash flow. We believe our efforts and results in fiscal 2018 positions us for growth for 2019 and beyond. Some of the highlights of our performance supporting our belief include:

•	Net new bookings growth of 5% for fiscal 2018 led by Automotive and Enterprise.
•	Organic revenue growth of 4% for fiscal 2018 driven by Dragon Medical cloud, Automotive and Enterprise.
•	Implementation of a capital allocation strategy focused on opportunistic share repurchase and debt payment.

Additionally, we achieved the following in fiscal 2018:

•	Net New Bookings: Our net new bookings were $1,734.6 million, up 5% from $1,653.6 million in fiscal 2017, due primarily to growth in Automotive and Enterprise.
•

Revenue. Our revenue under generally-accepted accounting principles (“GAAP”) was $2,051.7 million, up 6% from $1,939.4 million in fiscal 2017. Organic revenue growth of 4% for fiscal 2018 driven by Dragon Medical cloud, Automotive and Enterprise.

•	Recurring Revenue. Our total GAAP recurring revenue for fiscal 2018 was $1,464.2 million or 71% of total revenue, compared to $1,406.4 million or 73% of total revenue in fiscal 2017.
•	Gross Margin. Our GAAP gross margin was 57.4%, compared to 56.0% in fiscal year 2017.
•

Net Loss. We recognized a GAAP net loss of $159.9 million, or $.55 per share, compared to a GAAP net loss of $151.0 million or $.52 per share in fiscal 2017. Non-GAAP net income in fiscal 2018 was $351.9 million or $1.19 per diluted share, compared to $309.0 million or $1.05 per diluted share in fiscal 2017.

•	Cash Flow from Operations. Cash flow from operations in fiscal 2018 was $444.4 million, compared to $378.9 million in fiscal 2017.
•

Capital Allocation. We implemented a capital allocation strategy focused on opportunistic share repurchase and debt repayment. During fiscal 2018, we repurchased a total of 9.7 million shares at an aggregate purchase price of $136.1 million. In addition, during fiscal 2018, we repaid $150 million of our 2020 5.375% high-yield bonds at par expected to reduce the fiscal 2019 cash interest expense by $8.1 million.

A reconciliation of the GAAP to non-GAAP financial measures is set forth in Annex A to this Proxy Statement.

[1]	For a reconciliation of GAAP to Non-GAAP financial measures, please see Annex A.

Board Implemented Significant Corporate Governance Changes

Board Composition & Refreshment

During the past year, the Board undertook a holistic review of our governance practices and board composition. This resulted in a thoughtful and comprehensive Board refreshment, focused on ensuring that the Board is comprised of members with the right skills and experience to oversee Nuance effectively. Based on our mapping of director skills to Nuance’s strategic priorities, we prioritized the following attributes when identifying new director candidates:

•	Technology / Product Expertise. Knowledge and prior experience working as a senior leader within technology companies to steward the Company effectively in an increasingly technological environment.
•	Sophisticated Financial Markets Experience: Strong familiarity with capital markets and audit expertise, including experience gained serving as a chief financial officer.
•

Diversity. Board members with differences in their individual work experiences and backgrounds, with the goal of assembling a gender- and ethnically-diverse board with members from varying professional backgrounds.

•

Other Public Company Board Experience. Experience interacting with or serving on other public company boards and board committees to have developed an understanding of corporate governance, and a clear track record of good governance.

The outcome of this refreshment process resulted in the Company:

•

Refreshing the Board of Directors: Appointed seven new directors with diverse backgrounds and experience and with the skills and qualifications identified in our mapping exercise as being important for our strategic direction.

•	Separating the Chairman / CEO Roles: Established the Chairman role and assigned him robust responsibilities to ensure effective independent oversight of the Board.
•	Recruiting a New, Independent Chairman of the Board: Recruited Lloyd Carney as independent Chairman of the Board.
•	Reconstituting Committee Membership: Completely refreshed the Compensation Committee and named Sanjay Vaswani as Chair of Compensation Committee

v

Our revamped Board’s comprehensive set of skills and diverse backgrounds are designed to ensure effective oversight of our business strategy and our corporate governance practices. The Board includes two women, and members from varying ethnic and professional backgrounds. The members of our newly-constituted Board are:

Nuance Board of Directors

Lloyd Carney Independent Board Chairman Former CEO, Brocade Systems (joined Sep 2018)	Seasoned technology executive within software and network infrastructure businesses
Mark Benjamin CEO (joined Apr 2018)	Expert in cloud-based services, software recurring revenue models and go-to-market strategy	Daniel Brennan CFO, Boston Scientific (joined Sep 2018)	Finance and accounting expert with extensive executive experience at a leading medical device firm
Thomas Ebling Former CEO, Demandware (joined Sep 2018)	Abundance of executive experience and depth of software solutions knowledge	Michal Katz Global Head of Technology Investment Banking, RBC (joined Sep 2018)	Substantial expertise at the intersection of the financial and technology markets
Sanjay Vaswani Managing Partner, Center for Corporate Innovation (joined Feb 2018)	Leadership capabilities, global perspective, and expertise in healthcare and technology	Laura Kaiser CEO, SSM Health (joined Dec 2017)	Significant knowledge of the healthcare industry and the operations of various outpatient facilities
Robert Finocchio Former Chairman/CEO, Informix (joined Apr 2015)	Proven capability in driving growth, profitability and investments for technology companies	Mark Laret CEO, UCSF Medical Center (joined Jun 2010)	Extensive understanding of the role technology plays in healthcare and the needs of the industry

Each of our non-employee directors has extensive professional experience. The chart below highlights areas in which we believe certain directors have particularly deep experience relevant to the Company’s current profile and strategic needs:

Skills and Qualifications

Senior Leadership/CEO

The Company is a complex, global organization benefiting from experienced oversight of its overall strategy and management including assessing the strategies and operations of the Company.

	✓		✓	✓		✓	✓	✓

Knowledge of Business/Industry

The Company is a software, solutions and professional services organization benefiting from experienced directors knowledgeable in the industry and multiple marketplaces in which the Company operates.

		✓		✓	✓	✓	✓	✓

Financial Markets and Accounting Experience

The Company is a global publicly traded corporation conducting complex financial transactions requiring oversight in order to oversee the processes associated its financial management with and the integrity of its financial results.

			✓		✓		✓

Technology/Innovation

The Company is a leading provider of voice recognition and natural language understanding solutions in highly dynamic and competitive market and benefits from experience in understanding market trends and disruptive technologies and solutions.

	✓			✓			✓

Risk Oversight

The Company is an organization requiring compliance with a variety of global laws, regulations and standards and requires experienced oversight in order to understand and oversee risks facing the Company and ensuring there are appropriate risk frameworks and policies are in place to both manage and identify emerging risks.

	✓		✓			✓		✓
Global/Emerging Markets Experience The Company is a global organization participating in mature and emerging markets, and benefits from a Board with prior international exposure and experience.		✓	✓	✓	✓		✓

2018 Shareholder Engagement on Compensation

Given the results of our 2018 advisory vote on executive compensation and subsequent shareholder feedback, a key priority for the Board was to conduct a comprehensive review of the Company’s executive compensation program and to implement an executive compensation program for fiscal year 2019 that is responsive to shareholder feedback.

Shareholder feedback was an essential element in the redesign of our executive compensation program. In total, during 2018, we reached out to shareholders owning approximately 65% of our outstanding shares and spoke with shareholders owning approximately 40% of our outstanding shares, to solicit feedback on a variety of governance related topics, including the compensation program changes under consideration. Our Chairman of the Board, Lloyd Carney, and our Compensation Committee Chairman, Sanjay Vaswani, participated in a majority of the discussions with shareholders.

A few common themes arose from shareholder engagement, which we summarize below and describe in more detail in the Compensation Discussion and Analysis section of this Proxy Statement. The Board took action on this feedback and considered it in the redesign of the executive compensation program.

2018 Compensation Program Feedback and 2019 Program Changes

Feedback Under Consideration for 2020 Program

As discussed, our shareholder engagement efforts were integral to informing the Board’s decisions regarding changes to the executive compensation program. Shareholders were largely complimentary of the changes the Board was considering and understood that given that the Company is undergoing a strategic review and evaluating the proper business mix for the long-term, the executive compensation program would continue to evolve.

In connection with our outreach efforts, shareholders also provided feedback for the Board to consider in the evolution of the program:

•	In addition to relative total shareholder return (“TSR”), consider incorporating one or two operational metrics for PSUs; and
•	Consider increasing the ratio of PSUs to RSUs so that PSUs are a majority of the equity awards granted under the LTIP.

The Board is committed to being responsive to shareholder feedback. In light of the meaningful changes arising from our strategic review of the business, including the commitment to spin off the Automotive Segment, sell our Imaging Business Segment and wind-down non-core businesses, the Board felt the 2019 long-term incentive program structure would best align the full management team during this transition. The Board plans to revisit the compensation program design in 2019 and will strongly consider this feedback as we design the 2020 executive compensation program. In advance of formalizing the 2020 executive compensation program, the Board intends to continue to engage with shareholders to further solicit their feedback.

2018 Shareholder Engagement on Governance

Given the results of the vote on the shareholder proposal included in our 2018 proxy statement calling for a shareholder right to call special meetings, the Board publicly committed during the year to amend the Bylaws to provide for such a right. During the shareholder outreach campaign discussed above, we solicited shareholders’ input on the threshold number of shareholders that should be required to call special meetings.

The majority of shareholders consulted expressed support for a minimum threshold of 20%. Some shareholders consulted indicated that, while they had voted for last year’s shareholder proposal, which called for a 10% threshold, they had done so in order to signal their desire for the Company to permit the shareholders to call a special meeting generally, not to express support for the 10% threshold specifically. Others expressed no view and deferred to the judgment of the Board. Of those who expressed support for a 20% threshold, many articulated concerns that a 10% threshold was too low for Nuance, particularly in light of the Company’s current shareholder profile, and could enable investors who did not have the Company’s long-term interest in mind to exploit the right.

In light of the feedback received, the Board agreed in November 2018 to amend the Bylaws to provide that shareholders holding 20% or more of the Company’s outstanding stock may call a special meeting of shareholders.

Strong Governance and Compensation Practices

We are committed to good corporate governance, which encompasses properly managing compensation risk in order to promote the long-term interests of our shareholders.

Additionally, we have the following practices in place:

✓ Annual elections of directors

✓ Separate Chairman and CEO (as of 2018)

✓ Board composed of all non-employee directors (other than CEO)

✓ 100% independent committee members

✓ Majority voting for directors (as of 2018)

✓ Shareholder right to call special meetings (as of 2018)

✓ Proxy access (as of 2017)

✓ Pay-for-performance philosophy and program structure

✓ Balance between short-term and long-term pay to incentivize sustainable long-term value creation

✓ Stock ownership requirements for executives and Board members, with CEO at 5x annual base salary

✓ Robust clawback policy

✓ Anti-hedging and pledging policies

✓ No excise tax gross-ups

✓ No automatic acceleration of equity awards on a “change of control”

✓ Utilization of independent compensation consultant to advise Compensation Committee

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

January 17, 2019

This proxy statement (this “Proxy Statement”) is furnished in connection with the solicitation by Nuance Communications, Inc. (the “Company”) on behalf of the Board of Directors (the “Board” or the “Board of Directors”) of proxies for use at the 2019 Annual Meeting of Shareholders of the Company to be held on January 17, 2019 at 8:00 a.m., local time, at the Company’s office located at One Wayside Rd Burlington, MA 01803 (the “2019 Annual Meeting”). We intend to mail a Notice of Internet Availability of Proxy Materials, and this Proxy Statement and the accompanying form of proxy to shareholders to certain requesting shareholders, on or about December 4, 2018.

x

VOTING RIGHTS

Each share of Common Stock entitles the holder thereof to one vote on matters to be acted upon at the 2019 Annual Meeting, including the election of directors. Votes cast in person or by proxy at the 2019 Annual Meeting will be tabulated by Broadridge Financial Solutions, Inc., the Inspector of Elections. Any proxy that is voted according to the instructions included in the Notice of Internet Availability of Proxy Materials or on the proxy card will be voted in accordance with the instructions thereon, and if no instructions are given, will be voted: (i) ”FOR” the election of all of the director nominees as described in Proposal One; (ii) ”FOR” approval of amending and restating the Company’s Amended and Restated 2000 Stock Plan as described in Proposal Two; (iii) ”FOR” the nonbinding advisory resolution regarding the compensation of the Company’s named executive officers under Proposal Three; (iv) “FOR” ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm described in Proposal Four; (v) “AGAINST” the shareholder proposal described in Proposal Five; and (vi) as the proxy holders deem advisable in their sole discretion on any other matters that may properly come before the 2019 Annual Meeting. A shareholder may indicate when it votes by the Internet, by telephone or on the enclosed proxy that it is abstaining from voting on a particular matter (an “abstention”). A broker may indicate that it does not have discretionary authority as to certain shares to vote on a particular matter (a “broker non-vote”). Abstentions and broker non-votes are each tabulated separately.

The Inspector of Elections will determine whether or not a quorum is present at the 2019 Annual Meeting. In general, Delaware law and the Bylaws provide that a majority of the shares issued and outstanding and entitled to vote, present in person or represented by proxy, constitutes a quorum. Abstentions and broker non-votes of shares that are entitled to vote are treated as shares that are present in person or represented by proxy for purposes of determining the presence of a quorum.

In determining whether a proposal has been approved, abstentions are treated as present in person or represented by proxy and entitled to vote, but not as voting for such proposal, and hence have the same effect as votes against such proposal, while broker non-votes are not treated as present in person or represented by proxy but not entitled to vote, and hence have no effect on the vote for such proposal.

RECORD DATE AND SHARE OWNERSHIP

Holders of record of Common Stock as of the close of business on November 21, 2018 have the right to receive notice of and to vote at the 2019 Annual Meeting. On November 21, 2018, the Company had 287,429,253 shares of Common Stock issued and outstanding.

PROXIES

Proxies for use at the 2019 Annual Meeting are being solicited by the Company from its shareholders. Any person giving a proxy in the form accompanying this Proxy Statement has the power to revoke it at any time before its exercise by (i) filing with the Secretary of the Company a signed written statement revoking his or her proxy or (ii) submitting an executed proxy bearing a date later than that of the proxy being revoked. A proxy may also be revoked by attendance at the 2019 Annual Meeting and the election to vote in person. Attendance at the 2019 Annual Meeting will not by itself constitute the revocation of a proxy.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR THE 2020 ANNUAL MEETING OF SHAREHOLDERS

Shareholders may present proper proposals or nominations for inclusion in the Company’s proxy statement and for consideration at next year’s annual meeting of shareholders by submitting their proposals or nominations in writing to the Company’s Secretary in a timely manner. The Bylaws require that certain information and acknowledgements with respect to the proposal or nomination be set forth in the shareholder’s notice. A copy of the relevant Bylaw provision is available upon written request to Nuance Communications, Inc., One Wayside Road, Burlington, MA 01803, Attention: Investor Relations. In addition, the Bylaws were filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on November 9, 2018 and may be accessed through the SEC’s website at www.sec.gov/edgar.

Inclusion of Shareholder Proposals in Proxy Statement

Proposals of shareholders that are intended to be presented at the Company’s 2020 Annual Meeting of Shareholders (the “2020 Annual Meeting”) must comply with the requirements of SEC Rule 14a-8. A shareholder’s proposal must be delivered to or mailed and received by us no later than August 6, 2019 in order for it to be included in the Company’s proxy statement and form of proxy relating to the meeting.

Inclusion of Director Nominees in Proxy Statement

The Bylaws provide that a shareholder, or group of up to 20 shareholders, that has owned continuously for at least three years an aggregate of at least 3% of the outstanding Common Stock, may nominate and include in the Company’s proxy materials director nominees constituting up to 20% of the number of directors in office as of the deadline for such nomination, provided that the shareholder(s) and nominee(s) satisfy the requirements in the Bylaws. To be timely, a nomination notice and required information must be delivered to or mailed and received by the Secretary at our principal executive offices not later than the close of business on the 120th day and not earlier than the close of business on the 150th day prior to the anniversary of the date (as stated in our proxy materials) the definitive proxy statement with respect to the preceding year’s annual meeting was first sent to shareholders; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary of the preceding year’s annual meeting, notice by the shareholder to be timely must be so received no earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of (i) the 60th day prior to such annual meeting or (ii) the 10th day following the date on which we publicly announce the meeting date. Assuming the date of our 2020 Annual Meeting is not so advanced or delayed, shareholders who wish to include a director nominee in our 2020 proxy statement must notify us no earlier than July 7, 2019 and no later than the close of business on August 6, 2019. Such notice must provide the information required by our Bylaws.

Inclusion of Shareholder Proposals or Nominations in Annual Meeting Agenda but Not in Proxy Statement

A shareholder proposal or a nomination for director to be presented at the Company’s 2020 Annual Meeting that is not to be included in the Company’s proxy statement and form of proxy relating to the meeting must be delivered to or mailed and received by the Company (a) not later than the close of business on the 90th calendar day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting, or (b) not later than the close of business on the 45th calendar day, nor earlier than the close of business on the 75th calendar day, prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting, whichever period occurs first. Assuming the date of our 2020 Annual Meeting is not so advanced or delayed, shareholders who wish to make a proposal at the 2020 Annual Meeting must notify us no earlier than September 19, 2019 and no later than the close of business on October 19, 2019. Such notice must provide the information required by the Bylaws with respect to each matter the shareholder proposes to bring before the 2020 Annual Meeting.

PROXY SOLICITATION COSTS

The expense of solicitation of proxies will be borne by the Company. In addition to solicitation of proxies by mail, certain officers, directors and Company employees, who will receive no additional compensation for their services, may solicit proxies by telephone or in person. The Company is required to request brokers and nominees who hold stock in their name to furnish this proxy material to beneficial owners of the stock and will reimburse such brokers and nominees for their reasonable out-of-pocket expenses in so doing. In addition, we have engaged Alliance Advisors to assist in the solicitation of proxies and provide related advice and informational support for a service fee of $17,000 plus reimbursement of out-of-pocket expenses.

PROPOSAL ONE

ELECTION OF DIRECTORS

At the 2019 Annual Meeting, nine directors will be elected to the Board. The Nominating Committee of the Board of Directors recommended, and the Board of Directors approved, Lloyd Carney, Mark Benjamin, Daniel Brennan, Thomas Ebling, Robert Finocchio, Laura Kaiser, Michal Katz, Mark Laret, and Sanjay Vaswani as nominees for election at the 2019 Annual Meeting. The term of office of each person elected as a director will continue until the next annual meeting of shareholders or until a successor has been elected and qualified.

Information Regarding the Nominees for Election as Directors

Board Member	Qualifications
Lloyd Carney Age: 56 Independent Chairman of the Board Board Member since: September 2018

From 2013 to 2017, Mr. Carney served as CEO of Brocade Communications Systems, Inc. Prior to that, he served as President and CEO of Xsigo Systems, Inc. from 2008 to 2012, and as Founder and CEO of Carney Global Ventures LLC from 2007 to 2008. He has also served in senior capacities in several other companies, including International Business Machines Corporation, Micromuse, Inc., Juniper Networks, Inc. and Nortel Networks Corporation. Mr. Carney currently serves on the board of directors of Visa Inc. and as a member of its Audit and Risk Committee. He earned a B.S. in electronic engineering technology from Wentworth Institute of Technology and a master’s in applied business management from Lesley University. Because of his extensive experience in running global technology companies and his experience aligning operations and infrastructure, we believe Mr. Carney is well qualified to serve on our Board.

Mark D Benjamin Age: 48 CEO Director/Officer since: April 2018

Mr. Benjamin has served as the Company’s CEO since April 2018. With extensive experience serving technology markets, Mr. Benjamin has a proven record of advancing growth initiatives related to cloud, SaaS, mobile, big data, and IoT solutions. Prior to joining Nuance, he served as President and Chief Operating Officer of NCR Corporation from October 2016 until March 2018, where he oversaw sales, solutions management, business and product development, services and supply chain operations. Before that, he spent more than 20 years holding various leadership appointments at Automatic Data Processing, Inc., including President of Global Enterprise Solutions, where he led a team of 20,000 employees, and managed a multi-billion-dollar portfolio across more than 100 countries. Mr. Benjamin holds a bachelor’s degree in International Finance and Marketing from the University of Miami. Because of his extensive experience in management and leadership, and because of his role as our CEO, we believe Mr. Benjamin is well qualified to serve on our Board.

Daniel Brennan Age: 53 Audit Committee Member Board Member since: September 2018

Mr. Brennan has served as the Executive Vice President and Chief Financial Officer of Boston Scientific Corporation since 2014. Prior to that, he served in various other positions at Boston Scientific Corporation, including as Senior Vice President and Corporate Controller from 2010 to 2013, and as Vice President and Assistant Corporate Controller in 2009. Mr. Brennan has a B.S. and an MBA from Babson College. Due to his deep understanding of complex healthcare markets, and his financial and accounting expertise, we believe that Mr. Brennan is well qualified to serve on our Board.

Thomas Ebling Age: 63 Compensation Committee Member Board Member since: September 2018

Mr. Ebling has served as Executive-in-Residence at General Catalyst Partners since 2017. Previously, he served at Demandware, Inc., as Chairman, President and CEO from 2014 to 2016 and as President and CEO from 2009 to 2014. Prior to that, Mr. Ebling served as CEO of Lattice Engines, Inc. from 2007 to 2009 and as CEO of Profit Logic, Inc. and Torrent Systems, Inc. He earned his B.S. in mathematics from Williams College. Due to his vast experience in software applications, cloud infrastructure, and data warehousing, including as a member of the board of directors of numerous privately-held companies, we believe that Mr. Ebling is well qualified to serve on our Board.

Board Member	Qualifications
Robert Finocchio Age: 67 Audit Committee Chair Board Member since: April 2015

Mr. Finocchio has been a Dean’s Executive Professor at Santa Clara University’s Leavey School of Business since September 2000 and was a former chairman of its Board of Trustees. From July 1997 to September 2000, he served as Chairman of Informix Corporation and from July 1997 to July 1999, he served as its CEO and President. From 1988 to 1997, Mr. Finocchio held several positions at 3Com Corporation, including President of 3Com Systems, Executive Vice President of Network Systems Operations and Executive Vice President of Field Operations. He also served in numerous executive and management roles at IBM, Rolm Corporation and Bank of America. Mr. Finocchio also serves on the boards of Skyfront Inc., JustAnswer.com, Silver Peak, Inc. and Vistage International and previously served on the boards of Echelon Corporation (until September 2018) and Broadcom Corporation (until February 2016). Mr. Finocchio earned a B.S. in economics from the University of Santa Clara and an MBA from the Harvard Graduate School of Business Administration. Mr. Finocchio’s experience as chairman and CEO of a technology company, executive leadership positions at various technology companies, and other board memberships make him well qualified to be a member of our Board of Directors.

Laura S. Kaiser Age: 57 Compensation Committee Member Board Member since: December 2017

Ms. Kaiser has served as CEO of SSM Health since May 2017. Prior to SSM Health, Ms. Kaiser served as Executive Vice President and Chief Operating Officer of Intermountain Healthcare from March 2012 to April 2017. Prior to Intermountain Healthcare, Ms. Kaiser served in numerous leadership roles at Ascension Health. Ms. Kaiser holds a Bachelor of Science in Health Services Management from the University of Missouri-Columbia and a Master of Business Administration and a master’s in healthcare administration from Saint Louis University. We believe Ms. Kaiser’s experience as an executive at numerous health care companies makes her well qualified to be a member of our Board of Directors.

Michal Katz Age: 50 Nominating & Governance Committee Member Board Member since: September 2018

Ms. Katz has served as a Managing Director and Co-Head of the Global Technology Investment Banking Group at RBC Capital Markets, LLC since 2013. She served as Managing Director and Global Head, Software, at Barclays Capital Inc. from 2008 to 2013, and prior to that served as Managing Director and in other roles at Lehman Brothers Inc. from 1996 to 2008. Ms. Katz earned a B.A. in political science from the State University of New York at Binghamton and a J.D. from New York University. Due to her deep experience with strategic and digital transformation initiatives, and strong insights into the intersection of the financial and technology markets, we believe Ms. Katz is well qualified to serve on our Board.

Mark Laret Age: 64 Chair of Nominating & Governance Committee Audit Committee Member Board Member since: June 2010

Since April 2000, Mr. Laret has served as CEO of the University of California San Francisco Medical Center. From 2007 to January 2018, Mr. Laret served as a director of Varian Medical Systems, Inc. Mr. Laret earned a B.A. from UCLA and a master’s degree in political science from the University of Southern California. We believe Mr. Laret’s corporate executive experience in the healthcare industry and his significant professional expertise and background in medical and technical issues make him well qualified to be a member of our Board of Directors.

Board Member	Qualifications
Sanjay Vaswani Age: 58 Compensation Committee Chair Nominating & Governance Committee Member Board Member since: February 2018

Mr. Vaswani has been a managing partner of the Center for Corporate Innovation, Inc., a professional services firm focused on the technology and healthcare industries, since 1990. From 1987 to 1990 he was with McKinsey & Company. Prior to that, Mr. Vaswani was employed by Intel Corporation. Mr. Vaswani previously served as a director of Brocade Communications Systems, Inc. from April 2004 until the sale of Brocade to Broadcom Ltd. in November 2017 and as a director at Blue Star Infotech Ltd. and Persistence Software, Inc. Mr. Vaswani received a B.B.A. degree from the University of Texas at Austin and an M.B.A. degree from the Wharton School of Business at the University of Pennsylvania. Mr. Vaswani’s leadership and prior board experience, together with his global perspective and corporate advisory experience makes him well qualified to be a member of our Board of Directors.

Vote Required; Recommendation of the Board

Each nominee for director shall be elected to the Board if the votes cast for such nominee’s election exceed the votes against and withheld from such nominee’s election. Unless marked to the contrary, proxies received will be voted “FOR ALL” the Board’s nominees. Withhold votes will have the same effect as a vote “Against” the proposal. Broker non-votes will have no effect on the outcome of the vote.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR ALL” ON THE ELECTION OF THE FOREGOING NOMINEES TO SERVE AS DIRECTORS UNTIL THE NEXT ANNUAL MEETING OF SHAREHOLDERS.

CORPORATE GOVERNANCE

Corporate Governance Overview and Shareholder Engagement

We are committed to good corporate governance, which we believe promotes the long-term interests of our shareholders and strengthens our Board of Directors and management accountability. Highlights of our corporate governance practices include the following:

✓	Annual elections of directors

✓	Separate Chairman and CEO (as of 2018)

✓	Board composed of all non-employee directors (other than CEO)

✓	100% independent committee members

✓	Majority voting for directors (as of 2018)

✓	Shareholder right to call special meeting (as of 2018)

✓	Proxy access (as of 2017)

We believe that effective corporate governance should also include regular, constructive conversations with our shareholders. The Board and management conducted extensive shareholder outreach throughout fiscal 2018 to solicit feedback on the Company’s corporate governance. During the fall of 2018 alone, we reached out to shareholders owning approximately 65% of our outstanding shares and spoke with shareholders owning approximately 40% of our outstanding shares. Our Chairman, Lloyd Carney and our Compensation Committee Chair, Sanjay Vaswani participated in a majority of these engagements. In response to such feedback and a comprehensive assessment of Nuance’s governance practice, the Board made a number of significant changes to the Company’s corporate governance and during the past year, notably those highlighted above. The Company also either recomposed or refreshed the membership of all of its committees.

Board Leadership Structure

Our current leadership structure splits the roles of CEO and Chairman. Our Corporate Governance Guidelines provide our Board of Directors with flexibility to select the appropriate leadership structure based on the specific needs of our business and the best interests of our shareholders. Our prior CEO served as both Chairman and CEO. When Mr. Benjamin joined the Company in April 2018 as CEO, he was appointed to our Board as a director but not as Chairman. In June 2018, prior director Robert Frankenberg resigned as our Lead Independent Director and Mr. Laret was appointed Lead Independent Director. In September 2018, the Board eliminated the Lead Independent Director role, and Mr.  Carney was appointed as Chairman when he joined the Board in September 2018.

Independence of our Board

The Board has determined that Messrs. Brennan, Carney, Ebling, Finocchio, Laret and Vaswani and Mses. Kaiser and Katz are independent under the director independence standards of the Nasdaq Stock Market LLC (“Nasdaq”) and the SEC, including Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended. The Board has also determined that each member of our standing committees is independent within the meaning of both Nasdaq’s and the SEC’s director independence standards. In making these determinations, the Board solicited information from each of our directors regarding whether such director, or any member of his or her immediate family, had a direct or indirect material interest in any transaction involving Nuance, or received personal benefits outside the scope of such person’s normal consideration.

There are no family relationships among any of our directors or executive officers.

Corporate Governance Guidelines

The Board is governed by its Corporate Governance Guidelines, which were adopted by the Board in November 2016 and are available under “Corporate Governance – Governance Documents” in the Investors section of our website, www.nuance.com. These guidelines cover, among other items, the following significant topics:

Board Selection Process and Qualifications.    The Nominating & Governance Committee is responsible reviewing the skills and characteristics required of prospective Board members and is responsible for recommending to the Board candidates for directorship. Among the criteria the Board may consider are experience and diversity, and, with respect to diversity, the Board may consider such factors as gender, race, ethnicity, differences in professional background, experience at policy making levels in business, finance and technology and other areas, education, skill, and other individual qualities and attributes. While the Company does not have a formal policy with regard to the consideration of diversity in identifying Director nominees; the Board does endorse the value of seeking qualified directors from backgrounds relevant to the Company’s mission, strategy and business operations and perceived needs of the Board at a given time.

Director’s Eligibility, Education, and Term of Office.    Directors may not serve on the board of directors of more than four other public companies without first obtaining specific approval from the Board. Each director is required to notify the Chairman and the Chair of the Nominating & Governance Committee upon a change in principal professional responsibilities. The Nominating & Governance Committee may consider such change of status in recommending to the Board whether the director should continue serving as a member of the Board. Directors who are not nominated for re-election by the Board must retire from the Board at the conclusion of any term during which the director reaches the age of 75 years. The Board encourages, and the Company will reimburse the costs associated with, directors participating in continuing director education. The Board believes that term limits may result in the loss of long-serving directors who over time have developed unique and valuable insights into the Company’s business and therefore can provide a significant contribution to the Board. As a result, there are no term limits on Board service.

Board Leadership.    The leadership of the Board shall include a Chairman of the Board and, if the Chairman of the Board is an employee, a Lead Independent Director designated by the Nominating & Governance Committee. The Lead Independent Director, who shall be independent under the independence rules of Nasdaq, shall serve as the focal point for non-employee directors in resolving conflicts with the CEO, or other non-employee directors, and coordinating feedback to the CEO on behalf of non-employee directors regarding business issues and Board management.

Committees.     The current committee structure of the Board includes the following standing committees: Audit, Compensation and Nominating and Governance. Additional committees may be created or disbanded upon approval of the Board. The Nominating & Governance Committee recommends, and the full Board approves, the composition of the Board’s standing committees. The charters of each standing committee are reviewed periodically with a view to delegating committees with the authority of the Board concerning specified matters appropriate to such committee.

Board Composition

In fiscal year 2018, the size of the Board was expanded from seven to nine, and seven new members were appointed to the Board: Messrs. Benjamin, Brennan, Carney, Ebling and Vaswani, Ms. Kaiser and Ms. Katz.

During the year, the Board reviewed the organization of our all of our committees, with a focus on independence and the strategic needs and direction of the Company, and made the following changes:

•

Combined the Nominating Committee and Governance Committee into the Nominating & Governance Committee, appointed Mr. Laret to serve as Chair of the committee and appointed Ms. Katz and Mr. Vaswani as members of the committee;

•	Appointed Messrs. Ebling and Vaswani and Ms. Kaiser to the Compensation Committee, and appointed Mr. Vaswani as Chair;

•	Appointed Mr. Brennan to the Audit Committee and appointed Mr. Finocchio as Chair.

Prior director Mr. Janeway resigned from the Board in March 2018, and Messrs. Frankenberg, and Quigley and Ms. Martin resigned from the Board in June 2018.

Committees of the Board of Directors

The composition, duties and responsibilities of our committees are as set forth below. Each of these committees has a written charter approved by our Board. Copies of these committee charters as well as our corporate governance guidelines are available, without charge, upon request in writing to Nuance Communications, Inc., One Wayside Road, Burlington, MA 01803, Corporate Secretary, or under “Corporate Governance – Governance Documents” in the Investors section of our website, www.nuance.com.

In January 2018, the Board consolidated the former separate Nominating and Governance Committees into a combined Nominating & Governance Committee. All members of the committees are appointed by the Board and meet the independence requirements of the respective committees on which they serve.

Functions of the Committees

Audit Committee

The Audit Committee currently consists of Messrs. Brennan, Finocchio, and Laret. Mr. Finocchio serves as Chairman of the Audit Committee. The Audit Committee held eight meetings during fiscal year 2018.

The Audit Committee is responsible for reviewing the engagement of the Company’s independent registered public accounting firm, reviewing the annual financial statements, considering matters relating to accounting policy and internal controls, reviewing whether non-audit services provided by the independent registered public accounting firm affect the accountants’ independence and reviewing the scope of annual audits.

Each of Messrs. Brennan, Finocchio and Laret is a non-employee director who meets the applicable requirements for financial literacy. The Board has determined that Messrs. Brennan and Finocchio are audit committee financial experts as defined by Item 407(d)(5)(ii) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, our Board has determined that each of Messrs. Brennan, Finocchio, and Laret meets the definition of an “independent director” for purposes of serving on an audit committee under Rule 10A-3 and the Nasdaq rules. None of our Audit Committee members simultaneously serve on the audit committees of more than three public companies, including ours.

The Audit Committee Report is included in this Proxy Statement.

Compensation Committee

The Compensation Committee currently consists of Ms. Kaiser and Messrs. Ebling and Vaswani. Mr. Vaswani serves as Chairman of the Compensation Committee. Our Board has determined that each of Ms. Kaiser and Messrs. Ebling and Vaswani meet the definition of an “independent director” under Nasdaq corporate governance standards and under the Exchange Act. The Compensation Committee held nine meetings during fiscal year 2018.

The Compensation Committee oversees, evaluates and approves compensation plans, policies and practices applicable to, and approves the compensation of, the Company’s executive officers. The Compensation Committee also administers the Company’s equity-based incentive compensation except to the extent that authority to administer the plans has been delegated to the CEO to administer such plans as to non-executive personnel. The Compensation Committee Report and the Compensation Discussion and Analysis are included elsewhere in this Proxy Statement.

The Compensation Committee retains the right to engage independent advisors to assist in fulfilling its charter and is responsible for assessing their performance and independence as required under any applicable law, regulation, or listing standard. The Compensation Committee engaged Compensia to serve as its independent advisor through August 2018. In August 2018, the Compensation Committee selected Semler Brossy as its new advisor after a formal search process. For the periods of their respective engagements, Semler Brossy and Compensia advised the Compensation Committee with respect to trends in executive compensation, review of market information, and assessment of compensation actions required under its charter.

Neither Compensia nor Semler Brossy provided any other services to us nor received compensation from us other than with respect to the services described above. Based on the consideration of the various factors as set forth in the rules of the SEC and the listing standards of Nasdaq, the Compensation Committee has determined that its relationships with each of Compensia and Semler Brossy have not raised any conflict of interest.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee has been or is an officer or employee of the Company. In addition, none of the Company’s executive officers serve on the board of directors or compensation committee of a company that has an executive officer that serves on the Company’s Board or Compensation Committee.

Nominating & Governance Committee

In January 2018, the Board of Directors combined the previously separate Nominating Committee and Governance Committee to form a Nominating & Governance Committee. Mr. Laret serves as the Chairman of the Nominating & Governance Committee and Ms. Katz, and Mr. Vaswani serve as members. During fiscal year 2018, the Governance Committee and the Nominating Committee each held one meeting and the combined Nominating & Governance Committee held nine meetings.

The Nominating & Governance Committee oversees the corporate governance practices of the Board, including its annual self-evaluation process. It also considers and periodically reports to the full Board on matters relating to the identification, selection, qualification of candidates to serve as directors and recommends to the Board on an annual basis the candidates to be nominated by the Board for election as directors at the Company’s annual meeting of shareholders.

Consideration of Director Nominees

Shareholder Nominees

The Nominating & Governance Committee will consider properly submitted shareholder nominations for candidates for membership on the Board as well as candidates recommended for consideration by the Nominating & Governance Committee as described below under “Identifying and Evaluating Nominees for Directors.” Any shareholder nominations must comply with the requirements of the Company’s Bylaws and should include all information relating to such nominee as would be required to be disclosed in solicitations of proxies for the election of such nominee as a director pursuant to Regulation 14A under the Exchange Act, such nominee’s written consent to be named in the proxy statement as a nominee and to serve as a director if elected, as well as a written statement executed by such nominee acknowledging that as a director of the Company, such nominee will owe a fiduciary duty under the General Corporation Law of the State of Delaware exclusively to the Company and its shareholders. In addition, shareholder nominations should be submitted within the time frame as specified under “Shareholder Proposals and Director Nominations for the 2020 Annual Meeting of Shareholders” above for inclusion in the proxy materials or agenda, as appropriate, and addressed to: Nuance Communications, Inc., Attention: Corporate Secretary, One Wayside Road, Burlington, MA 01803.

A shareholder that instead desires to merely recommend a candidate for consideration by the Nominating & Governance Committee shall direct the recommendation in writing to Nuance Communications, Inc., Attention: Secretary, One Wayside Road, Burlington, MA 01803, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and the Company within the last three years and evidence of the nominating person’s ownership of Company stock.

Annual Meeting Attendance

Although we do not have a formal policy regarding attendance by members of the Board of Directors at our annual meetings of shareholders, directors are encouraged to attend annual meetings of the Company. All seven of our then-serving directors attended the 2018 Annual Meeting in person or telephonically.

Communication with the Board of Directors

Although we do not have a formal policy regarding communications with the Board of Directors, shareholders who are interested in communicating with the Board of Directors are encouraged to do so by submitting an email to generalcounsel@nuance.com or by writing to us at Nuance Communications, Inc., Attention: Corporate Secretary, One Wayside Road, Burlington, MA 01803. Shareholders who would like their submission directed to a particular member of the Board of Directors may so specify.

Code of Ethics

Our Board of Directors adopted an amended and restated Code of Business Conduct and Ethics applicable to all of our directors, officers and employees. Our Code of Business Conduct and Ethics can be found at “Corporate Governance – Governance Documents” in the Investors section of our website, www.nuance.com. We will provide to any person without charge, upon request, a copy of our Code of Business Conduct and Ethics. Such a request should be made in writing and addressed to Nuance Communications, Inc., Attention: Investor Relations, One Wayside Road, Burlington, MA 01803. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver, including any implicit waiver, from a provision of the Code of Business Conduct and Ethics affecting our executive officers, we will disclose the nature of such amendment or waiver on that website or in a Current Report on Form 8-K.

Stock Ownership Guidelines

In 2006, the Board adopted stock ownership guidelines for our executive officers and the non-employee directors. These guidelines were adopted to further align the interests of our executive officers and non-employee directors with the interests of our shareholders. Under these guidelines, the target share ownership levels are five times base salary for our CEO, three times base salary for our other executive officers, and three times the annual cash retainer for our non-employee directors. Shares of Common Stock subject to outstanding and unexercised options, whether or not vested, as well as shares of Common Stock subject to outstanding and unvested restricted stock awards, are not counted for purposes of satisfying these guidelines. We have not specified a time period during which individuals must be in compliance with the guidelines, however, until an individual has reached the appropriate target level, he or she is required to retain 25% of the net shares received as a result of the exercise of stock options or vesting of restricted stock or restricted stock unit awards. Satisfaction of the stock ownership guidelines is calculated based on the closing market price of our Common Stock on a quarterly basis.

Board’s Role in Risk Oversight

The Board has an active role, as a whole and also at the committee level, in overseeing management of Company risk. This role is one of informed oversight rather than direct management of risk. The Board regularly reviews and consults with management on strategic direction, challenges and risks faced by the Company. The Board also reviews and discusses with management quarterly financial results and forecasts. The Audit Committee oversees management of financial risks, including investment and foreign currency fluctuation risk mitigation policies and risks. The Board’s oversight on cybersecurity includes reporting and updates from senior management and the Company’s experts in areas such as cybersecurity threats, and technologies and solutions deployed internally and for the benefit of Company’ customers and technologies, policies and procedures to address these risks. The Compensation Committee of the Board is responsible for overseeing the management of risks relating to and arising from the Company’s compensation plans and arrangements. These committees provide regular reports—generally on a quarterly basis—to the full Board.

Management has responsibility for the direct management and oversight of legal, financial, cybersecurity, privacy and commercial compliance matters, which includes identifying areas of risk and implementing policies, procedures and practices to mitigate the identified risks. Additionally, the CFO, the Chief Legal Officer and the Senior Director of Corporate Compliance provide regular reports to the Audit Committee concerning financial, tax, legal and compliance related risks and the Company’s experts report to the Board on cybersecurity. Management also provides the Audit Committee with periodic reports on the Company’s compliance programs and efforts, investment policy and practices, and compliance with debt covenants. Management and the Company’s compensation consultant provide analysis of risks related to the Company’s compensation programs and practices to the Compensation Committee.

Compensation Risk Assessment

In November 2018, the Compensation Committee conducted its annual review of Nuance’s compensation philosophy and strategy inclusive of compensation-related risk management. The Compensation Committee reviews the Company’s compensation programs for executives and employees, including both short term compensation and long-term equity-based incentive awards. We believe that the mix and design of the elements of our executive compensation are well balanced and do not encourage management to take or assume unreasonable risk.

Compensation of Non-Employee Directors

Non-employee director compensation is recommended by the Compensation Committee and approved by the Board. In recommending non-employee director compensation levels to the Board, the Compensation Committee generally considers market information provided and reviewed by its independent compensation consultants regarding the non-employee pay practices of the peer companies described in the Compensation Discussion and Analysis below. Cash compensation is paid quarterly in arrears. Equity awards are provided under our 1995 Directors’ Stock Plan on an annual basis, which has been approved by our shareholders. The Company also reimburses non-employee directors for their expenses in connection with their attendance at Board and committee meetings.

The structure of our annual non-employee director compensation program is outlined below:

Cash		Amount
Board service retainer		$60,000
Committee members	Audit: Compensation: Nominating / Governance:	$15,000 $15,000 $5,000
Committee Chairs	Audit: Compensation: Nominating / Governance:	$35,000 $30,000 $10,000
Independent Chairman of the Board		$150,000
Lead Independent Director*		$30,000

*	The Board eliminated the Lead Independent Director role in September 2018.

Committee member, committee chair, independent Chairman of the Board and Lead Independent Director fees were paid in addition to the annual board service retainer. The committee chair fee is paid in lieu of the committee member fee for the chair of a committee.

Equity	Terms	Value
Annual Award	Target amount converted to restricted stock units (“RSUs”) using the closing price of a share of our Common Stock on the date of grant Cliff vests after one year, subject to continued service through that date Only non-employee directors who have served for at least six months prior to grant date are eligible for this grant	$250,000
Initial Award	Target amount converted to RSUs using the closing price of a share of our Common Stock on the date of grant Vests annually over three years in three equal installments, subject to continued service on applicable anniversary dates	$500,000

Cash and equity compensation paid to non-employee members of the Board during fiscal 2018 is outlined in the table below:

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)(3)	Total ($)
Daniel Brennan	4,121	499,967	504,088
Lloyd Carney	11,538	499,967	511,506
Thomas Ebling	4,121	499,967	504,088
Robert Finocchio Jr.	104,176	249,982	354,158
Robert Frankenberg	108,292	249,982	358,274
William Janeway	35,000	249,982	284,982
Laura Kaiser	58,228	499,956	558,184
Michal Katz	3,571	499,967	503,539
Mark Laret	87,643	249,982	337,625
Katharine Martin	47,500	249,982	297,482
Philip Quigley	67,500	249,982	317,482
Sanjay Vaswani	52,759	499,961	552,721

(1)

Amounts reported in the Stock Awards column represent the grant date fair value with respect to the RSU awards granted to the non-employee members of the Board of Directors during fiscal 2018, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”) based on the closing market price of our Common Stock on the grant date (which was $16.38 per share for the annual RSU award). The partial acceleration of the options described in footnote (2) below did not result in any incremental change in the fair value associated with the relevant RSUs.

(2)

Messrs. Janeway, Frankenberg and Quigley and Ms. Martin retired from the Board during fiscal year 2018. The Board approved amendments to outstanding equity awards held by each of them to provide for partial acceleration of vesting in connection with their mid-term resignations, as outlined below:

Name	Forfeited shares	Accelerated shares
Mr. Janeway, retired effective March 11, 2018	20,267	0
Mr. Frankenberg, retired effective June 30, 2018	7,633	12,634
Ms. Martin, retired effective June 30, 2018	7,633	12,634
Mr. Quigley, retired effective June 30, 2018	7,633	12,634

(3)

The aggregate number of stock awards, in the form of unvested RSUs, held by each non-employee director (other than Messrs. Janeway, Frankenberg and Quigley and Ms. Martin, who held none) as of September 30, 2018 is set forth in the following table:

Name	Unvested Shares Subject to Outstanding Stock Awards
Mr. Brennan	30,395
Mr. Carney	30,395
Mr. Ebling	30,395
Mr. Finocchio	20,267
Ms. Kaiser	30,156
Ms. Katz	30,395
Mr. Laret	20,267
Mr. Vaswani	28,248

EXECUTIVE COMPENSATION, MANAGEMENT AND OTHER INFORMATION

Information Concerning Current Executive Officers

Executive Officer	Biography
Mark Benjamin Age: 48 CEO Executive Officer since: April 23, 2018

Mr. Benjamin has served as the Company’s CEO since April 2018. With extensive experience serving technology markets, Mr. Benjamin has a proven track record of advancing growth initiatives related to cloud, SaaS, mobile, big data, and IoT solutions. Prior to joining Nuance, he served as President and Chief Operating Officer of NCR Corporation from October 2016 until March 2018, where he oversaw sales, solutions management, business and product development, services and supply chain operations. Before that, he spent more than 20 years holding various leadership appointments at Automatic Data Processing, Inc., including President of Global Enterprise Solutions, where he led a team of 20,000 employees, and managed a multi-billion-dollar portfolio across more than 100 countries. Mr. Benjamin holds a bachelor’s degree in International Finance and Marketing from the University of Miami.

Daniel Tempesta Age: 48 EVP & CFO Executive Officer since: July 21, 2015

Mr. Tempesta joined the Company in March 2008 and was appointed as the Company’s CFO in July 2015. Prior to his appointment as CFO, Mr. Tempesta served as the Company’s Chief Accounting Officer, Corporate Controller and Senior Vice President of Finance. At Nuance, Mr. Tempesta has led the majority of Nuance’s finance and accounting operations, as well as tax, treasury, order management, and internal control activities. Before joining Nuance, Mr. Tempesta was with Teradyne, Inc. from February 2004 to February 2008 where he held several positions, including Chief Accounting Officer and Corporate Controller. Prior thereto he was in the audit practice of PricewaterhouseCoopers L.L.P. He received an accounting degree from the Isenberg School of Management at the University of Massachusetts, Amherst.

Thomas Beaudoin Age: 64 EVP Business Transformation Executive Officer since: November 7, 2018

Mr. Beaudoin re-joined Nuance in 2017. He serves as the head of Nuance’s Business Transformation Office and is responsible for leading efforts to align and fully leverage technologies within Nuance’s key vertical markets, and drive growth while improving margins and cost structure. With more than 40 years’ experience, Mr. Beaudoin has deep insight and experience in developing financial and operational leadership strategies for global enterprises. Prior to re-joining Nuance, Mr. Beaudoin held several executive leadership roles, including CFO of SimpliVity Corp. (now HPE SimpliVity) from 2015 to 2017; executive vice president and CFO of Nuance from 2008 to 2015; president and CFO of Polaroid Corporation; senior vice president and CFO of Parametric Technology Corporation; and a number of senior finance positions during his 24-year career at Digital Equipment Corporation then Compaq Computer Corporation now HP. Mr. Beaudoin holds a B.S.B.A. degree and an M.B.A. from Babson College.

Wendy Cassity Age: 43 EVP & Chief Legal Officer Executive Officer since: November 7, 2018

Ms. Cassity joined the Company in September 2018. As Chief Legal Officer, Ms. Cassity is responsible for oversight of all legal, corporate governance, intellectual property and regulatory activities across the Company’s global operations. Prior to joining Nuance, she was general counsel of Zayo Group, a publicly-traded communications infrastructure company from January 2016 to August 2018, and general counsel of Thompson Creek Metals Company, a publicly-traded natural resources company, from 2010 to January 2016. Prior thereto, Ms. Cassity was in private practice as a corporate transactional attorney at McDermott Will & Emery, LLP and Cravath Swaine & Moore, LLP in their New York offices. Ms. Cassity holds a B.A. from the University of Arizona in English and History and received her J.D. from Columbia Law School.

Executive Officer	Biography
Alvaro Monserrat Age: 50 EVP & GM Imaging Division Executive Officer since: May 7, 2018

Mr. Monserrat joined the Company as EVP and GM, Imaging Division in January 2018. With more than 25 years of broad technology and software experience, Mr. Monserrat successfully led the strategic transformation of numerous businesses, resulting in accelerated growth, significant market expansion, and improved go-to-market capabilities. Prior to joining Nuance, he held numerous leadership roles, most recently as the CEO of RES Software (“RES”) from April 2015 to July 2017, before its acquisition by Ivanti in 2017. Prior to RES, he was at Citrix since 2002 and held several executive positions there including SVP of Global Sales and Services; VP of Global Channels, Sales Operations, and Emerging Products; and VP and GM of Citrix’s North American region. Since January 2017, he has been a director of Seacoast Bank (Nasdaq). Mr. Monserrat holds a BS degree in Computer Science from the University of Miami, and an MBA from the University of Texas.

Stefan Ortmanns Age: 55 EVP & GM Auto Division Executive Officer since: November 7, 2018

Dr. Ortmanns joined the Company in 2003 and has served as its EVP and GM, Automotive Division since March 29, 2018. As GM of the Automotive Division, Dr. Ortmanns is responsible for hybrid, conversational AI-powered solutions for the digital car and automotive related services that are used by almost all of the world’s leading automotive manufacturers. He previously held other positions at Nuance including SVP of Engineering and Professional Services for the former Mobile division. Dr. Ortmanns started working in the speech industry in 1993. Before he joined Nuance, he worked at Philips Speech Processing, Bell Labs, Lucent Technologies, and the University of Technology Aachen. He holds degrees in mechanical engineering, computer science and a Ph.D. in computer science.

Robert Weideman Age: 60 EVP & GM Enterprise Division Executive Officer since: August 1, 2017

Mr. Weideman joined the Company in November 2001 and has served as EVP and GM, Enterprise Division from October 2012. He is responsible for customer self-service solutions that are used by leading organizations around the world to automate and optimize the customer care experience. In his tenure with Company, he has been the general manager for the Dragon and Imaging businesses, as well as senior vice president of international marketing in the EMEA region. Previously, Mr. Weideman served as chief marketing officer for ScanSoft, and vice president of marketing for the Adobe Systems’ portfolio company Cardiff Software. He has also held senior marketing and management roles at TGS.com and CA (Computer Associates). Mr. Weideman holds a BS in Computer Information Systems and Software Engineering from San Diego State University.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis section (“CD&A”) describes the material elements of our executive officer compensation programs and policies for fiscal 2018, the principles and objectives of our decisions with respect to fiscal 2018 compensation for our named executive officers (the “Named Executive Officers” or “NEOs”) and the changes we have made to better align our programs with our pay-for-performance philosophy.

Named Executive Officers

Our NEOs for the fiscal year ending September 30, 2018 are:

Current Executive Officers:

Name	Title
Mark Benjamin	Chief Executive Officer (“CEO”) (1)
Daniel Tempesta	Chief Financial Officer (“CFO”)
Robert Weideman	Executive Vice President and General Manager, Enterprise Division
Alvaro Monserrat	Executive Vice President and General Manager, Imaging Division (1)
Former Employees:
Paul Ricci	Former Chairman and CEO
Satish Maripuri	Former Executive Vice President and General Manager, Healthcare Division
Kenneth Siegel	Former Executive Vice President and Chief Legal Officer

(1)	Mr. Benjamin joined the Company in April 2018 and Mr. Monserrat joined the Company in January 2018

Executive Transition

Fiscal 2018 was a year of transition of our executive team. Following an extensive search process, the Board appointed Mark Benjamin as our CEO and as a member of the Board, effective in April 2018. As previously planned, our former Chairman and CEO, Paul Ricci, stepped down in March, and Daniel Tempesta, the Company’s CFO, served as our interim CEO until Mr. Benjamin’s start date. In addition:

•	In January 2018, Alvaro Monserrat joined the Company as Executive Vice President and General Manager of our Document Imaging Division and was appointed as an executive officer in May 2018; and
•

In September 2018, the employment of Satish Maripuri, our former Executive Vice President and General Manager, Healthcare Division, and Kenneth Siegel, our former Executive Vice President and Chief Legal Officer, terminated.

Further information regarding the compensation decisions related to these transitions is described below.

Executive Summary

Business Overview

We are a leading provider of voice recognition and natural language understanding solutions. We work with companies around the world, from banks and hospitals to airlines, telecommunications carriers, and automotive manufacturers and suppliers, who use our solutions and technologies to create better experiences for their customers and their users by enhancing the users’ interaction and increasing productivity and customer satisfaction. In addition, our solutions increasingly utilize our innovations in artificial intelligence (“AI”), including cognitive sciences and machine learning to create smarter, more natural experiences with technology.

Using advanced analytics and algorithms, our technologies create personalized experiences and transform the way people interact with information and the technology around them. We market and sell our solutions and technologies around the world directly through a dedicated sales force, and also through a global network of resellers, including system integrators, independent software vendors, value-added resellers, distributors, hardware vendors, telecommunications carriers and e-commerce websites.

Strategic Review

As one of the key priorities identified by Mr. Benjamin, he and the rest of the Board and management undertook a comprehensive review of our long-term strategy and our business segments. At the conclusion of the review, the Company determined the following:

•

Healthcare and Enterprise Focus: Nuance created a comprehensive plan to simplify its operations and enhance its focus on growth markets, including the Healthcare and Enterprise segments. Therefore, the Company will maintain its Healthcare and Enterprise business segments, where Nuance brings deep business-to-business relationships, differentiated technology and contextual expertise.

•

Automotive Segment Spin-Off: The Automotive segment delivers critical enabling technology for transforming the passenger experience. Therefore, becoming a pure-play next generation automotive software company represents an important step in this segment’s growth. Accordingly, Nuance announced its intention to spin off the Automotive segment into a new, independent, publicly-traded company.

•

Imaging Business Sale: As announced on November 12, 2018, Nuance is selling its Imaging business to Kofax for a purchase price of $400 million, in a transaction that is expected to close by the end of the second quarter of 2019.

•

Subscription Revenue Services (SRS) and Devices Wind-Down: Nuance decided to wind-down the Subscription Revenue Services (SRS) business because it is non-core to Nuance’s AI strengths. The Company is also commencing the wind-down of the consumer-focused Devices business.

•

Operational Transformation Program: In tandem with the Company’s strategic portfolio review, Nuance is optimizing its organizational structure. This process has identified $50 million in cost savings that will be implemented in fiscal 2019, primarily during the first and second quarter.

Nuance Business Segments

Healthcare	Enterprise	Automotive	Imaging	Other
48% of Revenues[1]	23% of Revenues[1]	14% of Revenues[1]	10% of Revenues[1]	5% of Revenues[1]
Intelligent solutions to support a more natural and insightful approach to clinical documentation across the continuum of care	Intelligent customer service and engagement solutions powered by artificial intelligence	Unique infotainment systems that enable drivers and passengers to effortlessly interact with their cars	Document workflow and automation solutions that help customers work faster and smarter	Non-core lines of business built on voice recognition and artificial intelligence technologies
✓ Real-time medical ASR and transcription ✓ Diagnostics Reporting, Image Sharing & Analytics ✓ Medical coding, documentation improvement, Consumer ASR	✓ Omni-Channel Engagement ✓ Security, Engines & Analytics ✓ Professional Services	✓ Conversational AI platforms ✓ Automotive & Mobility Digital Assistants ✓ Driver & Passenger UX	✓ Print Management ✓ Scan and Document Capture ✓ OCR / Core Imaging	✓ Subscriber Revenue Services (SRS) ✓ Voicemail to Text ✓ Devices

[1]	Revenue percentages based on fiscal year 2018 Non-GAAP Revenue. For a reconciliation of GAAP to Non-GAAP financial measures, please see Annex A.

Fiscal 2018 Performance Update

We accelerated our efforts to position the Company for growth and long-term value creation with our comprehensive review of the portfolio, products, services and offerings of the business. While conducting this review, our performance remained strong as shown in our fiscal 2018 financial results by generating growth and meaningful cash flow. We believe our efforts and results in fiscal 2018 positions us for growth in 2019 and beyond. Some of the highlights of our performance supporting our belief include:

•	Net new bookings growth of 5% for fiscal 2018 led by Automotive and Enterprise.

•	Organic revenue growth of 4% driven by Dragon Medical cloud, Automotive and Enterprise.

•	Implementation of a capital allocation strategy focused on opportunistic share repurchase and debt payment.

Additionally, we achieved the following in fiscal 2018:

•	Net New Bookings: Our net new bookings were $1,734.6 million, up 5% from $1,653.6 million in fiscal 2017, due primarily to growth in Automotive and Enterprise.
•

Revenue. Our revenue under generally-accepted accounting principles (“GAAP”) was $2,051.7 million, up 6% from $1,939.4 million in fiscal 2017. Organic revenue growth of 4% for fiscal 2018 driven by Dragon Medical cloud, Automotive and Enterprise.

•	Recurring Revenue. Our total GAAP recurring revenue for fiscal 2018 was $1,464.2 million or 71% of total revenue, compared to $1,406.4 million or 73% of total revenue in fiscal 2017.
•	Gross Margin. Our GAAP gross margin was 57.4%, compared to 56.0% in fiscal year 2017.
•

Net Loss. We recognized a GAAP net loss of $159.9 million, or $.55 per share, compared to a GAAP net loss of $151.0 million or $.52 per share in fiscal 2017. Non-GAAP net income in fiscal 2018 was $351.9 million or $1.19 per diluted share, compared to $309.0 million or $1.05 per diluted share in fiscal 2017.

•	Cash Flow from Operations. Cash flow from operations in fiscal 2018 was $444.4 million, compared to $378.9 million in fiscal 2017.
•

Capital Allocation. We implemented a capital allocation strategy focused on opportunistic share repurchase and debt repayment. During fiscal 2018, we repurchased a total of 9.7 million shares at an aggregate purchase price of $136.1 million. In addition, during fiscal 2018, we repaid $150 million of our 2020 5.375% high-yield bonds at par expected to reduce the fiscal 2019 cash interest expense by $8.1 million.

A reconciliation of the non-GAAP to GAAP financial measures is set forth in Annex A to this Proxy Statement.

[1]	For a reconciliation of GAAP to Non-GAAP financial measures, please see Annex A.

Compensation Philosophy and Objectives

Our compensation philosophy was designed to promote our business objectives on the principle that our strategic and operational achievements result from the coordinated efforts of all employees working toward common strategic goals. Our guiding compensation principles focus on:

•	Aligning executive compensation with long-term shareholder value;

•	Attracting, retaining and motivating a high-performing team;

•	Rewarding executives for achieving near and long-term business goals;

•	Promoting clarity and alignment with shareholders by focusing on drivers of long-term success;

•	Maintaining stability and minimizing change where possible; and

•	Maintaining flexibility to address potential changes in Company strategy and structure.

Our overall compensation objective is to compensate our executive officers and other employees in a manner that attracts and retains the caliber of individuals needed to manage and staff a dynamic, highly-complex business in an innovative industry.

Compensation Governance Practices

Our executive compensation program also includes a number of key features intended to manage compensation risk, which are highlighted below:

•	Pay-for-performance philosophy and program structure

•	Balance between short-term and long-term pay to incentivize sustainable long-term value creation

•	Stock ownership requirements for our executive officers and directors

•	Robust claw-back policy

•	Anti-hedging and pledging policies

•	No excise tax gross-ups

•	No automatic acceleration of equity awards on a “change of control”

•	Independent compensation consultant advises Compensation Committee

•	No pension arrangements, defined benefit retirement plans or nonqualified deferred compensation plans covering our executive officers

Compensation Elements

In fiscal 2018, the compensation arrangements of our NEOs included the following elements:

Element	Purpose	Operation	Payout Range	Performance Measures
Base Salary	Forms basis for competitive compensation package	Base salary reflects competitive market conditions, individual performance, and internal parity	N/A	None, although performance of the individual is taken into account by the Compensation Committee when setting and reviewing base salary levels
Annual Bonus Opportunity under our Annual Incentive Plan (“AIP”)	Motivate achievement of strategic priorities relating to key financial metrics

Target bonus opportunities are determined by competitive market practices and internal parity.

Actual bonus payouts are determined based on achievement of financial metrics established at the beginning of the performance period

			0%—125%	Equally weighted performance against net new bookings and cash flow from operations per share
Performance-Based Restricted Stock Units (“PSUs”)	Align compensation with key drivers of the business and relative TSR	Size of award determined by competitive market practices, corporate and individual performance and internal parity	0%-125% CEO new hire award 0%-200%

Corporate level metrics aligned to non-GAAP revenue, bookings, cash flow and non-GAAP EPS

Segment executives aligned to segment metrics: Segment non-GAAP revenue, segment bookings, segment profits and corporate non-GAAP EPS

CEO new hire award aligned to relative TSR measured over 3-year period

Restricted Stock Units (“RSUs”)	Encourage focus on long-term shareholder value creation Promote retention	Size of award determined by competitive market practices, corporate and individual performance, internal parity and retention considerations	N/A	Common Stock price

Our compensation philosophy places an emphasis on “at-risk” pay with a balanced focus between short-term and long-term strategic objectives. Consistent with this philosophy, the majority of the annual compensation opportunities of our executive officers, including the NEOs, is variable in nature, the payment and value of which depends on our financial results.

To achieve this objective, we use performance-based annual bonuses under the AIP that may be paid out in cash or RSUs, or a combination of both, with or without additional vesting requirements. We also grant long-term incentive compensation under our Long-Term Incentive Program (“LTIP”) in the form of time-based RSUs and PSUs that are settled in shares of our Common Stock.

The performance measures we establish for the performance-based annual bonuses and the PSUs are designed to promote shareholder returns, market share increase and revenue and earnings growth.

In addition, the Compensation Committee uses a combination of different financial measures, both GAAP and non-GAAP, in designing the performance-based awards for our executive officers’ short-term and long-term incentive compensation opportunities. Our definition of these measures, as well as a discussion of how they are used in our executive compensation program, is set forth in this CD&A. A reconciliation of the GAAP to non-GAAP financial measures is set forth in Annex A to this Proxy Statement.

2018 Shareholder Engagement

At the 2018 Annual Meeting, we received 9.7% support for the shareholder advisory vote on the compensation of our NEOs for the fiscal year ended September 30, 2017 (the “Say-on-Pay vote”). Given poor results from the shareholder advisory vote and the feedback received from shareholders following the 2018 Annual Meeting, the Board embarked on a wholesale review and redesign of our executive compensation program, led by a completely refreshed Compensation Committee.

Shareholder feedback was an essential element in the redesign of our executive compensation program. In total, following the 2018 Annual Meeting, we reached out to shareholders owning approximately 65% of our outstanding shares and spoke with shareholders owning approximately 40% of our outstanding shares, to solicit feedback on a variety of governance-related topics, including the executive compensation program changes under consideration. Our Chairman of the Board, Lloyd Carney, and our Compensation Committee Chairman, Sanjay Vaswani, participated in a majority of the discussions with shareholders.

The steps taken to ensure thoughtful responsiveness to shareholder feedback are summarized below:

Robust Process to Ensure Responsiveness to Shareholder Feedback

The Compensation Committee was completely refreshed

A new Compensation Committee Chair was named

A new Compensation consultant was hired

The Compensation Committee conducted a comprehensive review of our executive compensation program and practices

We reached out to holders of approximately 65% of our outstanding shares to solicit feedback on the changes contemplated for the executive compensation program. We engaged with approximately 40% of shareholders, and our new Chairman and new Compensation Committee Chair participated in a majority of the conversations with shareholders

Shareholder feedback was relayed to the entire Board and the Compensation Committee approved a redesigned executive compensation program for fiscal 2019 which is structured to be directly responsive to shareholder feedback

Shareholder feedback from these meetings was communicated to the entire Board and helped inform the Compensation Committee’s decision-making for our fiscal 2019 executive compensation program. Broadly, our shareholders expressed support for refreshing the Compensation Committee and articulating our executive compensation philosophy and principles as a guide to align executive pay with Company performance and the creation of long-term shareholder value. More specifically, a few common themes arose from shareholder engagement, which are described in more detail below and which were reflected in the redesign of our 2019 executive compensation programs.

Key Elements of NEO Compensation Program for Fiscal 2018 and Fiscal 2019

The Compensation Committee began the transformation of our executive compensation program in fiscal 2018 and intends to continue that progress in fiscal 2019. In designing our fiscal 2019 executive compensation program, the Compensation Committee was focused on migrating all NEOs to the same incentive structure. During the shareholder engagement process, we received consistent positive feedback regarding the design structure of Mr. Benjamin’s compensation, which incorporates many of our shareholder’s requests.

As a result, the Compensation Committee aligned our fiscal 2019 executive compensation program for our NEOs to be consistent with Mr. Benjamin’s compensation arrangements, while incorporating further shareholder feedback solicited during the year. Below is a summary of the year-over-year changes to our executive compensation program:

Please note that because Mr. Benjamin was hired after the start of fiscal 2018, for fiscal 2018 the chart above refers to the executive compensation program for our NEOs other than Mr. Benjamin.

Feedback Under Consideration for Fiscal 2020 Program

As discussed, our shareholder engagement efforts were integral to informing the Compensation Committee’s decisions regarding changes to the executive compensation program. Shareholders were largely complimentary of the changes the Compensation Committee was considering and understood that given that the Company is undergoing a strategic review and evaluating the proper business mix for the long-term, the executive compensation program would continue to evolve.

In connection with our outreach efforts, shareholders provided feedback for the Compensation Committee to consider in the evolution of the program:

•	In addition to relative TSR, consider incorporating one or two operational metrics for PSUs; and

•	Consider increasing the ratio of PSUs to RSUs so that PSUs are a majority of the equity awards granted under the LTIP.

The Board and the Compensation Committee are committed to being responsive to shareholder feedback. In light of the meaningful changes arising from the Strategic Review, including the commitment to spin off the Automotive Segment, the sale of our Imaging Business Segment and the wind down of two non-core businesses, the Compensation Committee felt the 2019 long-term incentive program structure described above would best align the full management team during this transition. The Compensation Committee plans to revisit the compensation program design in 2019 and will strongly consider this feedback as we design the 2020 executive compensation program. In advance of formalizing the 2020 executive compensation program, the Company intends to continue to engage with shareholders to further solicit their feedback.

New CEO Compensation

In March 2018, Nuance’s long-term CEO and Chairman, Paul Ricci, resigned. The Board conducted an extensive search for a new CEO and appointed Mr. Benjamin on April 23, 2018. Further details regarding Mr. Benjamin’s hiring and employment agreement can be found in the “Employment Agreement with Mr. Benjamin” section.

As mentioned above, in response to shareholder feedback through the Say-on-Pay vote as well as engagement, the Board was in the process of considering a number of changes in order to ensure our fiscal 2019 executive compensation program design was responsive to shareholder feedback. During this time, Mark Benjamin was hired and a new hire package was needed in order to recruit him as CEO. Below is a summary of Mr. Benjamin’s initial compensation arrangement, which was structured to take into account shareholder feedback received up until that point:

Award	Amount	Performance Metric

Base Salary	$800,000	N/A

AIP	Targeted $1.2M (150% base)	• Net new bookings and cash flow from operations per share • Fiscal 2018: Bonus guaranteed at 50% of target

LTIP	$5M RSUs(1)	• Vest annually over three years
	$5M PSUs(1)	• 3-year relative TSR compared to S&P Software Services Select Industry Index

(1) Values based on the value of the shares underlying the awards (assuming vesting at target levels in the case of the PSUs). Please note that the value for the PSUs in the Summary Compensation Table reflects an approximately 25% higher value than the value of PSUs assuming target performance due to the assumptions used in calculating the accounting value of the award, as described in the footnotes to the Summary Compensation Table.

Additionally, in order to recruit Mr. Benjamin in light of compensation forfeited by leaving his prior employer, the Board committed to a $2 million make-whole RSU grant in fiscal 2018 and a guarantee that Mr. Benjamin’s 2019 LTIP will have a grant date fair value of at least $6 million.

The Board believed that this level of compensation and structure was appropriate to attract a high caliber CEO with the potential to drive significant value to Nuance shareholders.

Compensation-Setting Process

Compensation-Setting Process

The Compensation Committee reviews the compensation of our executive officers, including the NEOs, annually to ensure that it is consistent with our compensation philosophy, corporate and individual performance, changes in the market and our executive officers’ individual responsibilities. During the first quarter of our fiscal year, or in conjunction with the Company-wide performance review process, the Compensation Committee conducts a review of the performance of each executive officer, including our CEO.

Our CEO typically presents to the Compensation Committee his evaluation of each executive officer (other than himself), which includes a review of the executive officer’s contribution and performance during the last fiscal year (compared against the performance objectives established at the beginning of the fiscal year for the executive officer), strengths, weaknesses, and development plans. Our human resources department also assists in the performance reviews of our executive officers.

The Compensation Committee then makes its own assessments, using our CEO’s presentation, and, based on this assessment, approves each executive officer’s annual bonus payment, if any, for the last completed fiscal year, including any discretionary adjustments to such awards, and the elements of each executive officer’s compensation opportunity, including performance-based compensation, for the current fiscal year, taking into account, in each case, our CEO’s evaluation, the scope of the executive officer’s responsibilities and experience, and its own evaluation of the competitive market.

In addition, in making its compensation decisions for our executive officers for fiscal 2018, the Compensation Committee considered the competitive job market, its desire to retain our executive officers so as to not jeopardize the business transformation and the costs (both direct and indirect) associated with having to replace one or more executive officers when making its compensation decisions.

Compensation Peer Group

The Compensation Committee reviews annually the compensation for comparable positions within our industry, the historical compensation levels of our executive officers and the individual performance of our executive officers evaluated against their individual objectives established for the preceding fiscal year.

The Compensation Committee obtains compensation data about these companies from compensation surveys, publicly-available proxy statements and other public filings. In addition, this data is supplemented by Radford executive compensation survey data representing a broader group of technology companies that are of similar size, with revenues between $1 billion to $3 billion (in the case of one survey) and above $1 billion (in the case of another).

The Compensation Committee, with the assistance of Compensia, updated the compensation peer group in June 2017 to frame and evaluate the Compensation Committee’s fiscal 2018 compensation analysis. The group consisted of the following companies:

Akamai Technologies, Inc.	Fair Isaac Corporation
Allscripts Healthcare Solutions, Inc.	PTC, Inc.
ANSYS, Inc.	Red Hat, Inc.
athenahealth, Inc.	Synopsys, Inc.
Autodesk, Inc.	Teradata Corporation
Cadence Design Systems, Inc.	Verifone Systems, Inc.
Cerner Corporation	Verint Systems, Inc.
Citrix Systems, Inc.	VeriSign, Inc.

The Compensation Committee, with the assistance of Compensia, made several changes to the peer group in July 2018 for purposes of fiscal 2019 compensation analyses to adjust for M&A activity and to better align with our revenue and market capitalization. At that time, the Compensation Committee removed Autodesk, Cerner, Red Hat, Inc., VeriFone

Systems, Inc. and Verisign, Inc. from the group used for fiscal 2019 and added Open Text, CDK Global, WEX, Dolby Laboratories, LogMein, and Pegasystems.

Fiscal 2018 Executive Compensation Actions and Decisions

During fiscal 2018, the Compensation Committee took the following actions with respect to the compensation of the NEOs:

Compensation Element	Action Taken
Base Salaries	Reviewed the base salaries for the NEOs and adjusted the base salaries of Mr. Tempesta and Mr. Siegel to bring them more in line with market.
Annual Bonus Opportunities	Reviewed the target annual bonus opportunities for the NEOs and maintained such opportunities at their fiscal 2017 levels.
AIP and LTIP Performance Metrics	Established performance metrics for the AIP and LTIP, as described below.
LTIP Awards for other NEOs	Approved equity awards to the other NEOs in amounts that we believe to be competitive, satisfy our retention objectives and reward them for individual performance and expected future contributions, with the value of these awards (based on assumed target performance) generally to be delivered 50% in the form of PSU awards to be earned upon the achievement of pre-established performance objectives for each of fiscal 2018, 2019 and 2020 and 50% in the form of RSU awards for shares of our Common Stock to vest over a three-year period (not taking into account any one-time TSR PSUs or Enhanced Performance Incentive Awards, which are described below).
Change of Control and Severance Agreements	Amended our change of control and severance agreements with each of the Named Executive Officers (excluding Mr. Benjamin and Mr. Ricci). The amendments were generally intended to prescribe the treatment of outstanding performance-based awards that are aligned to a relative total shareholder return in the event of a change of control. In addition, certain minor changes to definitions were made and Mr. Tempesta’s agreement was amended to provide certain enhanced severance benefits. For additional information about these agreements please see the section entitled “Change of Control and Severance Agreements with other NEOs” below.
Employment Agreement with Mr. Benjamin	In March 2018, approved a new employment agreement with Mr. Benjamin. For additional information about the terms of Mr. Benjamin’s employment agreement, see the section entitled “Employment Agreement with Mr. Benjamin” below, as well as our current report on Form 8-K filed with the SEC on March 22, 2018.
Separation Agreements	Approved separation agreements with Messrs. Ricci, Maripuri and Siegel. For additional information about the agreements please see the section entitled “Separation Agreement with Mr. Ricci,” “Separation Agreement with Mr. Maripuri” and “Separation Agreement with Mr. Siegel” below.

Additionally, in December 2017, recognizing the transition the Company was undergoing, the Compensation Committee granted a one-time additional TSR PSU award to each of Messrs. Tempesta, Weideman, and Maripuri to ensure they remained focused on business operations during the leadership transition. These awards are scheduled to vest on September 30, 2019, generally subject to the applicable Named Executive Officer’s continued employment through that date, if relative TSR is at or above the 60th percentile relative to the S&P Software & Services Select Industry Index. Due to Mr. Maripuri’s separation from the Company, his award was forfeited and will not be eligible to vest. The Compensation Committee granted these Enhanced Performance Incentive Awards because it believed they would be an effective tool to promote retention among the executive team and facilitate a seamless onboarding process for Mr. Benjamin, while further aligning the executives’ interests with shareholders and incentivizing long-term value creation. The TSR PSU awards granted to Messrs. Tempesta, Weideman, and Maripuri are described in more detail below.

Base Salary

We use base salary to provide our executive officers, including the NEOs, with a basic fixed amount of compensation. Base salary levels reflect each executive officer’s responsibilities, performance and expertise and are intended to be competitive with the base salary levels of comparable positions at the companies in our compensation peer group.

The Compensation Committee establishes base salary levels based, in part, on a review of market data for our compensation peer group, as well as the job performance and level of experience of each individual executive officer, internal pay parity considerations and replacement costs. Based on these considerations, the Compensation Committee approved an increase in the base salaries of Messrs. Tempesta and Siegel for fiscal 2018, which the Compensation Committee believes brought their base salaries more in line with market levels. Generally, we tie the performance-based incentive compensation opportunities and post-employment compensation arrangements for each executive officer to his or her base salary.

The base salaries of the NEOs during fiscal 2018 were as follows:

NEO	Fiscal 2017 Base Salary	Fiscal 2018 Base Salary	Percentage Change
CURRENT EMPLOYEES:
Mr. Benjamin	$—	$800,000	—
Mr. Tempesta	$400,000	$450,000	12.5%
Mr. Weideman	$500,000	$500,000	—
Mr. Monserrat	$—	$450,000	—

FORMER EMPLOYEES:
Mr. Ricci	$800,000	$800,000	—
Mr. Maripuri	$500,000	$500,000	—
Mr. Siegel	$400,000	$430,000	7.5%

Fiscal 2018 Performance-Based Annual Bonus

Consistent with our compensation philosophy, the Compensation Committee has designed our executive compensation program to provide that a significant level of our executive officers’ compensation opportunities are performance-based. To help accomplish this objective, under our AIP, we provide for performance-based annual bonus opportunities for our executive officers, including the NEOs, based on the achievement of corporate performance objectives established at the beginning of the fiscal year.

During fiscal 2018, the Compensation Committee established performance objectives and payout targets under our AIP for our executive officers, including the NEOs, which were designed to promote the attainment of specific financial objectives (as reflected in our annual operating plan) while, at the same time, supporting our longer-term strategic business objectives and encouraging leadership and teamwork. The Compensation Committee, after consultation with our CEO, established two financial performance measures, as well as minimum, target and maximum performance levels for each measure. In addition, each executive officer was assigned a target annual bonus opportunity expressed as a percentage of his or her base salary. The target annual bonus opportunity for each executive officer for fiscal 2018 was determined by the Compensation Committee based, in part, on a review of market data for our compensation peer group, as well as internal pay parity considerations. The amount of each executive officer’s actual bonus payment was based on the extent to which we achieved or exceeded the pre-established target level for each performance measure (up to a maximum percentage of 125%) that may be paid to any executive officer. Our bonus program grants the Compensation Committee the authority to modify individual bonuses up or down if in the view of the Compensation Committee, such an adjustment would be appropriate under the circumstances. The Compensation Committee did not exercise such discretion with respect to fiscal 2018 bonus payouts, which were based solely on financial results.

The target bonus opportunities of the NEOs for fiscal 2018 were as follows:

NEOs	Fiscal 2018 Target Bonus Opportunity (as a percentage of base salary)
CURRENT EMPLOYEES:
Mr. Benjamin	150%
Mr. Tempesta	75%
Mr. Weideman	75%
Mr. Monserrat	75%

FORMER EMPLOYEES:
Mr. Ricci	150%
Mr. Maripuri	75%
Mr. Siegel	75%

Corporate Performance Measures

For fiscal 2018, annual bonuses were to be earned based on our actual performance as measured against two equally-weighted financial performance measures: net new bookings and cash flow from operations-per-share, which the Compensation Committee determined were critical to the successful execution of our fiscal 2018 operating plan. The minimum, target and maximum performance levels for each of these measures for fiscal 2018 were as set forth below and the plan provides for interpolation between minimum and target levels, and between target and maximum levels:

Financial Performance Measure(1)	Minimum	Target	Maximum
Net New Bookings	$1,675,900	$1,785,900	$1,845,900
Cash Flow from Operations per Share(2)	$1.41	$1.47	$1.53

(1)

The amount earned is determined under a matrix that specifies payment levels based on both net new bookings and cash flow from operations per share. If both metrics had been achieved at the minimum levels specified above, the notional funding level for the annual bonus pool would be equal to 25% of target; however, if net new bookings were at least $1,725,900, cash flow from operations per share could have been achieved at only $1.37 and the notional funding level for the annual bonus pool would be equal to 30% of target. If both metrics had been achieved at the maximum levels, the notional funding level for the annual bonus pool would be equal to 125% of target.

(2)

Cash Flow from Operations per Share is calculated by dividing cash provided by operating activities divided by the weighted average number of shares of our Common Stock, giving effect to potentially dilutive shares outstanding.

For additional information on these performance measures, please refer to the GAAP to Non-GAAP Reconciliation provided set forth in Annex A to this Proxy Statement

These corporate performance measures were selected by the Compensation Committee after considering the financial objectives contained in our annual operating plan, our longer-term strategic objectives, the relationship between our annual and long-term incentive compensation plans and feedback from our shareholders concerning the selection of performance measures for our incentive compensation awards.

Fiscal 2018 Bonus Decisions

For fiscal 2018, our reported net new bookings were $1.74 million and our cash flow from operations-per-share was $1.50 per share. After reviewing these financial results, the Compensation Committee approved the payment of bonuses at 94% of the target bonus opportunity levels, based on the weighted achievement of the net new bookings target and the cash flow from operations per share target and consistent with our annual bonus plan matrix for fiscal 2018, as described above. The Compensation Committee did not exercise its discretion to adjust the notional funding level of the annual bonus pool for fiscal 2018.

The actual bonus payments to the NEOs for fiscal 2018 were as follows:

NEOs	Fiscal 2018 Target Bonus Opportunity (as a percentage of base salary)	Percentage of Fiscal 2018 Target Bonus Opportunity Earned	Actual Fiscal 2018 Bonus ($)(1)	Actual Fiscal 2018 Bonus (as a number of shares of Common Stock)
Mr. Benjamin(2)	150%	94%	$600,000	37,807
Mr. Tempesta	75%	94%	$317,250	19,990
Mr. Weideman	75%	94%	$352,500	22,211
Mr. Monserrat(3)	75%	94%	$224,930	14,173

FORMER EMPLOYEES:
Mr. Ricci(4)	150%	94%	$564,000	—
Mr. Maripuri(5)	75%	—	$—	—
Mr. Siegel(5)	75%	—	$—	—

(1)

The amount shown above was not paid in cash but rather converted into a number of RSUs with an equal value based on the closing price of our common stock on November 20, 2018, or $15.87 per share, which was the date the Compensation Committee approved the fiscal 2018 bonuses, except in the case of Mr. Ricci, who was paid in cash. These RSU awards vested in full on November 30, 2018.

(2)

Pursuant to Mr. Benjamin’s employment agreement, he was guaranteed a minimum bonus equal to 50% of his full target annual bonus opportunity for fiscal 2018 only (his year of hire). Because the bonus he would have been paid based on actual achievement, pro-rated based on his hire date of April 23, 2018, would have yielded a lower bonus payment, he was paid the minimum bonus amount under his employment agreement.

(3)	Mr. Monserrat’s bonus payout was pro-rated based on his hire date of January 16, 2018.
(4)	Pursuant to his employment agreement. Mr. Ricci was paid an annual bonus for fiscal 2018 based on actual performance, pro-rated based on the date his employment with us terminated (March 29, 2018).
(5)	Pursuant to separation agreements entered into with Messrs. Maripuri and Siegel, they were both paid out 100% of their target bonus as part of their separation pay.

Fiscal 2019 Annual Performance-Based Bonuses

For fiscal 2019 the Compensation Committee has approved a redesign of the AIP to put an emphasis on combination of both Company and business line financial performance, with appropriate weighting based on the participating employee’s role. The new structure of the AIP for fiscal 2019 is as follows:

*This may be based on net new bookings (NNB) or similar metrics.

Long-Term Incentive Compensation

We provide long-term incentive compensation to our executive officers, including the NEOs, under our LTIP in the form of RSUs and PSUs. These awards are designed to align the interests of our executive officers and our shareholders and to provide each individual executive officer with a significant incentive to manage us from the perspective of an owner and to remain employed with us.

The Compensation Committee has maintained a multi-year practice of generally granting at least 50% of all long-term incentive awards for each executive officer (based on the nominal number of shares underlying the award as of the grant date) in the form of performance-based equity awards that vest based on the achievement of pre-established performance measures, generally subject to the executive officer’s continued employment through the end of the performance period. The Compensation Committee believes that this provides an effective alignment of the interests of our executive officers and our shareholders.

The Compensation Committee also believes that the commitment to grant a mix of both time-based and performance-based equity awards enhances our ability to retain our executive officers by providing a portion of their long-term incentive compensation opportunity in the form of full value equity awards that will be earned only if they remain employed with us for several years.

Further, the Compensation Committee determines the value of the equity awards that it grants to each executive officer based on its evaluation of his or her performance, his or her skills, expertise and experience, his or her expected future contributions, its retention objectives for the executive officer, the status of their outstanding equity awards (including the projected value of awards in future fiscal years), its evaluation of our financial and operational performance for the preceding fiscal year and its review of the compensation data described in the section entitled “Competitive Positioning” above and replacement costs.

Design of Performance-Based Equity Awards

Annual PSU awards granted to the NEOs (other than Mr. Benjamin) in fiscal 2018 were, when granted, generally eligible to be earned and vest based on the achievement of financial measures over three one-year performance periods, generally subject to the NEO’s employment through the date the Compensation Committee certifies achievement of the applicable performance objectives. This design was intended to reflect certain characteristics of our business:

•	The expected transition of our CEO within six months of the beginning of the fiscal year;

•	The continued transformation of our business model;

•	The highly-competitive and rapidly-changing industry in which we operate; and

•	Our long-term growth strategy based on both acquisitions as well as organic growth.

Prior to November 2018, annual PSU awards granted in fiscal 2017 that were aligned to fiscal 2019 performance objectives, and annual PSU awards granted in fiscal 2018 that were aligned to fiscal 2020 performance objectives were also subject to a modifier based on relative TSR over a three-year performance period, which could adjust the number of PSUs earned up or down by up to 25% of the PSUs otherwise earned. In November 2018, after an extensive outreach with our shareholders, the Compensation Committee eliminated this relative TSR modifier for these outstanding awards and implemented one- and two-year relative TSR performance conditions for these PSUs. As a result, outstanding PSUs granted in fiscal 2017 are now eligible to vest based on our TSR in fiscal 2019 relative to the TSR or the S&P Software & Services Select Industry Index for that period, and PSUs granted in fiscal 2018 are now eligible to vest based on our TSR from the beginning of fiscal 2019 and ending at the end of fiscal 2020 relative to the TSR of the S&P Software & Services Select Industry Index for that period.

The Compensation Committee structured Mr. Benjamin’s PSU award to be earned and vest based on relative TSR (measured against the S&P Software & Services Select Industry Index) over a 3-year performance period, at a range of 0%-200% of the PSUs subject to the award, generally subject to Mr. Benjamin’s continued employment through the end of the performance period. In addition to approving the TSR PSU awards for Messrs. Tempesta, Maripuri and Weideman and making the adjustments with respect to previously granted PSUs, each as described above, the Compensation Committee, after receiving positive feedback with respect to Mr. Benjamin’s PSU award in connection with our shareholder outreach efforts, approved changes to our LTIP program beginning fiscal 2019 to provide that PSUs will be earned and vest based on relative TSR (measured against the S&P Software & Services Select Industry Index) over a 3-year performance period, at a range of 0%-200% of the PSUs subject to the award, generally subject to continued employment through the date that performance is determined.

Fiscal 2018 Equity Award Decisions and Outcomes

In December 2017, the Compensation Committee approved annual equity awards for our executive officers, including the NEOs (other than Messrs. Benjamin and Ricci). As in prior years, the Compensation Committee determined that, with respect to the PSU awards granted to Messrs. Siegel, Tempesta, Maripuri, Monserrat and Weideman, it would establish the performance measures for PSUs and set target levels for such measures at or shortly after the beginning of each fiscal year covered by the award. In connection with Mr. Benjamin’s appointment as our CEO, he was granted RSUs and PSUs as described above. Mr. Ricci was not granted any equity awards in fiscal 2018.

In addition, to ensure retention during the CEO transition, as well as to maintain their focus on driving the achievement of key financial objectives, in December 2017, the Compensation Committee approved a one-time TSR PSU award for each of Messrs. Tempesta, Maripuri and Weideman. These PSU awards will vest only if we achieve or exceed the 60th percentile of stock performance as compared to the S&P Software & Services Select Industry Index over a 2-year performance period and the NEO remains employed through the end of the performance period.

A summary of the equity awards authorized for each of our NEOs during fiscal 2018, and the achievement of performance objectives for previously-authorized equity awards with a fiscal 2018 performance period, is below. Note that the awards included in the summary below as authorized during fiscal 2018 for each NEO do not include equity awards that were authorized in previous years, even if the applicable performance objectives were determined, and the award was considered granted for accounting purposes, during fiscal 2018. For this reason, the number of shares and the dollar values listed in the tables below differ from the shares and dollar values listed in the tables that follow this CD&A. In addition, certain of the awards listed in the tables below are listed as multiple grants in such tables.

Mr. Benjamin:

On May 7, 2018, the Compensation Committee authorized the following equity awards for Mr. Benjamin:

Type of Award	Date of Authorization	Number of Shares	Authorization Date Fair Value(1)	Vesting/Performance Requirements
RSU	May 7, 2018	328,256	$4,986,209	1/3 annual vesting on each April 23rd for a period of three years, generally subject to continued employment through the applicable vesting date
RSU	May 7, 2018	131,303	$1,994,493	50% annual vesting on each April 23rd for a period of two years, generally subject to continued employment through the applicable vesting date
PSU	May 7, 2018	328,256 (at target)	$6,242,050(2)	Relative TSR measured over a three-year performance period, generally subject to continued employment through the end of the performance period (3)

(1)

The “Authorization Date Fair Value” is equal to the closing price ($15.19) of our Common Stock as quoted on Nasdaq on the date of grant multiplied by the number of shares subject to the award, with the exception of the PSU award as noted in footnote 2. The Compensation Committee approved the aggregate value to be delivered in respect of the awards listed in the table above, and the number of shares was determined by dividing that value by $15.23, the 20-day average closing price leading up to and including the grant date as quoted on Nasdaq.

(2)

Due to the performance conditions on the award and the opportunity for the award to be settled for up to 200% of the underlying shares, the accounting value for Mr. Benjamin’s PSUs is approximately 25% higher than for his RSUs ($19.01 per share). The Authorization Date Fair Value for the PSUs would be $4,986,209 if earned at the target level.

(3)

Between 0%—200% of the target number of shares will be earned and vest based upon our relative TSR measured over a 3-year performance period commencing April 23, 2018 and ending April 23, 2021, generally subject to Mr. Benjamin’s continued employment through the end of the performance period.

Mr. Tempesta:

On December 29, 2017, the Compensation Committee authorized the following equity awards for Mr. Tempesta:

Type of Award	Date of Authorization	Number of Shares	Authorization Date Fair Value(1)	Vesting/Performance Requirements
RSU	December 29, 2017	75,000	$1,226,250	1/3 annual vesting over a 3-year period, generally subject to continued employment through the applicable vesting date
PSU	December 29, 2017	75,000 (at target)	$1,226,250

25,000 shares (at target) are eligible to be earned and vest upon the achievement of performance objectives related to each of fiscal 2018, fiscal 2019 and fiscal 2020, generally subject to continued employment through the end of the applicable performance period.

In November 2018, the Compensation Committee set the performance targets for the PSUs eligible to vest based on fiscal 2019 and fiscal 2020 performance to be measured against a 1 and 2-year relative TSR metric measured against the S&P Software & Services Select Industry Index.

TSR PSU	December 29, 2017	33,333 (at target)	$298,600	Subject to achievement of at least 60th percentile performance of Company stock as compared to the S&P Software & Services Select Industry Index measured over a 2-year period ending on September 30, 2019, generally subject to continued employment through the end of the performance period

(1)

The Authorization Date Fair Value is the closing price ($16.35) of our Common Stock as quoted on Nasdaq on the date of grant multiplied by the number of shares subject to the award, except in the case of TSR PSU, which for accounting purposes is valued based on a price per share of $8.96 multiplied by the number of shares subject to the award.

On December 29, 2017, the Compensation Committee selected the performance measures and set the related target levels for the fiscal 2018 performance periods for PSU awards that were authorized for grant to Mr. Tempesta on July 21, 2015, November 20, 2015, November 15, 2016 and December 29, 2017.

On May 7, 2018, the Compensation Committee approved an adjustment to the measurement of non-GAAP earnings-per-share and the cash flow from operations target to neutralize the impact of 2017 U.S. tax reform legislation. On November 19, 2018, the Compensation Committee certified the level of achievement of the performance objectives for PSU awards with a fiscal 2018 performance period.

Details of these performance objective targets and levels of achievement are as follows:

Target PSUs	Fiscal 2018 Performance Measure	Minimum	Target	Maximum	Percentage Achievement	PSUs Earned
15,000	Non-GAAP Revenue	$1,967M	$2,070M	$2,174M	100.0%	15,000
15,000	Corporate Gross Bookings	$2,403M	$2,612M	$2,743M	102.0%	16,200
15,000	Non-GAAP Earnings-Per-Share	$1.15	$1.21	$1.27	98.4%	12,600
15,000	Functional Operating Expense	$47,449K	$46,748K	$45,813K	90.8%	18,750
15,000	Cash Flow from Operations as a percentage of non-GAAP Net Income	111%	121%	126%	137.0%	18,750
33,333	Weighted average achievement of at least 100% on metrics outlined above	N/A	N/A	N/A	104.7%	33,333
Total: 108,333						Earned: 114,633

For additional information on these performance measures, please refer to the GAAP to Non-GAAP Reconciliation provided set forth in Annex A to this Proxy Statement. Percentage achievement is based on interpolation between minimum and target and target and maximum.

Mr. Weideman:

On December 29, 2017, the Compensation Committee authorized the following equity awards for Mr. Weideman:

Type of Award	Date of Authorization	Number of Shares	Authorization Date Fair Value(1)	Vesting/Performance Requirements
RSU	December 29, 2017	75,000	$1,226,250	1/3 annual vesting over a 3-year period, generally subject to continued employment through the applicable vesting date
RSU	December 29, 2017	25,000	$408,750	Shares vested 100% on September 30, 2018
PSU	December 29, 2017	75,000 (at target)	$1,226,250

Up to 25,000 shares (at target) are eligible to be earned and vest upon achievement of performance objectives over each of fiscal 2018, fiscal 2019 and fiscal 2020, generally subject to continued employment through the end of the applicable performance period.

In November 2018, the Compensation Committee set the performance targets for the PSUs eligible to vest based on fiscal 2019 and fiscal 2020 performance to be measured against a 1 and 2-year relative TSR metric measured against the S&P Software & Services Select Industry Index.

TSR PSU	December 29, 2017	50,000 (at target)	$447,905	Subject to achievement of at least 60th percentile performance of Company stock as compared to the S&P Software & Services Select Industry Index measured over a 2-year period ending on September 30, 2019, generally subject to continued employment through the end of the performance period

(1)

The Authorization Date Fair Value is the closing price ($16.35) of our Common Stock as quoted on Nasdaq on the date of grant multiplied by the number of shares subject to the award, except in the case of the TSR PSU, which for accounting purposes is valued based on a price per share of $8.96 multiplied by the number of shares subject to the award.

On December 29, 2017, the Compensation Committee selected the performance measures and set the related target levels for the fiscal 2018 performance periods for PSU awards that were authorized for grant to Mr. Weideman on December 1, 2015, December 22, 2016 and December 29, 2017. On May 7, 2018, the Compensation Committee approved an adjustment to the measurement of the non-GAAP earnings per share target to neutralize the impact of 2017 U.S. tax reform legislation. In January 2018 the Dragon TV line of business was moved into the Enterprise segment and came under Mr. Weideman’s oversight. Mr. Weideman’s targets were not amended to reflect this change at the time of the reorganization. On November 19, 2018, the Compensation Committee certified the level of achievement of the performance objectives for PSU awards with a fiscal 2018 performance period, which at this time included a modification to the performance objectives to include the Dragon TV line of business because this was under Mr. Weideman’s leadership during this period. This adjustment positively affected the achievement of the performance objectives associated with his awards. With this adjustment, Mr. Weideman received an additional 59,653 shares. Details of the performance objective targets and levels of achievement for PSUs with a fiscal 2018 performance period are as follows:

Target PSUs	Fiscal 2018 Performance Measure	Minimum	Target	Maximum	Percentage Achievement	PSUs Earned
15,000	Non-GAAP Earnings Per Share $1.21	$1.15	$1.21	$1.27	98.4%	12,600
18,750	Non-GAAP Enterprise Revenue	$484M	$510M	$520M	94.8%	0
11,250	Enterprise Net New Bookings	$352M	$383M	$390M	107.1%	14,063
11,250	Enterprise Gross Bookings	$582M	$633M	$645M	107.3%	14,063
18,750	Enterprise Segment Profit Margin	28.0%	29.5%	30.1%	99.8%	18,188
50,000	Weighted average achievement of at least 100% on metrics outlined above	N/A	N/A	N/A	101.0%	50,000
Total: 125,000						Earned: 108,914

For additional information on these performance measures, please refer to the GAAP to Non-GAAP Reconciliation provided set forth in Annex A to this Proxy Statement Percentage achievement is based on interpolation between minimum and target and target and maximum.

Mr. Monserrat:

On February 1, 2018, prior to Mr. Monserrat being elected an executive officer, the following equity awards were authorized for Mr. Monserrat:

Type of Award	Date of Authorization	Number of Shares	Authorization Date Fair Value(1)	Vesting/Performance Requirements
RSU	February 1, 2018	87,500	$1,548,750	37,500 shares vested on September 30, 2018, 33,500 shares vest on September 30, 2019; and 16,500 shares vest on September 30, 2020, generally subject to continued employment through the applicable vesting date
PSU	February 1, 2018	87,500 (at target)	$1,548,750

37,500 shares (at target) are eligible to be earned and vest upon the achievement of performance objectives established for fiscal 2018, 33,500 shares (at target) are eligible to be earned and vest upon achievement of performance objectives established for fiscal 2019 and 16,500 shares (at target) are eligible to be earned and vest upon the achievement of performance objectives established for fiscal 2020, generally subject to continued employment through the end of the applicable performance period.

In November 2018, the Compensation Committee set the performance targets for the PSUs eligible to vest based on fiscal 2019 and fiscal 2020 performance to be measured against a 1 and 2-year relative TSR metric measured against the S&P Software & Services Select Industry Index.

(1)	The Authorization Date Fair Value is the closing price ($17.70) of our Common Stock as quoted on Nasdaq on the date of grant multiplied by the number of shares subject to the award.

On March 29, 2018, prior to being elected an executive officer, the performance measures were selected, and related target levels were set for the PSU awards that were approved for grant to Mr. Monserrat on February 1, 2018. On May 7, 2018, the Compensation Committee approved an adjustment to the measurement of non-GAAP earnings-per-share to neutralize the impact of 2017 U.S. tax reform legislation. In addition, the Compensation Committee amended the segment targets for Mr. Monserrat as detailed below. Mr. Monserrat’s PSU vesting condition was originally aligned to a full-year Imaging segment target. However, because he did not commence employment with the Company until January 2018, the Compensation Committee felt it was appropriate to base the vesting of Mr. Monserrat’s award solely on achievement related to the second half of fiscal 2018 and adjusted his award accordingly. On November 19, 2018, the Compensation Committee certified the level of achievement of the performance objectives for Mr. Monserrat’s PSUs.

Details of these performance objective targets and levels of achievement are as follows:

Target PSUs	Fiscal 2018 Performance Measure	Minimum	Target	Maximum	Percentage Achievement	PSUs Earned
7,500	Non-GAAP Earnings-Per-Share	$1.15	$1.21	$1.27	98.4%	6,300
9,375	Non-GAAP Imaging Revenue	$209M	$219M	$224M	97.0%	5,156
5,625	Imaging Net New Bookings	$128M	$139M	$142M	91.2%	0
5,625	Imaging Gross Bookings	$176M	$192M	$195M	96.4%	3,600
9,375	Imaging Segment Profit Margin	29.9%	31.5%	32.1%	100.5%	9,844
Total: 37,500						Earned: 24,900

For additional information on these performance measures, please refer to the GAAP to Non-GAAP Reconciliation provided set forth in Annex A to this Proxy Statement. Percentage achievement is based on interpolation between minimum and target and target and maximum.

Mr. Maripuri:

On December 29, 2017, the Compensation Committee authorized the following equity awards for Mr. Maripuri:

Type of Award	Date of Authorization	Number of Shares	Authorization Date Fair Value(1)	Vesting/Performance Requirements
RSU	December 29, 2017	75,000	$1,226,250	1/3 annual vesting over a 3-year period, generally subject to continued employment through the applicable vesting date
PSU	December 29, 2017	75,000 (at target)	$1,226,250

25,000 shares (at target) are eligible to be earned and vest upon the achievement of performance objectives over each of fiscal 2018, fiscal 2019 and fiscal 2020, generally subject to continued employment through the end of the applicable performance period.

In November 2018, the Compensation Committee set the performance targets for the PSUs eligible to vest based on fiscal 2019 and fiscal 2020 performance to be measured against a 1 and 2-year relative TSR metric measured against the S&P Software & Services Select Industry Index.

TSR PSU	December 29, 2017	50,000 (at target)	$447,905	Subject to achievement of at least 60th percentile performance of Company stock as compared to the S&P Software & Services Select Industry Index measured over a 2-year period ending on September 30, 2019, generally subject to continued employment through the end of the performance period

(1)

The Authorization Date Fair Value is the closing price ($16.35) of our Common Stock as quoted on Nasdaq on the date of grant multiplied by the number of shares subject to the award, except in the case of the TSR PSU, which for accounting purposes is valued based on a price per share of $8.96 multiplied by the number of shares subject to the award.

On December 29, 2017, the Compensation Committee selected the performance measures and set the related target levels for the fiscal 2018 performance periods for PSU awards that were authorized for grant to Mr. Maripuri on December 22, 2016 and December 29, 2017. On May 7, 2018, the Compensation Committee approved an adjustment to the measurement of the non-GAAP earnings per share target to neutralize the impact of 2017 U.S. tax reform legislation. On November 19, 2018, the Compensation Committee certified the level of achievement of the performance objectives for the PSU awards with a fiscal 2018 performance period.

Mr. Maripuri’s employment terminated on September 28, 2018. Pursuant to Mr. Maripuri’s separation agreement, he is to be provided with an enhanced cash severance based on the final achievement of his fiscal 2018 performance-based awards, not to exceed 125,000 shares, which will be paid in cash on September 30, 2019, subject to compliance with certain restrictive covenants in favor of the Company and its affiliates. Please see the section named “Separation Agreement with Mr. Maripuri” for further details on his separation terms.

Details of performance measures and outcomes for Mr. Maripuri are as follows:

Target PSUs	Fiscal 2018 Performance Measure	Minimum	Target	Maximum	Percentage Achievement	PSUs Earned
15,000	Non-GAAP Earnings-Per-Share	$1.15	$1.21	$1.27	98.4%	12,600
18,750	Non-GAAP Healthcare Revenue	$893M	$940M	$959M	104.8%	23,438
11,250	Healthcare Net New Bookings	$715M	$777M	$793M	95.8%	8,888
11,250	Healthcare Gross Bookings	$1,123M	$1,221M	$1,245M	102.6%	14,063
18,750	Healthcare Segment Profit Margin	30.7%	32.3%	32.9%	104.2%	23,438
50,000	Weighted average achievement of at least 100% on metrics outlined above	N/A	N/A	N/A	101.7%	50,000
Total: 125,000						Earned: 132,427 Capped at 125,000 per separation agreement

For additional information on these performance measures, please refer to the GAAP to Non-GAAP Reconciliation provided set forth in Annex A to this Proxy Statement. Percentage achievement is based on interpolation between minimum and target and target and maximum.

Mr. Siegel:

On December 29, 2017, the Compensation Committee authorized the following equity awards for Mr. Siegel:

Type of Award	Date of Authorization	Number of Shares	Authorization Date Fair Value(1)	Vesting/Performance Requirements
RSU	December 29, 2017	40,250	$658,088	15,750 shares were scheduled to vest on September 30, 2018; 13,500 shares were scheduled to vest on September 30, 2019; and 11,000 shares were scheduled to vest on September 30, 2020, subject to continued employment through the applicable vesting date
PSU	December 29, 2017	40,250 (at target)	$658,088	15,750 shares (at target) were eligible to be earned and vest upon achievement of performance objectives established for fiscal 2018; 13,500 shares (at target) were eligible to be earned and vest upon achievement of performance objectives established for fiscal 2019; and 11,000 shares (at target) were eligible to be earned upon achievement of performance objectives established for fiscal 2020, generally subject to continued employment through the end of the applicable performance period.

(1)	The Authorization Date Fair Value is the closing price ($16.35) of our Common Stock as quoted on Nasdaq on the date of grant multiplied by the number of shares subject to the award.

Mr. Siegel’s employment terminated on September 28, 2018. Pursuant to Mr. Siegel’s Release and Separation Agreement, performance-based equity awards that were subject to performance measurements for fiscal 2018 and thereafter were paid out as an enhanced severance payment as to 67% of the shares subject to such awards aligned to fiscal 2018 performance (with respect to 21,775 shares in the aggregate) and the remainder of such awards were forfeited upon his termination. Time-based equity awards (with respect to 32,500 shares in the aggregate) that were scheduled to vest on September 30, 2018 were paid out in an equivalent cash value using the closing price as quoted on Nasdaq on September 28, 2018 ($17.32). Please see the section named “Separation Agreement with Mr. Siegel” for further details on his separation terms.

Other Compensation-Related Information

Compensation Risk Assessment

In November 2018, the Compensation Committee and management considered whether the Company’s compensation programs for employees create incentives for employees to take excessive or unreasonable risks that could materially harm the Company. The Compensation Committee believes that our compensation programs are within market norms for our industry and that our compensation policies and practices do not create incentives to take excessive or unreasonable risk.

Stock Ownership Guidelines

In 2006, the Board of Directors adopted stock ownership guidelines for our executive officers and the non-employee directors. These guidelines were adopted to further align the interests of our executive officers and non-employee directors with the interests of our shareholders.

Required share ownership levels are five times base salary for our CEO, three times base salary for our other executive officers, and three times the annual cash retainer for the non-employee directors.

Only shares owned outright are counted towards satisfaction of the guideline. Unvested and unearned awards, do not count for purposes of satisfying these guidelines.

We have not specified a time period during which individuals must be in compliance with the guidelines, however, until an individual has reached the appropriate target level, he or she is required to retain 25% of the net shares received as a result of the exercise of stock options or vesting of restricted stock or restricted stock unit awards. Satisfaction of the stock ownership guidelines is calculated based on the closing market price of the Company’s common stock on a quarterly basis.

As of the end of fiscal 2018, Messrs. Tempesta and Weideman had satisfied our stock ownership guidelines and Messrs. Benjamin and Monserrat (who joined the Company in fiscal 2018) had not yet. All NEOs currently employed by us are in compliance with the 25% retention requirement.

Compensation Recovery Policy (“Clawback”)

We maintain a compensation recovery (“clawback”) policy which provides that, in the event that we are required to prepare an accounting restatement, we may recover from any executive officer any incentive compensation erroneously paid or awarded in excess of what would have been paid under the accounting restatement. This policy applies to incentive compensation paid or awarded after December 7, 2012, its date of adoption, and covers the three-year period preceding the date on which we are required to prepare the accounting restatement.

Derivatives Trading, Hedging and Pledging Policies

We prohibit our executive officers and members of the Board from speculating in our equity securities, including the use of short sales, “sales against the box” or any equivalent transaction involving our equity securities, or engaging in any other hedging transactions with respect to our equity securities. In addition, we prohibit our employees, executive officers, and members of the Board from pledging their equity securities or using such securities as collateral for a loan.

Retirement, Welfare and Personal Benefits

We offer our United States employees, including our executive officers, comprehensive health and welfare programs including medical, wellness, dental, vision, disability, life insurance and accidental death and dismemberment protection. In addition, we offer a Section 401(k) plan and employee stock purchase plan. Our executive officers are offered the same level of benefits as our other employees.

We provide our executive officers, including the NEOs, with certain perquisites and personal benefits, including reimbursement for tax and financial planning services, the incremental costs to us of which are reflected in the Summary Compensation Table below. The Compensation Committee believes these personal benefits are reasonable and consistent with our overall executive compensation program, because they better enable us to attract and retain superior individuals for our key executive positions. In addition, certain of these personal benefits are provided to ensure our executive officers’ health and financial affairs are taken care of in a manner that enables them to focus their full attention on their respective positions. The Compensation Committee reviews and approves the personal benefits provided to our executive officers on an annual basis.

Enhanced welfare benefits and other personal benefits provided to our CEO and other executive officers are as follows:

Enhanced Wellness Benefit	Term Life Insurance Policy	Enhanced Long- Term Disability Coverage	Personal Aircraft Use(1)	Tax, Financial Planning and Legal Expense Reimbursement(2)
Coverage of enhanced Executive physical examination	$500,000 term life policy, subject to medical clearance	Coverage of 60% of eligible earnings capped at a maximum benefit of $18,500 per month

CEO: Use for commuting from home to Company headquarters until such time that he relocates his residence.

Other Executive Officers: Generally only business travel but family members may accompany Executive Officer on business travel and, in limited cases, the Board may approve other personal aircraft use

CEO: $10,000 per calendar year benefit Executive Officers: $5,000 per calendar year benefit

(1)	Personal aircraft use:

•

To increase the number of in-person meetings with our customers, as well as to reduce the physical strain of heavy travel schedules, we own a corporate aircraft and also lease a charter aircraft from time to time for business-related travel. The Compensation Committee has adopted a policy permitting corporate-owned or leased aircraft to be available for the personal use of our CEO for his protection and the protection of our assets, to reduce his travel time and allow him to devote more time to work duties.

•

The Compensation Committee approved personal use of the corporate-owned or leased aircraft by Mr. Ricci and Mr. Tempesta in fiscal 2018 and reviewed the personal usage. We determine the value of personal use of corporate-owned or leased aircraft based on the aggregate incremental cost to us for such use as described further below.

•

In July 2018, the Compensation Committee approved the use of the corporate aircraft for Mr. Benjamin for commuting from his personal residence to the Company headquarters until such time that he relocates to the area. This was to reduce travel time and allow him to devote more time for work duties. The Compensation Committee further approved the use of the corporate aircraft for each of the other NEOs and other executive officers to bring a family member in the event the executive is required to travel for business.

(2)	Reimbursement for legal fees: In connection with the entering into of Mr. Benjamin’s contract, he was provided with a reimbursement of $25,000 for legal fees.

Post-Employment Compensation

The Compensation Committee has approved agreements with our CEO and certain other executive officers, including each of the other NEOs, which provide for certain payments and benefits upon certain specified terminations of employment, including certain specified terminations of employment following a change of control of the Company. In exchange for these payments and benefits, each executive officer must release the Company from any claims relating to his or her employment and termination of employment.

We believe that these protections are necessary to help motivate and retain our executive officers and, in some cases, helped induce them to forego other opportunities or leave their then-current employment for the uncertainty of a demanding position in a new and unfamiliar organization. We also believe that these protections will help our executive officers maintain continued focus and dedication to their responsibilities to help maximize shareholder value when analyzing a potential transaction that could involve a change of control of the Company.

Further details of these agreements are outlined in the narrative following the “Potential Payments upon Termination or Change of Control” table further in this proxy.

Equity Granting Policy

We grant promotion or retention awards, or newly-hired employee equity awards, generally on the first day of the month (or the first business day thereafter if such day is not a business day), with the exception of inducement awards, which may be granted promptly following the closing of an acquisition or upon the hiring of an employee. Effective with the hiring of Mr. Benjamin, we changed the granting frequency from monthly to quarterly beginning with the July 2018 granting cycle.

Equity awards issued in lieu of paying cash for annual bonuses are granted promptly following final determination of achievement and payout levels by the Compensation Committee and vest shortly after the date of grant.

The Compensation Committee does not grant equity awards in anticipation of the release of material nonpublic information. Similarly, we do not time the release of material nonpublic information about the Company based on equity award grant dates.

Tax Considerations

Section 162(m) of the Internal Revenue Code (Section 162(m)) limits the tax deductibility of compensation for certain executive officers that is more than $1 million. Prior to the enactment of 2017 U.S. tax reform legislation, there was an exception to this deduction limitation for compensation that qualified as “performance-based compensation.” The 2017 U.S. tax reform legislation repealed the performance-based compensation exception to Section 162(m) and made certain other changes Section 162(m), generally effective for taxable years beginning after December 31, 2017. As a result, beginning in fiscal 2019, compensation paid to certain current and former executive officers in excess of $1 million in a taxable year generally will not be deductible unless such compensation qualifies for transition relief applicable to legally-binding contracts that were in effect on November 2, 2017. The Compensation Committee takes into consideration the potential deductibility of the compensation as one of the factors to be considered when establishing the Company’s executive compensation program. However, the Compensation Committee believes that its primary responsibility is to provide a compensation program that attracts, retains and rewards the executive officers and other key employees that are important to the Company’s success. Accordingly, the Compensation Committee may, in its judgment, authorize compensation payments that are limited as to tax deductibility. The Compensation Committee will continue to monitor the effect of tax reform on the Company’s executive compensation program.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on its review and discussion with management, the Compensation Committee, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and, through incorporation by reference, in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2018.

The Compensation Committee:

Sanjay Vaswani, Chairman

Thomas Ebling

Laura Kaiser

FISCAL 2018 SUMMARY COMPENSATION TABLE

The following table sets forth, for the period indicated, the compensation earned, paid to, or received by the Company to the NEOs during fiscal 2018, fiscal 2017, and fiscal 2016.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)(2)		Non-Equity Incentive Plan Compensation ($)(1)(2)	All Other Compensation ($)		Total ($)
Mark Benjamin	2018	$338,462	850,000	(2)(3)	$13,222,752	(4)	$—	$138,946	(5)	$14,550,160
CEO
Daniel Tempesta	2018	$436,538	—		$3,296,095		$317,250	$12,677	(6)	$4,062,560
Executive Vice President	2017	400,000	—		3,331,572		150,000	10,604		3,892,176
and CFO	2016	400,000	—		2,073,509		300,000	7,969		2,781,478
Robert Weideman	2018	$500,000	—		$4,126,655		$352,500	$1,742	(7)	$4,980,897
Executive Vice President	2017	500,000	—		4,100,750		187,500	1,742		4,789,992
GM, Enterprise Division
Alvaro Monserrat	2018	$309,808	—		$2,118,375		$224,930	$6,963	(8)	$2,660,076
Executive Vice President GM, Imaging Division (Hired Jan. 2018)
Paul Ricci	2018	$312,308	—		$—		$564,000	$10,133,581	(9)	$11,009,889
Former CEO	2017	800,000	—		17,235,000		600,000	182,406		18,817,406
	2016	800,000	—		5,045,000		1,200,000	246,458		7,291,458
Satish Maripuri	2018	$500,000	—		$3,717,905		$—	$892,003	(10)	$5,109,908
Former Executive Vice President,	2017	500,000	—		4,100,750		187,500	16,853		4,805,103
GM, Healthcare Division
Kenneth Siegel	2018	$421,923	—		$1,189,463		$—	$1,703,595	(11)	$3,314,981
Former Chief Legal Officer

(1)

The amounts reported represent the grant date fair value of the stock awards granted in each covered fiscal year, as determined in accordance to FASB ASC Topic 718. The stock awards included in the table for each fiscal year include stock awards that were treated as granted in the fiscal year under FASB ASC Topic 718, even if the stock award was authorized by the Board or Compensation Committee in an earlier fiscal year. The assumptions used to calculate the grant date fair value of the stock awards reported in the Stock Awards column are set forth in Note 15 to the Consolidated Financial Statements included within the Company’s Annual Report on Form 10-K for fiscal 2018 filed with the SEC on November 20, 2018. For PSUs granted to our Named Executive Officers in fiscal 2018, the amount reported above was based on the probable outcome of the performance conditions associated with the awards as of the grant date. The grant date fair value of all stock awards granted to our Named Executive Officers in fiscal 2018, assuming the highest level of achievement of the performance conditions, was $19,464,802 for Mr. Benjamin, $3,602,657 for Mr. Tempesta, $4,024,468 for Mr. Maripuri, $2,260,781 for Mr. Monserrat, $1,289,095 for Mr. Siegel and $4,433,218 for Mr. Weideman. The grant date fair value of all stock awards granted to our Named Executive Officers in fiscal 2017, assuming the highest level of achievement of the performance conditions, was $20,276,000 for Mr. Ricci, $3,610,197 for Mr. Tempesta, $4,420,063 for Mr. Maripuri, and $4,420,063 for Mr. Weideman. The grant date fair value of all the stock awards granted to our Named Executive Officers in fiscal 2016, assuming the highest level of achievement of the performance conditions, was $6,306,250 for Mr. Ricci and $2,642,706 for Mr. Tempesta. The amounts reported in this column do not correspond to the actual value that may ultimately be realized by the Named Executive Officer from his equity awards.

(2)

Mr. Benjamin, Mr. Tempesta, Mr. Monserrat and Mr. Weideman received their fiscal 2018 bonus in the form of RSUs, which vested in full on November 30, 2018. Mr. Ricci, in accordance with the terms of his severance agreement, received his fiscal 2018 bonus in cash, prorated for service. Mr. Maripuri and Mr. Siegel terminated employment on September 28, 2018.

Name	Annual Incentive Plan Value Earned or Paid	Restricted Stock Units Issued	Vesting Date

Mark Benjamin	$600,000	37,807	November 30, 2018

Daniel Tempesta	$317,250	19,990	November 30, 2018

Robert Weideman	$352,500	22,211	November 30, 2018

Alvaro Monserrat	$224,930	14,173	November 30, 2018

Paul Ricci	$564,000	—	n/a

(3)

Mr. Benjamin received a one-time cash signing bonus of $250,000 upon joining the Company on April 23, 2018. Pursuant to his employment agreement, Mr. Benjamin was also paid a guaranteed bonus of $600,000 in lieu of the otherwise earned annual bonus for fiscal 2018, as described above.

(4)

Mr. Benjamin received an RSU, a PSU aligned to relative TSR and a one-time make-whole RSU grant upon joining the Company. The grant date fair value associated with Mr. Benjamin’s PSU, which may be settled at up to 200% of the number of underlying shares depending on the Company’s relative TSR over the performance period, reflects a value that is approximately 25% higher than would be reflected by a comparable grant of time-vesting RSUs. Terms of the award are outlined in the CD&A and Mr. Benjamin’s employment agreement.

(5)	The amount reported in the All Other Compensation column for Mr. Benjamin consists of the following items:

Commuting/Temporary housing reimbursement	$52,860
Commuting/Temporary housing tax gross up	22,065
Relocation reimbursement	4,638
Relocation tax gross up	1,936
Reimbursement for legal fees	25,000
Aircraft-related benefit*	27,628
Matching contributions to 401(k) plan	4,615
Enhanced long term disability benefits	204

Total	$138,946

(6)	The amount reported in the All Other Compensation column for Mr. Tempesta consists of the following items:

Matching contributions to 401(k) plan	$5,500
Reimbursement for tax and financial planning services	5,000
Aircraft-related benefit**	1,973
Enhanced long term disability benefits	204

Total	$12,677

(7)	The amount reported in the All Other Compensation column for Mr. Weideman consists of the following items:

Matching contributions to 401(k) plan	$1,538
Enhanced long term disability benefits	204

Total	$1,742

(8)	The amount reported in the All Other Compensation column for Mr. Monserrat consists of the following items:

Matching contributions to 401(k) plan	$4,846
Reimbursement for Executive Enhanced Wellness Benefit	1,913
Enhanced long term disability benefits	204

Total	$6,963

(9)	The amount reported in the All Other Compensation column for Mr. Ricci consists of the following items:

Severance	$10,010,000
Aircraft-related benefit*	92,063
Personal Assistant***	19,274
Matching contributions to 401(k) plan	4,077
Car Allowance	4,615
Premiums for term life insurance	3,450
Enhanced long term disability benefits	102

Total	$10,133,581

(10)	The amount reported in the All Other Compensation column for Mr. Maripuri consists of the following items:

Severance	$875,000
Matching contributions to 401(k) plan	5,500
Reimbursement for tax and financial planning services	5,000
Reimbursement for Executive Enhanced Wellness Benefit	3,300
Premiums for term life insurance	2,999
Enhanced long term disability benefits	204

Total	$892,003

(11)	The amount reported in the All Other Compensation column for Mr. Siegel consists of the following items:

Severance	$1,692,489
Matching contributions to 401(k) plan	4,631
Reimbursement for tax and financial planning services	6,271
Enhanced long term disability benefits	204

Total	$1,703,595

*

Amounts shown reflect the combined value of the Named Executive Officer’s personal use of Company-owned aircraft and amounts paid by the Company for a Named Executive Officer’s personal use a Company-paid private jet service for the Named Executive Officer’s personal use. For personal use of Company-owned aircraft, we value the aggregate incremental cost to the Company using a method that takes into account the cost of fuel, trip related cabin services, crew travel expenses, on-board catering, landing fees, trip related hangar parking costs and other variable costs. Since our aircraft is used primarily for business travel, the calculation does not include the fixed costs that do not change based on usage, such as pilots’ salaries, the acquisition cost of the aircraft and the cost of maintenance not related to trips. For personal use of Company-leased aircraft, we value the aggregate incremental cost based on the actual cost incurred by the Company for each flight.

**	The amount shown was calculated using the IRS standard industry fare level value of Mr. Tempesta’s aircraft-related benefit.

***	The Company agreed to pay the cost of a personal assistant for Mr. Ricci for his use following the termination of his employment with us.

FISCAL 2018 GRANTS OF PLAN-BASED AWARDS

The following table sets forth all plan-based awards granted to the NEOs during fiscal 2018. The RSU and PSU awards identified in the table below are also reported in the Outstanding Equity Awards at Fiscal Year End table.

				Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Award Type	Authorization Date (3)	Grant Date (3)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mark Benjamin
	AIP		4/23/2018	600,000	600,000	663,462
	RSU	5/7/2018	5/7/2018							328,256	4,986,209
	RSU	5/7/2018	5/7/2018							131,303	1,994,493
	PSU—TSR	5/7/2018	5/7/2018				164,128	328,256	656,512		6,242,050
Daniel Tempesta
	AIP		10/1/2017	84,375	337,500	421,875
	RSU	12/29/2017	12/29/2017							75,000	1,226,250
	PSU	7/21/2015	12/29/2017				5,800	20,000	25,000		327,000
	PSU	11/20/2015	12/29/2017				1,450	5,000	6,250		81,750
	PSU	11/15/2016	12/29/2017				7,250	25,000	31,250		408,750
	PSU	12/29/2017	12/29/2017				7,250	25,000	31,250		408,750
	PSU—Enhanced	11/15/2016	12/29/2017				—	33,333	33,333		544,995
	PSU—TSR	12/29/2017	12/29/2017				—	33,333	33,333		298,600
Robert Weideman
	AIP		10/1/2017	93,750	375,000	468,750
	RSU	12/29/2017	12/29/2017							75,000	1,226,250
	RSU	12/29/2017	12/29/2017							25,000	408,750
	PSU	12/01/2015	12/29/2017				8,625	25,000	31,250		408,750
	PSU	12/22/2016	12/29/2017				8,625	25,000	31,250		408,750
	PSU	12/29/2017	12/29/2017				8,625	25,000	31,250		408,750
	PSU—Enhanced	12/22/2016	12/29/2017				—	50,000	50,000		817,500
	PSU—TSR	12/29/2017	12/29/2017				—	50,000	50,000		447,905
Alvaro Monserrat
	AIP		1/16/18	59,822	239,288	299,109
	RSU	2/1/2018	2/1/2018							87,500	1,548,750
	PSU	2/1/2018	2/1/2018				12,938	37,500	46,875		569,625
Paul Ricci
	AIP		10/1/2017	150,000	600,000	750,000
Satish Maripuri
	AIP		10/1/2017	93,750	375,000	468,750
	RSU	12/29/2017	12/29/2017							75,000	1,226,250
	PSU	12/01/2015	12/29/2017				8,625	25,000	31,250		408,750
	PSU	12/29/2017	12/29/2017				8,625	25,000	31,250		408,750
	PSU	12/22/2016	12/29/2017				8,625	25,000	31,250		408,750
	PSU—Enhanced	12/22/2016	12/29/2017				—	50,000	50,000		817,500
	PSU—TSR	12/29/2017	12/29/2017				—	50,000	50,000		447,905
Kenneth Siegel
	AIP		10/1/2017	80,625	322,500	403,125
	RSU	12/29/2017	12/29/2017							40,250	658,088
	PSU	12/29/2017	12/29/2017				—	8,125	8,125		132,844
	PSU	2/3/2016	12/29/2017				2,900	10,000	12,500		163,500
	PSU	11/15/2016	12/29/2017				1,958	6,750	8,438		110,363
	PSU	12/29/2017	12/29/2017				2,211	7,625	9,531		124,669

Type of Award:

AIP = Annual Incentive Plan

RSU = Restricted Stock Unit

PSU = Performance Stock Unit tied to Corporate Performance Metrics

PSU Enhanced = Performance Share Unit tied to achieving 100% or greater Corporate Performance Metrics on a weighted average basis

PSU TSR = Performance Share Unit tied to relative Total Shareholder Return

(1)

The Company’s practice is to pay annual bonuses in the form of RSUs, which may be subject to additional vesting requirements, as determined by the Compensation Committee. The amounts reported in this section as “Threshold,” “Target” and “Maximum” possible payouts are estimated amounts and assume that each NEO would receive a payment based solely upon the level at which the plan targets were achieved. The actual amount paid to each NEO was determined based upon the final assessment of the final outcome of the targets established for the plan during the fiscal year. The actual bonus payments to each NEO and the form of payment are disclosed in the CD&A above.

(2)

This table lists PSUs that were authorized on the same date in separate tranches to reflect the different maximum number of shares that may be earned with respect to the separate tranches and/or to reflect that such tranches have different grant dates for accounting purposes.

This table excludes PSUs authorized in fiscal 2018 for which performance metrics were not established during fiscal 2018, which are listed in the table below (with the number of shares listed at target levels). For purposes of FASB ASC Topic 718, since the annual performance targets for these awards were not established during fiscal 2018, there was no grant date fair value for the awards for financial reporting purposes for fiscal 2018. The awards provide that if the applicable performance targets are not achieved, the award will be forfeited.

Name	Authorization Date	Grant Date	Scheduled to Vest November 2019	Scheduled to Vest November 2020	Total Performance Share Units

Daniel Tempesta	12/29/2017	11/6/2018	25,000	25,000	50,000

Robert Weideman	12/29/2017	11/6/2018	25,000	25,000	50,000

Alvaro Monserrat	2/1/2018	11/6/2018	33,500	16,500	50,000

Satish Maripuri	12/29/2017	N/A	25,000	25,000	50,000

Kenneth Siegel	12/29/2017	N/A	13,500	11,000	24,500

The PSUs for Messrs. Maripuri and Siegel were forfeited upon their terminations of employment on September 28, 2018. For details regarding the severance benefits received by Messrs. Maripuri and Siegel, please see “Separation Agreement with Mr. Maripuri” and “Separation Agreement with Mr. Siegel” below.

In November 2018, the compensation committee took action to align the outstanding PSUs to a relative shareholder return metric that would be measured over the one-year and two-year performance period with respect to then outstanding awards issued in prior fiscal years. This change was intended to provide a transition to a program in which PSUs are earned based on relative TSR performance over a 3-year performance period, which was implemented on a broader basis beginning in fiscal 2019 (consistent with the PSU award issued to Mr. Benjamin in fiscal 2018).

(3)

The authorization date reflects the date on which a given award was approved by our Compensation Committee or Board, and the grant date reflects the grant date of the award for purposes of FASB ASC Topic 718.

(4)

The amounts reported represent the grant date fair value of each equity award, computed in accordance with FASB ASC Topic 718. See footnote (1) to the Summary Compensation Table for more information about the values shown here and the maximum accounting values associated with PSUs. The amounts reported in this column do not correspond to the actual value that may ultimately be realized by the NEO from his equity awards.

FISCAL 2018 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table sets forth all outstanding equity awards held by each NEO as of September 30, 2018. The equity awards were all in the form of RSUs and PSUs. None of the NEOs held options at September 30, 2018. For purposes of valuing the outstanding awards, the amounts below are based on a per share price of $17.32 for the Common Stock, which was the closing market price of the Common Stock as reported on the Nasdaq on September 28, 2018, the last business day of the fiscal year.

Name	Authorization Date	Type of Award	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, or Units or Other Rights That Have Not Vested (#) (8)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mark Benjamin	May 7, 2018	RSU	459,559	(1)	$7,959,562	—		—
	May 7, 2018	PSU	—		—	328,256	(6)	$5,685,394
Daniel Tempesta	November 15, 2016	RSU	25,000	(2)	433,000
	December 29, 2017	RSU	50,000	(3)	866,000
	July 21, 2015	PSU	—		—	20,000	(7)	346,400
	November 20, 2015	PSU	—		—	5,000	(7)	86,600
	November 15, 2016	PSU	—		—	25,000	(7)	433,000
	November 15, 2016	PSU—Enhanced	—		—	33,333	(7)	577,328
	December 29, 2017	PSU	—		—	25,000	(7)	433,000
	December 29, 2017	PSU—TSR	—		—	33,333	(7)	577,328
Robert Weideman	December 22, 2016	RSU	25,000	(4)	433,000
	December 29, 2017	RSU	50,000	(3)	866,000	—		—
	December 1, 2015	PSU	—		—	25,000	(7)	433,000
	December 22, 2016	PSU	—		—	25,000	(7)	433,000
	December 22, 2016	PSU—Enhanced	—		—	50,000	(7)	866,000
	December 29, 2017	PSU	—		—	25,000	(7)	433,000
	December 29, 2017	PSU—TSR	—		—	50,000	(7)	866,000
Alvaro Monserrat	February 1, 2018	RSU	50,000	(5)	866,000
	February 1, 2018	PSU	—		—	37,500	(7)	649,500
Paul Ricci(9)			—		—	—		—
Satish Maripuri(9)			—		—	—		—
Kenneth Siegel(9)			—		—	—		—

(1)

Represents 459,559 RSUs; 175,071 RSUs vest on April 23, 2019, 175,070 RSUs vest on April 23, 2020 and 109,418 RSUs vest on April 23, 2021, generally subject to the Named Executive Officer’s continued employment through the applicable vesting date.

(2)

Represents 25,000 RSUs remaining from an award that was authorized on November 15, 2016. The RSUs vest on September 30, 2019, generally subject to Mr. Tempesta’s continued employment through the vesting date.

(3)

Represents 50,000 RSUs remaining from an award that was authorized for the Named Executive Officers on December 29, 2017. The RSUs vest in equal installments on September 30, 2019 and September 30, 2020, generally subject to the Named Executive Officer’s continued employment through the applicable vesting date.

(4)

Represents 25,000 RSUs remaining from an award that was authorized on December 22, 2016. The RSUs vest on September 30, 2019, generally subject to Mr. Weideman’s continued employment through the vesting date.

(5)

Represents 50,000 RSUs remaining from Mr. Monserrat’s new hire award that was authorized and granted on February 1, 2018. 33,500 RSUs vest on September 30, 2019 and 16,500 RSUs vest on September 30, 2020, generally subject to Mr. Monserrat’s continued employment through the applicable vesting date.

(6)

Represents PSUs (at target levels of performance) that will be eligible to vest at the end of a three-year performance period in fiscal 2021. The PSUs are aligned to the Company’s relative TSR compared to the S&P Software &

Services Select Industry Index. The payout ranges from 50% to 200% of target with payout capped at 100% of target if the absolute TSR is negative at the end of the performance period.

(7)

Represents PSUs that will vest only upon the achievement of certain pre-established performance objectives. Upon certification of the results by the compensation committee in November, the actual achievements of the performance objectives for the awards measured in fiscal 2018 are summarized below and are further detailed in the CD&A contained in this proxy. The vesting of the PSUs for Messrs. Tempesta and Weideman that are to be measured in fiscal 2019 is aligned to the Company’s relative TSR compared to the S&P Software & Services Select Industry Index for the period October 1, 2017 to September 30, 2019. The payout is 100% of shares if the TSR percentile equals the 60th percentile or better. There is no upside opportunity on these awards (i.e., these awards cannot vest at more than 100%). A detailed breakdown of these outstanding awards is as follows:

Executive	Authorization Date	Actual Achievement for Fiscal 2018	Fiscal 2018 (At Target)	Fiscal 2019 (At Target)	Total Unvested PSUs (At Target)
Daniel Tempesta
	July 21, 2015	81,300	20,000	—	20,000
	November 20, 2015		5,000	—	5,000
	November 15, 2016		25,000	—	25,000
	December 29, 2017		25,000	—	25,000
	November 15, 2016 (PSU—Enhanced)	33,333	33,333	—	33,333
	December 29, 2017 (PSU—TSR)			33,333	33,333
TOTAL:		114,633	108,333	33,333	141,666
Robert Weideman
	December 01, 2015	58,913	25,000		25,000
	December 22, 2016		25,000		25,000
	December 29, 2017		25,000		25,000
	December 22,2016 (PSU—Enhanced)	50,000	50,000		50,000
	December 29, 2017 (PSU—TSR)			50,000	50,000
TOTAL:		108,913	125,000	50,000	175,000
Alvaro Monserrat
	February 1, 2018	24,900	37,500		37,500
TOTAL:		24,900	37,500		37,500

(8)

This table does not include PSUs that were authorized in fiscal 2017 and fiscal 2018 but for which performance targets were not established until after fiscal 2018. These PSUs were originally intended to be aligned to objectives set for each applicable fiscal year with a relative TSR modifier that would adjust the number of PSUs earned by up to 25%. On November 6, 2018, the Compensation Committee aligned these PSUs to one-year and two-year TSR metrics and cancelled the modifier. These awards will have a payout scale of 0%—150% based on achievement of the company’s stock performance against the S&P Software & Services Select Industry Index. Because the performance targets were not established until after the end of fiscal 2018, the PSUs were not considered granted in fiscal 2018 under FASB ASC Topic 718 and are therefore not included in the table above as outstanding as of the end of fiscal 2018.

Name	Authorization Date	Grant Date	Scheduled to Vest November 2019	Scheduled to Vest November 2020	Total Performance Share Units
Daniel Tempesta	11/15/2016	11/6/2018	25,000		25,000
	12/29/2017	11/6/2018	25,000	25,000	50,000
Robert Weideman	12/22/2016	11/6/2018	25,000		25,000
	12/29/2017	11/6/2018	25,000	25,000	50,000
Alvaro Monserrat	2/1/2018	11/6/2018	33,500	16,500	50,000

(9)	Messrs. Ricci, Maripuri and Siegel terminated employment during fiscal 2018 and did not have outstanding equity awards as of September 30, 2018.

FISCAL 2018 OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth the stock awards vested, and the value realized upon vesting, by the Named Executive Officers during fiscal 2018.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($)(2)
Mark Benjamin	—	—
Daniel Tempesta	148,888	2,488,175
Robert Weideman	147,009	2,474,862
Alvaro Monserrat	37,500	641,963
Paul Ricci	863,176	13,512,186
Satish Maripuri	74,122	1,206,775
Kenneth Siegel	31,730	514,165

(1)	Shares vested include fiscal 2017 annual bonuses that were paid in RSUs and were settled in shares in fiscal 2018.

(2)	Value calculated by multiplying the number of shares vesting by the closing price of a share of the Common Stock on the vesting date, less par value of shares.

PENSION OR NONQUALIFIED DEFERRED COMPENSATION PLANS

The Company had no pension plans or nonqualified deferred compensation arrangements in which the NEOs participated during fiscal 2018.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

We have agreements with each of our currently employed Named Executive Officers that provide the payments and benefits described below in connection with certain terminations of their employment, including following a change of control of the Company. To receive any of severance payments and benefits described below, the executive must generally execute a release of claims in favor of the Company and its affiliates and continue to comply with certain post-termination covenants in favor of the Company and its affiliates. The severance and benefits listed in the table below assume that a qualifying termination of employment occurred on September 30, 2018, the last day of fiscal 2018. The severance payments and benefits paid to the Named Executive Officers whose employment terminated during fiscal 2018 are not included in the table below but are described in the narratives that follow this table.

Name	Event or Circumstances of Termination or Event (1)
	Termination without Cause or Good Reason (2)	Termination without Cause or Good Reason in connection with Change of Control(3)	Disability or Death
Mark Benjamin
CEO
Base Salary(4)	$1,600,000	$2,000,000	—
Target Bonus(5)	$1,200,000	$2,400,000	—
Pro-Rated Target Bonus(6)	$600,000	$600,000	—
Accelerated Equity—RSU(7)	$7,959,102	$7,959,102	$7,959,562
Accelerated Equity—PSU(8)	$835,124	$5,685,070	$835,124
Benefits Continuation(9)	$36,844	$36,844	$24,563
Total	$12,231,070	$18,681,016	$8,819,249
Daniel Tempesta
CFO
Base Salary(10)	$450,000	$450,000	—
Target Bonus(11)	—	$337,500	—
Pro-Rated Target Bonus(11)	$337,500	—	—
Accelerated Equity—RSU(12)	$865,950	$1,298,925	$1,298,925
Accelerated Equity—PSU(13)	$1,443,244	$1,659,732	—
Benefits Continuation(9)	$24,563	$24,563	$24,563
Total	$3,121,257	$3,770,720	$1,323,488
Robert Weideman
Executive Vice President, Enterprise Division
Base Salary(10)	$500,000	$500,000	—
Target Bonus(11)	—	$375,000	—
Pro-Rated Target Bonus(11)	$375,000	—	—
Accelerated Equity—RSU(14)	—	$1,298,925	$1,298,925
Accelerated Equity—PSU(15)	—	$1,515,413	—
Benefits Continuation(9)	$16,398	$16,398	$16,398
Total	$891,398	$3,705,736	$1,315,323

Name	Event or Circumstances of Termination or Event (1)
	Termination without Cause or Good Reason (2)	Termination without Cause or Good Reason in connection with Change of Control(3)	Disability or Death
Alvaro Monserrat
Executive Vice President, Imaging Division
Base Salary(10)	$450,000	$450,000	—
Target Bonus(11)	—	$337,500	—
Pro-Rated Target Bonus(11)	$337,500	—	—
Accelerated Equity—RSU(14)	—	$865,950	$865,950
Accelerated Equity—PSU(15)	—	$432,975	—
Benefits Continuation(9)	$24,563	$24,563	$24,563
Total	$812,063	$2,110,988	$890,513

(1)

Equity value is based on the closing stock price of our Common Stock on September 28, 2018 ($17.32), the last trading day of fiscal 2018 and the value for PSUs assume that such awards vest at target levels. The treatment of equity awards is described in more detail below.

(2)	Mr. Benjamin and Mr. Tempesta are the only executives with the ability to receive benefits as a result of voluntary termination for good reason other than in connection with a change of control.

(3)

These benefits would be payable in connection with a termination without cause or good reason resignation within the 12 months following a change of control (or, for Mr. Benjamin, within the three months prior to or 12 months following a change of control).

(4)

Upon a termination without cause or resignation for good reason, Mr. Benjamin would receive payment of 200% of his base salary if such termination occurred other than in connection with a change of control and payment of 250% of his base salary if such termination occurred in connection with a change of control.

(5)

Upon a termination without cause or resignation for good reason, Mr. Benjamin would receive payment of 100% of his target annual bonus if such termination occurred other than in connection with a change of control and payment of 200% of his target annual bonus if such termination occurred in connection with a change of control.

(6)

Upon a termination without cause or resignation for good reason, Mr. Benjamin would receive a pro-rated payment of his target annual bonus for the year of termination. For fiscal 2018, the amount in the table above is equal to the minimum payment that would be due to Mr. Benjamin as a result of his guaranteed bonus payment for fiscal 2018.

(7)	Upon a termination without cause or due to death or disability or a resignation for good reason, Mr. Benjamin’s 459,559 time-based RSU awards granted in fiscal 2018 would vest in full.

(8)

Upon a termination without cause or resignation for good reason other than in connection with a change of control, or upon termination for reason of death or disability, a prorated portion of Mr. Benjamin’s PSUs granted in fiscal 2018 would vest based on actual performance achieved as of the date immediately prior to the termination date of termination and prorated based on the portion of the performance period that was completed. The amount listed in the table above assumes target achievement level and is prorated based on the portion of the performance period elapsed through September 30, 2018. Upon termination without cause or resignation for good reason in connection with a change in control, Mr. Benjamin’s PSUs granted in fiscal 2018 would vest in full (without proration) based on actual performance through the change in control. The amount listed in the table above assumes target achievement level.

(9)	Amount is based on the cost of COBRA continuation coverage as of September 30, 2018. The COBRA benefits that would be payable to our Named Executive Officers is described below.

(10)

Upon a termination without cause, each of Messrs. Tempesta, Weideman and Monserrat would receive payment of 100% of his base salary. Mr. Tempesta would receive the same amount upon a resignation for good reason, and Messrs. Weideman and Monserrat would receive the same amount upon a resignation for good reason in connection with a change of control.

(11)

Upon a termination without cause (other than in connection with a change of control), each of Messrs. Tempesta, Weideman and Monserrat would receive a pro-rated portion of his target annual bonus. Mr. Tempesta would receive this same amount upon a resignation for good reason other than in connection with a change of control. If such termination occurred in connection with a change of control, each of Messrs. Tempesta, Weideman and Monserrat would receive 100% of the greater of target annual bonus for the year of termination or the target bonus in effect immediately prior to the change of control. The amounts listed in the table above include each Named Executive Officers full target annual bonus for fiscal 2018.

(12)

Upon a termination without cause or resignation for good reason prior to December 31, 2019, and other than in connection with a change of control, all time-based equity awards held by Mr. Tempesta that otherwise would vest on or before December 31, 2019 would vest in full. The table above includes the value of the 50,000 RSUs held by Mr. Tempesta that are scheduled to vest on September 30, 2019. Upon a termination without cause or resignation for good reason in connection with a change of control, or by reason of death or disability, all time-based equity awards held by Mr. Tempesta would vest in full.

(13)

Upon a termination without cause or resignation for good reason prior to December 31, 2019, and other than in connection with a change of control, all performance-based equity awards that otherwise would vest on or before December 31, 2019 would vest in full, with performance deemed achieved at target performance levels. The table above includes the value of the 83,333 PSUs held by Mr. Tempesta that are eligible to vest on or before December 31, 2019, assuming achievement at target performance levels. Upon a termination without cause or resignation for good reason in connection with change of control, all TSR-based performance-based equity awards would vest in full based on actual performance, all non-TSR-based performance-based equity awards that are subject to performance goals for the year in which the change of control occurs would vest at target levels of achievement, and 50% of all non-TSR-based performance-based equity awards that are subject to performance goals for the years following the year in which the change of control occurs would vest at target levels of achievement. The table above includes the value of the 95,833 PSUs held by Mr. Tempesta, assuming that all TSR-based PSUs vest at target levels of achievement.

(14)

Upon a termination without cause other than in connection with a change of control, all time-based equity awards held by Messrs. Weideman and Monserrat that are scheduled to vest in the fiscal year in which the termination occurs would vest on a prorated basis. Because will receive pro-rated vesting of time-based equity awards scheduled to vest in the fiscal year in which termination occurs. No amounts are included in the table above in respect of this prorated vesting because no additional time-based equity awards would be scheduled to vest in the fiscal year of termination, assuming such termination occurs on the last day of the fiscal year. Upon a termination without cause or resignation for good reason in connection with change of control, or upon a termination by reason of death or disability, all time-based equity awards held by Messrs. Weideman and Monserrat would vest in full.

(15)

Upon a termination without cause or resignation for good reason in connection with change of control, all TSR-based performance-based equity awards would vest in full based on actual performance, all non-TSR-based performance-based equity awards that are subject to performance goals for the year in which the change of control occurs would vest at target levels of achievement, and 50% of all non-TSR-based performance-based equity awards that are subject to performance goals for the years following the year in which the change of control occurs would vest at target levels of achievement. The table above includes the value of the 87,500 PSUs held by Mr. Weideman, inclusive of the TSR-based PSUs (assuming at target achievement), and 25,000 PSUs held by Mr. Monserrat.

Employment Agreement with Mr. Benjamin

In connection with Mr. Benjamin’s appointment, on March 19, 2018, the Company and Mr. Benjamin entered into an employment agreement (the “Employment Agreement”) effective as of April 23, 2018. The Employment Agreement has an initial term of four years, renewing automatically thereafter for successive one-year terms, unless either the Company or Mr. Benjamin provides prior notice of non-renewal. The Employment Agreement provides an annual salary of $800,000 and a target annual bonus opportunity of not less than 150% of base salary, subject to the terms of the Company’s bonus plan then in effect for Company senior executives. The actual earned annual bonus, if any, payable to Mr. Benjamin for any fiscal year will depend upon the extent to which the applicable performance goal(s) specified by the Compensation Committee are achieved or exceeded, except that for fiscal 2018, Mr. Benjamin was entitled to a minimum annual bonus of 50% of his target annual bonus opportunity.

The Employment Agreement provided for initial equity award grants to him, which were granted on May 7, 2018 as described in further detail under “Fiscal 2018 Equity Award Decisions and Outcomes” above. The Employment Agreement also provides that Mr. Benjamin will receive an RSU and/or PSU grant during fiscal year 2019 with a fair value of at least $6,000,000. The decision to commit to a minimum grant values, was intended to provide predictability for Mr. Benjamin in his first year of employment due to the level of compensation that he forfeited by leaving his former employer and to secure his recruitment to the Company. After this fiscal year 2019 grant, Mr. Benjamin will be eligible for additional equity grants only to the extent determined by the Board or the Compensation Committee.

The Company also agreed to pay Mr. Benjamin (i) a signing bonus of $250,000, to be repaid on a pro-rated basis if, within one year from his start date, Mr. Benjamin voluntarily terminates employment with the Company, other than for good reason, death or disability, or is terminated for cause (as such terms are defined in the Employment Agreement); (ii) a temporary living expense budget of $100,000 until such time that Mr. Benjamin relocates his principal residence to the Boston, Massachusetts area; (iii) a relocation package providing for reimbursement of reasonable expenses for moving and home sale that are incurred on or prior to September 1, 2019, to assist Mr. Benjamin in transitioning his family’s principal residence to the Boston, Massachusetts area, capped at $450,000, exclusive of reasonable brokerage commissions and any associated tax offset for the sale of Mr. Benjamin’s current principal residence, and which must be repaid to the Company on a pro-rated basis if, within one year of the relocation of Mr. Benjamin’s family, Mr. Benjamin voluntarily terminates employment with the Company, other than for good reason, death or disability, or is terminated for cause; and (iv) certain other benefits, including tax planning services, executive life insurance and long-term disability benefits and an annual physical, all as described in the Employment Agreement.

In addition, Mr. Benjamin is entitled to severance benefits under the Employment Agreement if his employment terminates in certain circumstances. In the event Mr. Benjamin’s employment is terminated by the Company other than for cause, death or disability, or by Mr. Benjamin for good reason, and such termination occurs other than during the period beginning three months before and ending 12 months following a change of control (as such term is defined in the Employment Agreement), Mr. Benjamin will be entitled to receive (i) a lump sum severance payment equal to 200% of his base salary; (ii) a lump sum payment equal to 100% of his target annual bonus for the year of termination; (iii) a pro-rated payment of his target annual bonus for the year of termination based on the percentage of the fiscal year completed; (iv) 12 months’ accelerated vesting of all time-based Company equity awards, other than his initial RSU awards, which will fully vest; (v) accelerated vesting of a portion of the initial PSU award, determined by shortening the performance period to the date immediately prior to termination date and vesting a pro-rated portion of the award earned as of that date based on the percentage of the performance period completed; and (vi) continued Company-paid COBRA coverage for 18 months for Mr. Benjamin and his eligible dependents. The accelerated vesting protection for the initial PSU award does not apply to any future PSU awards and was intended to help protect Mr. Benjamin’s sign-on compensation in light of substantial compensation that he forfeited by leaving his former employer and joining the Company.

In the event Mr. Benjamin’s employment by the Company is terminated by the Company, other than for cause, death or disability, or by Mr. Benjamin for good reason, and such termination occurs during the period beginning three months before and ending 12 months following a change of control, Mr. Benjamin will instead be entitled to receive (i) a lump sum severance payment equal to 250% of his base salary; (ii) a lump sum payment equal to 200% of his target annual bonus; (iii) a pro-rated payment of his target annual bonus for the year of termination based on the percentage of the fiscal year completed; (iv) full vesting of all time-based Company equity awards he then holds; and (v) continued Company-paid COBRA coverage for 18 months for Mr. Benjamin and his eligible dependents.

In addition, upon a change of control, (i) Mr. Benjamin’s outstanding PSUs that are subject to financial metric performance goals for the fiscal year of the change of control will be converted to time-based RSUs, based on deemed achievement at 100% of targeted performance, that vest based on his continued service through the end of the remaining original performance period (subject to full vesting upon termination without cause or resignation for good reason); and (ii) Mr. Benjamin’s outstanding PSUs that are subject to relative total shareholder return performance goals will be converted to time-based RSUs, based on actual performance determined as of the change of control, that vest based on continued service for the remainder of the performance period (subject to full vesting upon termination without cause or resignation for good reason).

If Mr. Benjamin’s employment with the Company terminates because of death or disability, Mr. Benjamin will receive (i) continued Company-paid COBRA coverage for 12 months for Mr. Benjamin and his eligible dependents; (ii) full vesting of all time-based Company equity awards; and (iii) accelerated vesting of the a portion of initial PSU award (but not of any other future PSU awards) determined by shortening the performance period to the date immediately prior to termination and vesting a pro-rated portion of the award earned as of that date, based on the percentage of the performance period completed.

As a condition to receipt of any of the severance payments or benefits under the Employment Agreement, Mr. Benjamin will be required to execute a separation and release of claims agreement in favor of the Company. In connection with his employment, Mr. Benjamin has also entered into the Company’s standard form of confidential information, inventions and noncompetition agreement and the Company’s form of indemnification agreement for officers and directors. Mr. Benjamin’s severance payments and benefits also are generally conditioned on his continuing compliance with the confidential information, inventions and noncompetition agreement.

For further details on Mr. Benjamin’s agreement, please refer to the Employment Agreement that was filed on Form 8-K on March 22, 2018.

Change of Control and Severance Agreements with Other NEOs

In August 2018, the Company entered into a Change of Control and Severance Agreement with each of our currently employed Named Executive Officers, other than Mr. Benjamin (whose employment agreement is described above). The agreements have an initial three-year term ending on September 30, 2021, renewing automatically thereafter for successive three-year terms, unless the Company or the executive provides timely notice of non-renewal prior to the end of the initial or a succeeding term. If a change of control occurs within the 12 months before the end of a term, the agreement will automatically extend until 12 months following the change of control. In the event an executive’s employment is involuntarily terminated without cause (and not due to death or disability) other than within 12 months following a change of control of the Company (as those terms are defined in the agreement), the executive will be eligible to receive severance benefits consisting of: (i) 12 months’ base salary, payable in a lump sum; (ii) a pro-rated percentage of his target bonus for the fiscal year in which the termination occurs, payable in a lump sum; (iii) vesting of the pro-rated portion of the outstanding time-based Company equity awards that are scheduled to vest in the fiscal year in which the termination occurs; and (iv) 12 months’ Company-paid health insurance continuation coverage under COBRA, subject to the executive timely electing such coverage.

If an executive’s employment is terminated without cause (and not due to death or disability) or executive resigns for good reason within 12 months following a change of control of the Company, the executive will instead be eligible to receive severance benefits consisting of: (i) 12 months’ base salary, payable in a lump sum; (ii) a lump sum payment equal to 100% of the greater of the executive’s annual target bonus for the year of termination or the executive’s target bonus in effect immediately prior to the change of control; (iii) full vesting of all outstanding time-based Company equity awards; and (iv) 12 months’ Company-paid health insurance continuation coverage under COBRA, subject to the executive timely electing such coverage. In addition, upon a change of control of the Company, (a) the executive’s outstanding performance-based equity awards that are subject to performance goals for the fiscal year of the change of control (other than relative TSR performance goals), will convert to time-based equity awards with respect to the number of shares that would vest at 100% of target performance, (b) the executive’s outstanding performance-based equity awards subject to relative TSR performance goals will convert to time-based equity awards with respect to the number of shares that would vest based on actual performance as of the change of control and (c) the executive’s outstanding performance-based equity awards subject to performance goals for fiscal years after the fiscal year of the change of control (other than relative TSR performance goals) will remain subject to their existing terms, except that the executive will receive acceleration of 50% of shares subject to such awards (determined assuming achievement of performance goals at 100% of target) if the executive’s employment is terminated without cause or for good reason during 12 months following a change of control. Performance-based equity awards described in clauses (a) and (b) of the preceding sentence, as so modified, will vest on the last day of the performance period, subject to the executive’s continued service through such date, or upon earlier termination without cause or resignation for good reason. If an executive’s employment with the Company terminates due to death or disability, he or his eligible dependents (as applicable) will be eligible to receive benefits consisting of 12 months’ Company-paid health insurance under COBRA and immediate acceleration of all of his or her outstanding and unvested time-based equity awards. To receive the foregoing severance payments and benefits, an executive would be required to enter into a separation and release agreement with the Company and continue to comply with his/her existing confidentiality and restrictive covenant agreements.

In addition to the benefits described above, the agreement with Mr. Tempesta includes certain enhanced severance benefits. Specifically, if Mr. Tempesta’s employment is terminated by the Company other than for cause or Mr. Tempesta resigns from the Company for good reason on or before December 31, 2019, other than within the 12 months following a change of control, any time-based equity awards outstanding at the time of termination that were scheduled to vest at any time on or before December 31, 2019, will fully vest upon the termination, with performance measures deemed achieved at target levels for any performance-based awards. In addition, after December 31, 2019, Mr. Tempesta will be entitled to receive severance benefits upon resignation for good reason regardless of whether such resignation occurs within the 12 months following a change in control.

Separation Agreement with Mr. Ricci

Mr. Ricci, the Company’s former CEO, resigned with good reason on March 22, 2018 under the terms of his employment agreement. In connection with the termination of Mr. Ricci’s employment, the Company and Mr. Ricci entered into a Separation & Release Agreement, pursuant to which, the Company paid or provided (as applicable) Mr. Ricci the following separation payments and benefits in consideration for his release and waiver of all claims against the Company and its affiliates and related parties as well as his continued compliance with certain post-termination covenants in favor of the Company and its affiliates.: (i) 2.5x annual salary, or $2,000,000 aggregate, to be paid over 24 months; (ii) 2x annual target bonus, or $2,400,000 aggregate, to be paid over 24 months; (iii) 2x annual car allowance, or $40,000, to be paid over 24 months; (iv) a lump-sum cash retention payment of $8,400,000; (v) a lump-sum cash payment of $500,000; (vi) vesting at target of 375,000 PSUs that would otherwise have been eligible to vest on March 31, 2018, the value of which computed on the vesting date was $5,542,125; (vii) two years of Company-paid COBRA premiums, to the extent that he elects continuation coverage under COBRA; and (viii) reimbursements of eligible allowances under his tax & financial planning benefit (up to $50,000 in aggregate) and his wellness benefit (up to $100,000 in aggregate). In addition, Mr. Ricci is eligible to receive his fiscal 2018 bonus pro-rated for the six months he was employed by the company during fiscal 2018. Such bonus was paid out based on achievement of fiscal 2018 annual bonus. We separately provided Mr. Ricci with use of a personal assistant for the one-year period following his termination of employment, the cost of which benefit is projected to be $97,000 for such period.

Separation Agreement with Mr. Maripuri

In connection with the termination of Mr. Maripuri’s employment, the Company and Mr. Maripuri entered into a Separation & Release Agreement, pursuant to which the Company paid or provided (as applicable) Mr. Maripuri the following separation payments and benefits in consideration for his release and waiver of all claims against the Company and its affiliates and related parties as well as Mr. Maripuri’s continued compliance with certain post-termination covenants in favor of the Company and its affiliates: (i) a lump-sum cash payment equal to one year of his current base salary ($500,000); (ii) a lump-sum cash payment equal to his target bonus for the Company’s fiscal year ending September 30, 2018 ($375,000); (iii) one year of Company-paid COBRA premiums, to the extent that he elects continuation coverage under COBRA; and (iv) full vesting of 75,000 RSUs, Mr. Maripuri’s time-based equity awards that were otherwise scheduled to vest on September 30, 2018, but for his termination of employment. In addition, subject to the foregoing conditions, as well as Mr. Maripuri’s providing a bring-down release of claims as of the first anniversary of the termination date, the Company will pay Mr. Maripuri on or shortly following such anniversary date a lump-sum cash payment of $2,165,000, which is equal to the aggregate fair market value, based on the closing price of the Company’s common stock reported on Nasdaq on September 28, 2018, of 125,000 PSUs held by him as of the termination date that the Compensation Committee determined would have been earned and vested based on the achievement of fiscal year 2018 financial performance targets, had Mr. Maripuri remained employed by the Company.

As of the date of his termination of employment, Mr. Maripuri forfeited all performance-based equity awards that had not vested in accordance with their terms on or prior to the termination date, and all time-based equity awards that had not vested in accordance with their terms or the terms of the separation agreement on or prior to the termination date.

Separation Agreement with Mr. Siegel

In connection with the termination of Mr. Siegel’s employment, the Company and Mr. Siegel entered into a Separation & Release Agreement, pursuant to which the Company paid or provided (as applicable) Mr. Siegel the following separation payments and benefits in consideration for his release and waiver of all claims against the Company and its affiliates and related parties as well as Mr. Siegel’s continued compliance with certain post-termination covenants in favor of the Company and its affiliates: (i) a lump-sum cash payment equal to one year of his current base salary ($430,000); (ii) a lump-sum cash payment equal to his target bonus for the Company’s fiscal year ending September 30, 2018 ($322,500); (iii) one year of Company-paid COBRA premiums, to the extent that he elects continuation coverage under COBRA; (iv) reimbursement for up to $20,000 in outplacement services; (v) cash payment of $562,868, equal to the value of Mr. Siegel’s time-based equity awards that were otherwise scheduled to vest on September 30, 2018, but for his termination of employment; and (vi) cash payment of $377,121, which is equal 67% of Mr. Siegel’s performance- based equity awards that were otherwise scheduled to be measured upon the closing of fiscal 2018 financials, but for his termination of employment. For purposes of the foregoing, time- and performance-based equity awards were converted to cash using the closing price as quoted on Nasdaq on September 28, 2018. Total equity value paid in cash was $939,990.

As of the date of his termination of employment, Mr. Siegel forfeited all performance-based equity awards that had not vested in accordance with their terms on or prior to the termination date, and all time-based equity awards that had not vested in accordance with their terms or the terms of the separation agreement on or prior to the termination date.

CEO PAY RATIO

In accordance with SEC rules, we are providing the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee (excluding our CEO). The pay ratio presented below is a reasonable estimate calculated in a manner consistent with SEC rules, based on our internal records. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation, allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

To identify the median employee, we began by examining a group of 10,814 of our full- and part-time employees (other than our CEO), including approximately 3,600 employees who provide transcription services, who were employed by us as of July 31, 2018. We then excluded 463 non-U.S. employees (less than 4.3% of our global workforce) pursuant to the de minimis exemption in total and the following number of employees in the following jurisdictions: Austria (90), Australia (85), Ireland (51), France (44), Japan (40), Spain (36), Netherlands (17), Mexico (17), Israel (15), South Korea (13), Singapore (11), Sweden (11), United Arab Emirates (5), Denmark (4), Turkey (4), Hong Kong (4), Taiwan (4), Switzerland (4), Greece (3), Argentina (2), Poland (2) and Finland (1). We also excluded approximately 100 employees who joined through acquisition during the period. We then adjusted the earnings of the included employees for the full period in the case of full-time and part-time employees who joined the Company during that period. Base pay for employees paid in a foreign currency was converted to U.S. dollars using the applicable country’s average exchange rate as of July 31, 2018. We then ranked those employees according to their base pay earnings for the period from August 1, 2017, to July 31, 2018.

After identifying the median employee, we calculated the annual total compensation for such employee using the same methodology that we used for our Named Executive Officers for purposes of the Summary Compensation Table. The Company had three individuals who served as CEO during fiscal 2018, as described above. We elected to use the compensation of Mr. Benjamin, our CEO as of the determination date, for purposes of determining the CEO pay ratio.

•	Ratio

The fiscal 2018 annual total compensation of our CEO was $14,550,160. For purposes of the pay ratio we used an annualized value of $15,539,698. The fiscal 2018 annual total compensation of our median compensated employee was $39,946, and the ratio of these amounts is 389 to 1.

•	Supplemental Ratio

The compensation of our CEO in fiscal 2018 included three one-time compensation items related to the commencement of his employment with the Company: a sign-on bonus, make-whole RSU grant and reimbursed relocation expenses. The CEO’s total compensation for fiscal 2018 adjusted to exclude those one-time items is $13,209,235. Under this methodology, the ratio of our CEO’s adjusted compensation to that of our median compensated employee is 331 to 1.

This information is being provided for the purposes of compliance with the pay ratio disclosure requirement. Neither the Compensation Committee nor management of the Company used the pay ratio measure in making compensation decisions.

EQUITY COMPENSATION PLAN INFORMATION

As of September 30, 2018, there were 1,500 shares of the Common Stock subject to issuance upon the exercise of outstanding stock options under all of our equity compensation plans referred to in the table below, at a weighted average exercise price of $12.79 per share, and with a weighted average remaining term of less than a year. As of September 30, 2018, there were 9,911,655 shares of the Common Stock subject to full value awards outstanding. As of September 30, 2018, there were 13,811,276 shares of the Common Stock available for issuance under our equity compensation plans.

The following table provides information as of September 30, 2018 with respect to the shares of Common Stock that may be issued under our equity compensation plans.

	(a) Number of Securities to be Issued Upon Exercise of Options(2)	(b) Weighted Average Exercise Price of Outstanding Options	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by shareholders(1)	1,500	$12.79	18,911,110	(3)
Equity compensation plans not approved by shareholders(4)	—	—	—

Total equity compensation plans	1,500	$12.79	18,911,110

(1)	Consists of our 1995 Directors’ Stock Plan, our Amended and Restated 1995 Employee Stock Purchase Plan and our Amended and Restated 2000 Stock Plan.

(2)	Excludes 9,911,655 securities to be issued upon vesting of restricted stock units granted under our Amended and Restated 2000 Stock Plan.

(3)	Includes 5,099,834 shares of the Common Stock available for future issuance under our 1995 Employee Stock Purchase Plan.

(4)

Excludes options assumed by the Company in the acquisitions of the Snap-In Software, Inc. and Vlingo Corporation. As of September 30, 2018, a total of 17,644 shares of the Common Stock were issuable upon exercise of the assumed options at a weighted average exercise price of $17.63 per share and with an average weighted life remaining of 2.5 years. No additional options may be granted under any of our plans related to the assumed options. No Executive officers participate in awards under any of the assumed plans. The assumed plans cover only awards assumed in the related acquisition transactions.

TRANSACTIONS WITH RELATED PERSONS

Our Policy Regarding Related Party Transactions

The Board has adopted a written policy for approval or ratification of related party transactions. A related party for purposes of the policy is a director, nominee for director, executive officer, immediate family member of the foregoing, beneficial owner of more than 5% of the Common Stock, other counterparties with which the Company may deal such that the relationship between the parties may not appear to at arms’ length, and certain other parties specified in the policy. A related party transaction for purposes of the policy is any financial transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant, and in which any related person had, has or will have a direct or indirect material interest irrespective of profit or loss, other than transactions available to all U.S. employees of the Company.

The Audit Committee is responsible for evaluating related party transactions and in determining whether to approve a related party transaction, it must take into account, among other factors it seems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

If a related party transaction is of the type that will be ongoing, the Audit Committee may establish guidelines for the Company to follow in its ongoing dealing with the related person.

A copy of our related party transactions policy can be found under “Corporate governance – Governance documents” in the Investors section of our website, www.nuance.com.

Related Party Transactions in Fiscal 2018

We believe that, except as disclosed below, there have not been any transaction or series of transactions in fiscal 2018 to which we were or are to be a participant in which the amount involved exceeds $120,000 and in which any director, nominee for director, executive officer or holder of more than 5% of our Common Stock, or members of any such person’s immediate family, had or will have a direct or indirect material interest, other than compensation described in the sections titled “Executive Compensation, Management and Other Information” or “Director Compensation” elsewhere in this Proxy Statement.

•

During fiscal 2018, the law firm of Wilson Sonsini Goodrich & Rosati (“Wilson Sonsini”) provided a range of legal services to the Company. Katherine Martin, a member of the Board through June 2018, has been the chair of the board of directors of Wilson Sonsini since October 2017. In fiscal 2018, the Company incurred fees of approximately $8.5 million to Wilson Sonsini for legal services provided to the Company.

•

During fiscal 2018, Royal Bank of Canada (“RBC”) was a lender to the Company under its revolving credit facility, and the Company maintained bank deposits and transacted forward and spot FX contracts with RBC. Michal Katz, who joined our Board in September 2018, is Managing Director, Co-Head, Technology Investment Banking with RBC Capital Markets, LLC, an affiliate of RBC. The Company’s transactions with RBC were entered into prior to Ms. Katz’s appointment as a director of the Company. Ms. Katz has informed the Company that, during the time she remains on the Board, RBC shall not engage Nuance as a corporate or investment banking client, extend any additional credit to the Company once the existing loan matures, represent any counterparties in an advisory or securities transaction capacity across from Nuance (bank financing will be permissible), cover the Company in research, or transact in Nuance’s securities. During fiscal 2018, Nuance also sold products and services to RBC in an aggregate amount exceeding $120,000.

•	Director Laura Kaiser is CEO of SSM Health. During fiscal 2018, Nuance sold products and services to SSM Health in an aggregate amount totaling approximately $305,000.

•	Director Mark Laret is CEO of UCSF Medical Center. During fiscal 2018, Nuance sold products and services to UCSF Medical Center in an aggregate amount totaling approximately $225,000.

The Audit Committee approved or ratified the above transactions pursuant to the Company’s related party transactions policy. We believe that our arrangements with the counterparties to such transactions were reasonable and fair to the Company and were on arms-length terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances.

PROPOSAL TWO

APPROVAL OF AMENDMENT AND RESTATEMENT OF THE AMENDED AND RESTATED 2000 STOCK PLAN

In November 2018, the Board of Directors, upon the recommendation of the Compensation Committee, approved certain amendments to the Company’s Amended and Restated 2000 Stock Plan (the “2000 Plan”), described below, subject to shareholder approval. The shareholders are being asked to approve the 2000 Plan, as amended, at the 2019 Annual Meeting. The proposed amendments to the 2000 Plan are:

•	A 1,250,000 share increase in the number of shares of Common Stock authorized for issuance under the 2000 Plan, bringing the total authorized for issuance from 82,250,000 shares to 83,500,000 shares;

•

An amendment to permit the Board to make proportional adjustments to outstanding awards affected by a change in the Company’s capital structure, and in addition to or in lieu of such adjustments, to permit the Board to pay dividends, dividend equivalents or similar rights in connection with any such changes in the Company’s capital structure; and

•	Certain technical updates to the 2000 Plan to reflect changes in law relating to Section 162(m).

The foregoing increase in shares reserved for issuance under the 2000 Plan will enable the Company to continue to use the 2000 Plan to assist in recruiting, motivating and retaining talented employees to help achieve the Company’s business goals. In connection with a change in the Company’s capital structure, the Board believes that adjustments to our equity awards of the type that would be permitted under the proposed amendment are appropriate to ensure fair and equitable treatment of our employees and other holders of outstanding awards in connection with such a change and to align their incentives with those of our shareholders in pursuing such a transaction.

If the stockholders do not approve the amendments to the 2000 Plan, no shares will be added to the total number of shares reserved for issuance under the 2000 Plan, and the 2000 Plan will continue under its existing terms without the other amendments summarized in this proposal. The Company’s executive officers and directors have interests in this proposal. Other than the proposed changes described above, there are no other material changes to the 2000 Plan.

The following table provides equity compensation plan information as of our fiscal year end, September 30, 2018. This table includes all active plans.

Number of Shares Available Under All Plans (not counting share requests)	Number of Options Outstanding	Weighted Average Exercise Price of Outstanding Options	Weighted Average Remaining Term of Outstanding Options	Number of Outstanding Full- Value Awards
13,811,276	19,144	$17.3128	3.1	9,911,655

In fiscal 2018, 2017, and 2016, the Company granted gross awards covering a total of 11,052,249 shares, 11,932,457 shares, and 9,679,804 shares respectively. Based on our business plan, we currently forecast granting full value awards (in the form of restricted shares and restricted stock units) covering approximately 10,300,000 shares over the coming fiscal period, which is equal to 3.6% of our common shares outstanding as of September 30, 2018. The Board considered the need for grants to retain and reward existing employees, for anticipated new hires and in connection with the acquisition of new businesses. The Company projects cancellation of options and forfeitures of restricted stock and restricted stock unit awards of approximately 1,500,000 shares over the coming fiscal year. If our expectation of cancellations and forfeitures is accurate, our net grants (grants less cancellations and forfeitures) over the next fiscal year would be approximately 8,800,000 shares, or approximately 3.1% of our common shares outstanding as of September 30, 2018. The Company anticipates the requested share increase is necessary and appropriate to satisfy anticipated needs of our current business plan for the forthcoming fiscal year. We anticipate seeking approval for additional shares, as needed to cover future grants under our 2000 Plan at our next annual meeting of shareholders. However, a change in business conditions or Company strategy could alter any of these projections.

In considering the requested share increase, the Board also took into account certain additional criteria relating to potential impact on shareholders. The potential dilution from the 1,250,000 share increase requested is .43%, based on total common shares outstanding (measured as of September 30, 2018). Dilution represents the number of equity awards granted, less cancellations, as a percentage of total outstanding shares. Over the past three fiscal years, the Company’s average annual dilution was 3.21% The Board also considered the Company’s historical burn rate, which measures the annual rate at which shares are granted under our equity plans (as a percentage of total outstanding shares) in evaluating the size of the requested share increase. Over the past three fiscal years, our burn rate has averaged 3.54%. The Board also considered the additional overhang, which measures the number of shares subject to equity awards outstanding but unexercised or unvested, plus the number of shares available to be granted, as a percentage of total shares. As of September 30, 2018, the Company had outstanding grants of 19,144 stock options, and 9,911,655 restricted stock units. The foregoing, along with 13,811,276 shares remaining available for future grant under our stock plans and the new share request of 1,250,000 shares, would represent approximately 8% of our total outstanding common shares as of September 30, 2018 of shares, calculated on a fully diluted basis. Over the past three fiscal years, our overhang has averaged 8.58%. Considering the Company’s historical broad-based equity grant practices and the foregoing information, the Board believes the additional share authorization to be appropriate and necessary to meet the objectives of our equity program in the forthcoming fiscal year and in the best interest of shareholders.

We strongly believe that the proposed amendment of the 2000 Plan is essential to the Company’s continued success. The Company’s employees are its most valuable assets. Equity awards provided under the 2000 Plan are vital to the Company’s ability to attract and retain outstanding and highly skilled individuals in the extremely competitive labor markets in which the Company must compete. Such awards also are crucial to our ability to motivate employees to achieve the Company’s goals. While the Company does not have any specific plans or commitments to issue awards under the 2000 Plan at this time, for the reasons stated above and to ensure the Company can continue to grant awards to key employees of the Company at levels determined appropriate by the Board and the Compensation Committee of the Board, the shareholders are being asked to approve the amendments to the 2000 Plan.

In fiscal year 2018, in connection with the hiring of our new CEO, we granted 328,256 shares of performance-based awards, 328,256 shares of time-based awards, and a one-time make-whole grant of 131,303 time-based awards (see CD&A—Fiscal 2018 Annual Equity Awards for more detail). The awards were granted on May  7, 2018 and had a grant date value of $13,222,752.

Description of the 2000 Plan

The following general description of the material features of the 2000 Plan assumes that the amendments submitted to shareholders for approval are approved and is qualified in its entirety by reference to the full text of the 2000 Plan, which is included as Annex B hereto.

General

The purpose of the 2000 Plan is to attract and retain the best available personnel for positions of substantial responsibility with the Company, to provide additional incentive to the employees, directors and consultants of the Company and employees and consultants of its parent and subsidiary companies and to promote the success of the Company’s business. The 2000 Plan authorizes the Board of Directors or one or more of its committees to grant stock options, restricted stock units, rights to purchase restricted stock and stock appreciation rights (each an “Award”).

Administration

The 2000 Plan may generally be administered by the Board or a committee appointed by the Board (as applicable, the “Administrator”). The Administrator has the authority to make the determinations regarding eligibility for plan awards, types of awards granted, and other matters, as described below, and may make any other determinations deemed necessary or advisable for the 2000 Plan.

Number of Shares of Common Stock Available Under the Incentive Plan

Assuming stockholders approve this proposal, a total of 83,500,000 shares of Common Stock will be reserved for issuance under the 2000 Plan. As of September 30, 2018, 13,811,276 shares of Common Stock were available for issuance under all our stock plans.

If any outstanding Award for any reason expires or is terminated or canceled without having been exercised or settled in full, or if shares acquired pursuant to an Award subject to forfeiture are forfeited by the Company, the shares allocable to the terminated portion of such Award or such forfeited shares shall again be available for grant under the 2000 Plan. Shares shall not be deemed to have been granted pursuant to the 2000 Plan with respect to any portion of an Award that is settled in cash or withheld in satisfaction of tax withholding obligations. Notwithstanding the foregoing, shares used to pay the purchase or exercise price or to satisfy the tax withholding obligations for options or stock appreciation rights or that are reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of an option will not become available for future grant under the 2000 plan. Upon payment in shares pursuant to the exercise of a stock appreciation right, the number of shares available for grant under the 2000 Plan shall be reduced by the total number of shares subject to the stock appreciation right, regardless of the number of shares actually issued in such payment (i.e., shares withheld to satisfy the exercise price of the stock appreciation right will not remain available for issuance under the 2000 Plan).

Eligibility

Nonstatutory stock options, stock purchase rights (i.e., awards of restricted stock), restricted stock units and stock appreciation rights may be granted under the 2000 Plan to employees, directors and consultants (who may only be natural persons) of the Company and employees and consultants of any parent or subsidiary of the Company. Incentive stock options may be granted only to employees. The Administrator, in its discretion, selects the employees, directors and consultants to whom Awards may be granted, the time or times at which such Awards will be granted, and the exercise price and number of shares subject to each such grant; provided, however, the exercise price of a stock option and a stock appreciation right may not be less than 100% of the fair market value of the Common Stock on the date such Award is granted. Approximately 9,600 employees, 8 non-employee directors and 2 consultants of the Company and its subsidiaries will be eligible to participate in the 2000 Plan.’.

Plan Limitations

The 2000 Plan provides that no service provider may be granted, in any fiscal year of the Company, options or stock appreciation rights to purchase more than 1,500,000 shares of Common Stock or 1,000,000 restricted stock awards or restricted stock units. Notwithstanding the limit on grants of options or stock appreciation rights, however, in connection with such individual’s initial employment with the Company, he or she may be granted options or stock appreciation rights to purchase up to an additional 1,500,000 shares of Common Stock.

In addition to the foregoing limits, in any fiscal year, non-employee directors may receive awards under the 2000 Plan not exceeding a fair value of $750,000 (increased to $1,000,000 in connection with a director’s initial service). While the Company does not currently contemplate making awards non-employee directors under the 2000 Plan, the Board believes it is appropriate and in the best interests of shareholders to include a separate restriction on potential awards to non-employee directors under the 2000 Plan.

Terms and Conditions of Options

Each option is evidenced by a stock option agreement between the Company and the optionee, and is subject to the following terms and conditions:

(a) Exercise Price.    The Administrator determines the exercise price of options at the time the options are granted. The exercise price of a stock option may not be less than 100% of the fair market value of the Common Stock on the date such option is granted; provided, however, that the exercise price of an incentive stock option granted to a more than 10% shareholder may not be less than 110% of the fair market value on the date such option is granted. The fair market value of the Common Stock is generally determined with reference to the closing sale price for the Common Stock (or the closing bid if no sales were reported) on the last market trading day prior to the date the option is granted.

The Company’s by-laws provide that it may not reduce the exercise price of any stock option, including stock appreciation right, outstanding or to be granted in the future under the 2000 Plan; cancel options in exchange for the re-grant of options at a lower exercise price, whether or not the cancelled options are returned to the available pool for grant; replace underwater options with restricted stock in an exchange, buy-back or other scheme; or replace any options with new options having a lower exercise price or accelerated vesting schedule in an exchange, buy-back or other scheme.

(b) Exercise of Option; Form of Consideration.    The Administrator determines when options become exercisable, and may in its discretion; accelerate the vesting of any outstanding option in connection with the termination of a participant’s employment with the Company. The means of payment for shares issued upon exercise of an option is specified in each option agreement. The 2000 Plan permits payment to be made by cash, check, other shares of Common Stock of the Company (with some restrictions), cashless exercises, any other form of consideration permitted by applicable law, or any combination thereof.

(c) Term of Option.    No stock option or stock appreciation right granted under the 2000 Plan may have a term greater than seven years after the date of grant. In the case of an incentive stock option granted to a 10% shareholder, the term of the option may be no more than five (5) years from the date of grant. No option may be exercised after the expiration of its term.

(d) Termination of Service.    The Administrator determines the length of the post-termination exercise period of a stock option. In the absence of a time specified in a participant’s Award agreement, a participant may exercise the option within three months of such termination, to the extent that the option is vested on the date of termination, (but in no event later than the expiration of the term of such option as set forth in the option agreement), unless such participant’s service relationship terminates due to the participant’s death or disability, in which case the participant or the participant’s estate or the person who acquires the right to exercise the option by bequest or inheritance may exercise the option, to the extent the option was vested on the date of termination, within 12 months from the date of such termination.

(e) Nontransferability of Options.    Unless otherwise determined by the Administrator, options granted under the 2000 Plan are not transferable other than by will or the laws of descent and distribution, and may be exercised during the optionee’s lifetime only by the optionee.

(f) Other Provisions.    The stock option agreement may contain other terms, provisions and conditions not inconsistent with the 2000 Plan as may be determined by the Administrator.

Stock Purchase Rights

In the case of stock purchase rights, (i.e. rights to acquire restricted stock), unless the Administrator determines otherwise, the Award agreement will grant the Company a repurchase option exercisable upon the termination of the participant’s service with the Company for any reason (including death or disability). The purchase price for shares repurchased pursuant to the restricted stock purchase agreement will generally be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option will lapse at a rate determined by the Administrator including based on the achievement of performance goals. The Administrator will determine the number of shares granted pursuant to a stock purchase right, but as discussed above, the Administrator will not be permitted to grant restricted stock and restricted stock units in excess of the limits described above.

Restricted Stock Units

The Administrator may grant restricted stock units under the 2000 Plan. Each restricted stock unit award will be evidenced by an Award agreement that will specify the period of restriction, the number of shares granted and all other terms and conditions as the Administrator may determine in its sole discretion, including, without limitation whatever conditions to vesting it determines to be appropriate. For example, the Administrator may set restrictions based on the achievement of specific performance goals. The Administrator will determine the number of shares granted pursuant to a restricted stock unit award, but as discussed above, the Administrator will not be permitted to grant restricted stock and restricted stock units in excess of the restricted stock limit.

Stock Appreciation Rights

The Administrator may grant stock appreciation rights either alone or in tandem with stock options. A stock appreciation right is the right to receive the appreciation in fair market value of Common Stock between the exercise date and the date of grant. The Company can pay the appreciation in either cash or shares of Common Stock. The

Administrator will determine the exercise price of a stock appreciation right, which will be no less than 100% of the fair market value of the Common Stock on the date of grant, and the term of each stock appreciation right. Stock appreciation rights will become exercisable at the times and on the terms established by the Administrator, subject to the terms of the 2000 Plan. The Administrator will determine the number of shares granted to a service provider pursuant to a stock appreciation right, subject to the annual grant limit described above.

After termination of service with the Company, a participant will be able to exercise the vested portion of his or her stock appreciation right for the period of time stated in the Award agreement. If no such period of time is stated in a participant’s Award agreement, a participant will generally be able to exercise his or her stock appreciation right for (i) three months following his or her termination for reasons other than death or disability, and (ii) one year following his or her termination due to death or disability. In no event will a stock appreciation right be exercised later than the expiration of its term.

Performance Goals

The Administrator, in its discretion, may make performance goals applicable to a participant during a specified performance period. In the Administrator’s discretion, one or more or any combination of the following performance measures or any other measures determined by the Administrator may apply: annual revenue, cash position, controllable profits, customer satisfaction MBOs, earnings per share, individual objectives, net income, new orders, operating cash flow, operating income, return on assets, return on equity, return on sales, and total shareholder return. Any criteria used may be measured, as applicable, in absolute terms or in relative terms (including, without limitation, by reference to an index or indices or the performance of one or more companies), on a per-share basis, against the performance of the Company as a whole or any segment of the Company, or in combinations thereof and subject to such adjustment, if any, as the Administrator may specify. Performance goals may also be based on individual performance and/or subjective performance criteria. Following the completion of each performance period, the Administrator will certify in writing whether the applicable performance goals have been achieved for such performance period.

Section 162(m) of the Internal Revenue Code (Section 162(m)) limits the tax deductibility of compensation for certain current and former executive officers that is more than $1 million. The 2000 Plan contains language that, prior to the enactment of 2017 U.S. tax reform legislation, permitted us to pay compensation that qualified as performance-based under Section 162(m). A participant will only be eligible to receive payment pursuant to an award intended to qualify as “performance-based compensation” under Section 162(m) if the applicable performance goals have been achieved during the applicable performance period, unless otherwise permitted under Section 162(m). In determining the amounts earned by a participant pursuant to an award intended to qualify as “performance-based compensation” under Section 162(m), the Administrator will have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Administrator may deem relevant to the assessment of individual or corporate performance for the performance period. Effective taxable years beginning after December 31, 2017, 2017 U.S. tax reform legislation repealed the performance-based compensation exception to Section 162(m) and made certain other changes Section 162(m). As a result, beginning in fiscal 2019 compensation paid to certain current and former executive officers in excess of $1 million in a taxable year generally will not be deductible unless such compensation qualifies for transition relief applicable to legally-binding contracts that were in effect on November 2, 2017.

Adjustments upon Changes in Capitalization

In the event that the stock of the Company changes by reason of any stock split, reverse stock split, stock dividend, combination, reclassification or other similar change in the capital structure of the Company effected without the receipt of consideration, appropriate adjustments will be made in the number and class of shares of Common Stock subject to the 2000 Plan, the number of shares of Common Stock that may be issued pursuant to Awards of restricted stock and restricted stock units, the maximum number of shares of Common Stock that may be issued to service providers in any fiscal year pursuant to Awards, the number and class of shares of stock subject to any outstanding Award, and the exercise price of any such outstanding Award. The Company may also provide for a dividend equivalent or similar payment. Such adjustments and/or dividend equivalent or similar payment shall be made or determined by the Board, whose determination will be final, binding and conclusive.

In the event of a liquidation or dissolution, any unexercised Award will terminate. The Administrator may, in its sole discretion, provide that each participant will have the right to exercise all or any part of the Award, including shares as to which the Award would not otherwise be exercisable.

In connection with any merger of the Company with or into another corporation or the sale of all or substantially all of the assets of the Company, each outstanding Award will be assumed or an equivalent Award substituted by the successor corporation. If the successor corporation refuses to assume an Award or to substitute a substantially equivalent Award, the participant will have the right to exercise his or her option and stock appreciation right as to all of the shares subject to the Award, all restrictions on restricted stock will lapse, and all performance goals or other vesting requirements for restricted stock units will be deemed achieved, and all other terms and conditions met. In such event, the Administrator will notify the participant that the Award is fully exercisable for fifteen (15) days from the date of such notice and that the Award terminates upon expiration of such period.

Dividend Payments

The 2000 Plan does not permit payment of dividends with respect to unvested Awards unless and until such awards become vested, except that dividends, dividend equivalents and similar payments will be permitted in connection with adjustments to awards upon changes in capitalization, as described above.

Amendment and Termination of the Plan

The Board may amend, alter, suspend or terminate the 2000 Plan, or any part thereof, at any time and for any reason. However, the Company will obtain shareholder approval for any amendment to the 2000 Plan to the extent the Board determines it necessary and desirable to comply with applicable law. No such action by the Board or shareholders may alter or impair any Award previously granted under the 2000 Plan without the written consent of the participant. Unless terminated earlier, the 2000 Plan will terminate on August 15, 2023.

Plan Benefits

The Administrator has not granted any awards under the 2000 Plan subject to shareholder approval of this proposal. The Administrator has full discretion to determine the amount of the awards to be made to participants under the 2000 Plan, subject to the limits described above under “Plan Limitations”. Therefore, it is not possible to determine the benefits or amounts that will be received by or allocated to participants under the 2000 Plan.

The benefits or amounts that were received by, or allocated to, the CEO, the other NEOs, all current executive officers as a group, the current directors of the Company who are not executive officers as a group, and all employees, including all current officers who are not executive officers, as a group under the 2000 Plan for the fiscal year ended September 30, 2018 are set forth in the table below:

Name and Position	Number of Options Granted	Average Per Share Exercise Price	Number of Shares of Restricted Stock Granted(1)	Dollar Value of Shares of Restricted Stock Granted($)
Mark Benjamin	—	—	787,815	$11,966,122
Paul Ricci	—	—	36,652	$599,957
Daniel Tempesta	—	—	192,496	$3,147,300
Satish Maripuri	—	—	211,453	$3,457,274
Alvaro Monserrat	—	—	175,000	$3,097,325
Kenneth Siegel	—	—	89,663	$1,466,084
Robert Weideman	—	—	236,453	$3,865,999
Executive Group	—	—	1,891,317	$30,245,313
Non-Executive Director Group	—	—	—	—
Non-Executive Officer Employee Group	—	—	8,885,346	$134,878,778

(1)

Includes restricted stock units issued under the fiscal 2017 Company bonus program, performance-based awards tied to overachievement of fiscal 2018 targets and PSUs that were issued during fiscal 2018 but are tied to future periods, excludes PSUs issued in prior periods but tied to fiscal 2018 targets.

The future benefits or amounts that would be received under the 2000 Plan by executive officers and other employees are discretionary and are therefore not determinable at this time.

Federal Income Tax Consequences

Incentive Stock Options.    An optionee who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise, although the exercise is an adjustment item for alternative minimum tax purposes and may subject the optionee to the alternative minimum tax. Upon a disposition of the shares more than two years after grant of the option and one year after exercise of the option, any gain or loss is treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee recognizes ordinary income at the time of disposition equal to the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the option exercise or (ii) the sale price of the shares. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income is treated as long-term or short-term capital gain or loss, depending on the holding period. Unless limited by Section 162(m), the Company is generally entitled to a deduction in the same amount as the ordinary income recognized by the optionee.

Nonstatutory Stock Options.    An optionee does not recognize any taxable income at the time he or she is granted a nonstatutory stock option. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. Any taxable income recognized in connection with an option exercise by an employee of the Company is subject to tax withholding by the Company. Unless limited by Section 162(m), the Company is generally entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Upon a disposition of such shares by the optionee, any difference between the sale price and the optionee’s exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period.

Stock Purchase Rights (i.e., Restricted Stock) and Restricted Stock Units.    A participant generally will not have taxable income at the time an award of restricted stock and restricted stock units is granted. Instead, he or she will recognize ordinary income in the first taxable year in which his or her interest in the shares underlying the Award becomes either (i) freely transferable or (ii) no longer subject to substantial risk of forfeiture. However, a holder of a restricted stock award may elect to recognize income at the time he or she receives the award in an amount equal to the fair market value of the shares underlying the Award (less any amount paid for the shares) on the date the Award is granted.

Stock Appreciation Rights.    No taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Section 409A.    Section 409A of the Internal Revenue Code imposes certain requirements on non-qualified deferred compensation arrangements. These include requirements with respect to an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation. Section 409A also generally provides that distributions must be made on or following the occurrence of certain events (e.g., the individual’s separation from service, a predetermined date, or the individual’s death). Section 409A imposes restrictions on an individual’s ability to change his or her distribution timing or form after the compensation has been deferred. For certain individuals who are considered our “specified employees,” Section 409A requires that such individual’s distribution commence no earlier than six months after such individual’s separation from service. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. In addition, certain states (such as California) have laws similar to Section 409A and as a result, failure to comply with such similar laws may result in additional state income, penalty and interest charges.

Tax Effect for the Company.    Section 162(m) of the Internal Revenue Code (Section 162(m)) limits the tax deductibility of compensation for certain executive officers that is more than $1 million. Prior to the enactment of the 2017

U.S. tax reform legislation, there was an exception to this deduction limitation for compensation that qualified as “performance-based compensation.” 2017 U.S. tax reform legislation repealed the performance-based compensation exception to Section 162(m) and made certain other changes Section 162(m), generally effective for taxable years beginning after December 31, 2017. As a result, beginning in fiscal 2019 compensation paid to certain current and former executive officers in excess of $1 million in a taxable year in connection with awards under the 2000 Plan generally will not be deductible unless such compensation qualifies for transition relief applicable to legally-binding contracts that were in effect on November 2, 2017.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE 2000 PLAN. IT DOES NOT PURPORT TO BE COMPLETE AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A SERVICE PROVIDER’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE SERVICE PROVIDER MAY RESIDE.

Vote Required; Recommendation of the Board

The affirmative vote of a majority of the Common Stock present at the 2018 Annual Meeting in person or by proxy and entitled to vote is required to approve the amendments to the Amended and Restated 2000 Stock Plan. Unless marked to the contrary, proxies received will be voted “FOR” approval of the amendments to the Amended and Restated 2000 Stock Plan. Abstentions are treated as shares represented in person or by proxy and entitled to vote at the 2019 Annual Meeting and, therefore, will have the same effect as a vote “Against” the proposal. Broker non-votes will have no effect on the outcome of the vote.

THE BOARD UNANIMOUSLY RECOMMENDS THAT

SHAREHOLDERS VOTE “FOR” THE PROPOSED AMENDMENTS TO THE

2000 STOCK PLAN.

PROPOSAL THREE

ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

Shareholders are being asked to approve, on an advisory basis, the compensation of the NEOs as described in the CD&A beginning on page 16 and the Compensation Tables beginning on page 40.

The Board encourages you to read the CD&A and Compensation Tables sections. As described in such sections, we overhauled our executive compensation practices in fiscal 2018, including taking the following steps:

•	We completely refreshed the membership of our Compensation Committee;

•	The Compensation Committee hired a new independent compensation consultant;

•	The Compensation Committee conducted a comprehensive review of our executive compensation program; and

•

We reached out to shareholders owning approximately 65% of our outstanding shares and spoke with shareholders owning approximately 40% of our outstanding shares, to solicit feedback on changes contemplated to the program, and our Chairman of the Board and Compensation Committee Chair participated in a majority of such meetings.

As a result of these actions, and consistent with shareholder feedback, the Board approved an executive compensation program for fiscal year 2019 which made the following changes:

•	Revamped our principles to focus on designing a simple, clear program that aligns pay with long-term shareholder value creation;

•

Continued to fund the annual incentive plan based on corporate financial targets and changed the delivery of funding outcome to 80% corporate and/or business unit financial metrics and 20% to individual MBOs.

•	Established 3-year performance period for PSUs;

•	Included PSUs that vest based on relative TSR performance, with fixed percentiles for payout ranges, minimum threshold, and payout cap; and

•	Required LTIP awards to be awarded by value rather than share count.

Many of these changes were incorporated into Mr. Benjamin’s new hire package approved in March 2018 in response to prior shareholder feedback. The Board undertook meaningful further engagement with shareholders to solicit their views on the right compensation structure, using Mr. Benjamin’s 2018 program as a template for the discussions.

The Board is committed to being responsive to the additional feedback it received from shareholders and plans to revisit the compensation program design in 2019 with the intention of incorporating additional feedback into the 2020 executive compensation program.

The Board recommends that shareholders vote FOR the following resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s NEOs, as disclosed in this Proxy Statement, includes the CD&A the Compensation Tables and the related narrative.”

Because your vote is advisory, it will not be binding upon the Board. However, the Board values shareholders’ opinions, and the Compensation Committee and Board will take into account the outcome of the advisory vote when considering future executive compensation decisions.

Vote Required; Recommendation of the Board

The affirmative vote of a majority of the shares of the Common Stock present or represented by proxy and voting at the 2019 Annual Meeting is required for approval of this proposal. Abstentions are treated as shares represented in person or by proxy and entitled to vote at the 2019 Annual Meeting and, therefore, will have the same effect as a vote “Against” the proposal. Broker non-votes will have no effect on the outcome of the proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

PROPOSAL FOUR

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

In November 2018, the Audit Committee approved the retention of BDO USA, LLP (“BDO”) as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2019. We expect that a representative of BDO will be present at the 2019 Annual Meeting to make a statement if he or she desires to do so, and such representative is expected to be available to respond to appropriate questions.

The shareholders are being asked to ratify the appointment of BDO as independent registered public accounting firm for the Company for the fiscal year ending September 30, 2019. BDO was engaged as the Company’s independent registered public accounting firm by the Audit Committee on October 24, 2004 and has audited the Company’s financial statements since 2004.

Audit Fees During Fiscal Years 2018 and 2017

The following table sets forth the approximate aggregate fees paid by the Company to BDO during the fiscal years ended September 30, 2018 and 2017.

	Fiscal 2018	Fiscal 2017
Audit Fees(1)	$3,186,383	$3,401,061
Audit-Related Fees(2)	3,686,654	8,527
Tax Fees(3)	—	4,000
All Other Fees	—	—

Total Fees	$6,873,037	$3,413,588

(1)

Audit Fees.    This category represents fees billed for professional services rendered by the principal accountant for the audits of the registrant’s annual financial statements and internal controls over financial reporting, review of the interim financial statements included in the registrant’s quarterly reports on Form 10-Q, statutory audits and other SEC filings.

(2)

Audit-Related Fees.    This category represents fees billed for assurance and related services by the principal accountant that are reasonably related to the performance of the audit or review of registrant’s financial statements, primarily related to audits of specific subsidiaries and acquirees and accounting consultations.

(3)	Tax Fees. This category represents fees billed for professional services rendered by the principal accountant for tax compliance in certain international jurisdictions.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Sarbanes-Oxley Act of 2002 and the auditor independence rules of the SEC require all independent registered public accounting firms that audit issuers to obtain pre-approval from their respective audit committees in order to provide professional services without impairing independence. As such, our Audit Committee has a policy and has established procedures by which it pre-approves all audit and other permitted professional services to be provided by our independent registered public accounting firm.

The pre-approval procedures include execution by the CFO and Audit Committee Chairperson, on behalf of the Company and the entire Audit Committee, of an audit and quarterly review engagement letter and pre-approval listing of other permitted professional services anticipated to be rendered during the foreseeable future. Additionally, from time to time, we may desire additional permitted professional services for which specific pre-approval is obtained from the Audit Committee Chairman, acting on behalf of the Company and the entire Audit Committee, before provision of such services commences. In doing this, the Company and Audit Committee have established a procedure whereby a BDO representative, in conjunction with the CFO or Chief Accounting Officer, contacts the Audit Committee Chairman and obtains pre-approval for such services on behalf of the entire Audit Committee, to be followed by a written engagement letter, as appropriate, confirming such arrangements between BDO and the Company. In addition, on a periodic basis, the entire Audit Committee is provided with a summary of all pre-approved services to date for its review. During the fiscal year ended September 30, 2018, all services provided by our independent registered public accounting firm were pre-approved by the Audit Committee in accordance with this policy.

Vote Required; Recommendation of the Board

Unless marked to the contrary, proxies received will be voted “FOR” approval of the ratification of the appointment of BDO as independent registered public accounting firm for the Company for the fiscal year ending September 30, 2019.

THE BOARD UNANIMOUSLY RECOMMENDS THAT NUANCE

SHAREHOLDERS VOTE “FOR” RATIFICATION OF APPOINTMENT OF BDO USA, LLP AS THE

COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

AUDIT COMMITTEE REPORT

The Audit Committee oversees the accounting and financing reporting processes of the Company and audits of the financial statements of the Company on behalf of the Board. The Company’s management has primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting.

The Audit Committee is governed by a charter. A copy of the charter can be accessed by clicking on “Corporate governance – Governance documents” in the Investors section of our website, www.nuance.com. The charter was last amended effective May 2, 2017. The Audit Committee held eight meetings during fiscal 2018. The Audit Committee is comprised solely of independent directors as defined by the Nasdaq listing standards and Rule 10A-3 of the Exchange Act.

The meetings of the Audit Committee are designed to facilitate and encourage communication among the Audit Committee, the Company and the Company’s independent auditor. For fiscal 2018, the Audit Committee discussed with the Company’s independent auditor the overall scope and plan for its audit. The Audit Committee meets with the independent auditor, with and without management present, to discuss the results of its examinations, its evaluations of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting.

The Audit Committee is responsible for the appointment, compensation and oversight of the Company’s independent auditor. The Audit Committee is also involved in the selection of independent auditor’s lead audit partner. The Audit Committee recognizes the importance of maintaining the independence of the Company’s independent auditor, both in fact and appearance. Each year, the Audit Committee evaluates the qualifications, performance and independence of the Company’s independent auditor and determines whether to re-engage the current independent auditor. In doing so, the Audit Committee considers the quality and efficiency of the services provided by the auditors, the auditors’ (global) capabilities and the auditors’ technical expertise and knowledge of the Company’s operations and industry. Based on this evaluation, the Audit Committee retained BDO USA, LLP as the Company’s independent auditor for the fiscal year ended September 30, 2018. BDO USA, LLP has been the independent auditor for the Company since its appointment as such for the nine months ended September 30, 2004. The members of the Audit Committee believe that, due to BDO USA, LLP’s knowledge of the Company and of the industries in which the Company operates, it is in the best interests of the Company and its shareholders to continue retention of BDO USA, LLP to serve as the Company’s independent auditor for the fiscal year ending September 30, 2019. Although the Audit Committee has the sole authority to appoint the independent auditors, the Audit Committee will continue to recommend that the Board ask the shareholders, at the annual meeting of shareholders, to ratify the appointment of the independent auditors.

The Audit Committee reviewed with management the consolidated financial statements in the Annual Report on Form 10-K for the fiscal year ended September 30, 2018, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in such financial statements. Furthermore, the Audit Committee reviewed and discussed with the Company’s management and BDO USA, LLP the evaluation of the Company’s design and functioning of its internal controls over financial reporting. The Audit Committee reviewed with BDO USA, LLP, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, as well as expressing an opinion on the effectiveness of internal control over financial reporting, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles. In addition, the Audit Committee has discussed with BDO USA, LLP the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board. The Audit Committee has received the written disclosures and the letter from BDO USA, LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding BDO USA, LLP’s communications with the Audit Committee concerning independence, and has discussed with BDO USA, LLP its independence. The Audit Committee also considered the compatibility of non-audit services with BDO USA, LLP’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended September 30, 2018 for filing with the SEC.

The Audit Committee

Robert Finocchio (Chair)

Daniel Brennan

Mark Laret

PROPOSAL FIVE

SHAREHOLDER PROPOSAL THAT THE BOARD TAKE STEPS TO PERMIT SHAREHOLDER ACTION

BY WRITTEN CONSENT

Kenneth Steiner has submitted a shareholder proposal for consideration at the 2019 Annual Meeting. Mr. Steiner’s address is 14 Stoner Ave., 2M, Great Neck, NY 11021. We have been notified that Mr. Steiner has continuously held shares of Common Stock of the required value for over a year.

If properly presented at the 2019 Annual Meeting, the Board unanimously recommends a vote “AGAINST” the following proposal. The resolution being submitted by Mr. Steiner to the shareholders for approval is as follows:

Proposal 5 – Increase Shareholder Rights to Include Action by Written Consent

Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize a specific action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent is to be consistent with giving shareholders the fullest power to act by written consent according to applicable law. This includes shareholder ability to initiate any appropriate topic for written consent.

This proposal topic won majority shareholder support at 13 major companies in a single year. This included 67%-support at both Allstate and Sprint. Hundreds of major companies enable shareholder action by written consent. This proposal topic might have received a still higher vote than 67% at Allstate and Sprint if small shareholders had the same access to independent corporate governance data on these companies as large shareholders.

Taking action by written consent in place of a special meeting is a means shareholders can use to raise important matters outside the normal annual meeting cycle and avoid the cost of a special meeting.

Shareholders can act by written consent to elect a new director. This may be of greater importance since Robert Finocchio, who was on the Executive Pay Committee and Audit Committee of Nuance, received an astounding 45% negative vote running unopposed. Meanwhile the Nuance executive pay was rejected by an 88%-vote at the 2018 Annual Meeting.

The expectation of this proposal is that shareholders will not need to make use of it because its mere existence will be an incentive factor that will help ensue that Nuance is well supervised by the Board of Directors and management.

Please vote yes:

Increase Shareholder Rights to Include Action by Written Consent – Proposal 5

Our Board Recommends a Vote AGAINST this Proposal.

Adoption of this proposal is unnecessary because we have already taken a number of significant steps to ensure accountability to shareholders:

•	In 2018, we conducted extensive shareholder outreach to solicit feedback on our corporate governance practices;

•	In our conversations with shareholders, none expressed support for adopting written consent;

•	In 2018, we amended the Bylaws to permit shareholders or a group of shareholders holding 20% or more of our outstanding Common Stock to call a special meeting of shareholders;

•	In 2018, we adopted majority voting for directors;

•	In 2018, we separated the Chairman and CEO roles and appointed a new, non-employee director as Chairman;

•

In 2017, we adopted proxy access, which permits a shareholder, or a group of up to 20 shareholders, owning 3% or more of Nuance’s outstanding Common Stock continuously for at least three years, to nominate and include in Nuance’s proxy materials director nominees constituting up to 20% of the Board (or at least two directors);

•	Our directors our elected annually;

•	Our certificate of incorporation and Bylaws include no supermajority provisions;

•	All of our directors other than our CEO are independent; and

•	We have only one class of stock with equal voting provisions.

In addition, we believe that written consent may disenfranchise smaller shareholders. Unlike meetings of shareholders, action by written consent would:

•	Result in certain shareholders being denied the ability to be informed about, vote on or otherwise have a say on proposed shareholder actions;

•	Enable a bare majority of shareholders to take action on a proposal without the benefit of hearing the views, questions and arguments of other shareholders;

•

Potentially result in multiple contradictory consents being solicited simultaneously, creating administrative and financial burdens for the Company and also putting our shareholders at risk of confusion;

•	Enable a party attempting an unsolicited bid to circumvent negotiating with the Board and result in terms that are not in the best interest of all shareholders.

In addition, action by written consent eliminates the need for notice to be given to shareholders about a proposed action, and therefore, certain shareholders may not be informed about the proposed action until after it has already been taken. This would deny shareholders the ability to determine whether to exercise their rights, such as by expressing their views as to the merits of the proposal, encouraging the Board to reconsider the matter and voting on the proposed action. The Board, therefore, believes that this proposal could adversely affect the conduct of shareholder business by resulting in certain shareholders taking action that otherwise would not have been taken if all of our shareholders were informed about and afforded the opportunity to discuss, debate and vote on the matter.

The Board believes that adoption of this proposal would significantly disenfranchise our smaller shareholders and is not necessary given other accountability mechanisms that our Board has adopted. The Board therefore recommends a vote AGAINST this proposal as it is not in the best interests of Nuance or our shareholders.

Vote Required; Board Recommendation

The affirmative vote of a majority of the shares of the Common Stock present or represented by proxy and voting at the 2019 Annual Meeting is required for approval of this proposal. Abstentions are treated as shares represented in person or by proxy and entitled to vote at the 2019 Annual Meeting and, therefore, will have the same effect as a vote “Against” the proposal. Broker non-votes will have no effect on the outcome of the proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” PROPOSAL 5

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of the Common Stock as of September 30, 2018, as to (1) each person (or group of affiliated persons) who is known by us to own beneficially more than 5% of the Common Stock; (2) each of our directors and nominees; (3) each NEO; and (4) all directors and executive officers of the Company as a group.

Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to securities. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of the Common Stock that they beneficially own, subject to applicable community property laws. All shares of Common Stock subject to options or warrants exercisable within 60 days of September 30, 2018 are deemed to be outstanding and beneficially owned by the persons holding those options or warrants for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.

Subject to the paragraph above, percentage ownership of outstanding shares is based on 287,753,098 shares of Common Stock outstanding as of September 30, 2018.

Name and Address of Beneficial Owner(1)	Number Owned	Percent of Outstanding Shares
5% Shareholders
Vanguard Group, Inc.(2)	25,400,568	8.83%
PO Box 2600 Valley Forge, PA 19482
ClearBridge Investments LLC(3)	24,306,714	8.45%
620 8th Avenue New York, NY 10018
Ameriprise Financial, Inc.(4)	20,459,552	7.11%
70100 Ameriprise Financial Center Minneapolis, MN 55474
FMR, LLC(5)	20,227,060	7.05%
245 Summer Street Boston, MA 02210
Victory Capital Management Inc.(6)	14,699,837	5.11%
45 Summer Street Boston, MA 02210
Named Executive Officers
Mark Benjamin(7)	459,559	*
Paul Ricci(8)	1,780	*
Daniel Tempesta(9)	419,944	*
Satish Maripuri(10)	88,288	*
Alvaro Monserrat(11)	104,770	*
Kenneth Siegel(12)	41,008	*
Robert Weideman(13)	500,351	*
Non-Employee Directors
Daniel Brennan(14)	30,395	*
Lloyd Carney(14)	30,395	*
Thomas Ebling(14)	30,395	*
Robert Finocchio Jr.(15)	84,647	*
Laura Kaiser(14)	30,156	*
Michal Katz(14)	30,395	*
Mark Laret(16)	64,147	*
Sanjay Vaswani(14)	28,248	*
All directors and executive officers as a group (15 persons)(17)	1,944,478	*

*	Less than 1%.

(1)	Unless otherwise indicated, the address for the following shareholders is c/o Nuance Communications, Inc., One Wayside Road, Burlington, MA 01803.

(2)	This information regarding the beneficial ownership of Vanguard Group, Inc. is based on the Form 13F filed by such shareholder on September 30, 2018.

(3)	This information regarding the beneficial ownership of ClearBridge Investments LLC is based on Form 13F filed by such shareholder on September 30, 2018.

(4)	This information regarding the beneficial ownership of Ameriprise, Inc. is based on Form 13F filed by such shareholder on September 30, 2018.

(5)	This information regarding the beneficial ownership of FMR, LLC is based on Form 13F filed by such shareholder on September 30, 2018.

(6)	This information regarding the beneficial ownership of Victory Capital Management is based on Form 13F filed by such shareholder on September 30, 2018.

(7)

Represents 459,559 unvested time-based restricted stock units. Excludes PSUs that have been issued to Mr. Benjamin but are aligned to future periods. The issued performance-based units held by NEOs that are aligned to future periods are described in the footnotes to the Grants of Plan Based Award Table within this Proxy Statement. Mr. Benjamin does not have voting rights with respect to the shares underlying the restricted stock units.

(8)	Reflects ownership for Mr. Ricci as of September 30, 2018. Includes 1,050 shares are held in a family trust. Mr. Ricci has voting and investment control over the shares in the family trust.

(9)

Includes 75,000 unvested time-based restricted stock units and 114,633 PSUs that vested in November 2018 based on fiscal 2018 objectives. Excludes performance-based units that have been issued but are aligned to future periods. The issued performance-based units held by NEOs that are aligned to future periods are described in the footnotes to the Grants of Plan Based Award Table within this Proxy Statement. Mr. Tempesta does not have voting rights with respect to the shares underlying the restricted stock units.

(10)	Reflects ownership as of Mr. Maripuri’s last day of employment.

(11)

Includes 50,000 unvested time-based restricted stock units and 24,900 PSUs that vested in November 2018 based on fiscal 2018 objectives. Excludes performance-based units that have been issued but are aligned to future periods. The issued performance-based units held by NEOs that are aligned to future periods are described in the footnotes to the Grants of Plan Based Award Table within this Proxy Statement. Mr. Monserrat does not have voting rights with respect to the shares underlying the restricted stock units.

(12)	Reflects ownership as of Mr. Siegel’s last day of employment.

(13)

Includes 75,000 unvested time-based restricted stock units and of 108,913 PSUs that vested in November 2018 based on fiscal 2018 objectives. Excludes performance-based units that have been issued to the NEOs but are aligned to future periods. The issued performance-based units held by NEOs that are aligned to future periods are described in the footnotes to the Grants of Plan Based Award Table within this Proxy Statement.

(14)	Represents unvested restricted stock units. Directors do not have voting rights with respect to the unvested restricted stock units.

(15)	Includes 20,267 unvested restricted stock units. Mr. Finocchio does not have voting rights with respect to the shares underlying the unvested restricted stock units.

(16)	Includes 20,267 unvested restricted stock units. Mr. Laret does not have voting rights with respect to the unvested restricted stock units.

(17)

Includes 880,077 unvested time-based restricted stock units and 248,466 of performance-based restricted stock units that vested in November 2018 based on fiscal 2018 objectives. Excludes performance-based units that have been issued to the Named Executive Officers but are aligned to future periods. The issued performance-based units held by named executive officers that are aligned to future periods are described in the footnotes to the Grants of Plan Based Award Table within this Proxy Statement.

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act and the rules of the SEC thereunder require the Company’s executive officers, directors and certain shareholders to file reports of ownership and changes in ownership of the Common Stock with the SEC. To the best of our knowledge, all of our executive officers and directors timely filed the reports required under Section 16(a) of the Exchange Act, except that Laura Kaiser, Daniel Tempesta, and Robert Weideman each filed one late report due to an inadvertent administrative oversight by the Company.

ADDITIONAL INFORMATION

Other Matters

Management knows of no business or nominations that will be presented for consideration at the 2019 Annual Meeting other than as stated in the Notice of the 2019 Annual Meeting of Shareholder. If, however, other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

Householding

Some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements and their accompanying documents. This means that only one copy of our annual report, proxy statement or Notice of Internet Availability of Proxy Materials is sent to multiple shareholders in your household. We will promptly deliver a separate copy of these documents without charge to you upon written request to Nuance Communications, Inc., One Wayside Road, Burlington, Massachusetts 01803 or upon telephonic request to 781-565-5000, Attn: Investor Relations. If you want to receive separate copies of our proxy statements in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

Electronic Delivery of Future Proxy Materials

If you receive your proxy materials by mail, we encourage you to elect to receive future copies of our proxy materials by e-mail. To enroll in this program, follow the instructions included on your Notice of Internet Availability of Proxy Materials or in the proxy materials provided by your bank or broker. Enrollment in the online program will remain in effect for as long as your brokerage account is active or until enrollment is canceled. Enrolling to receive proxy materials online will save us the cost of printing and mailing documents and will reduce the environmental impact of our annual meetings.

Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K has been posted on the Internet along with this Proxy Statement and is accessible by following the instructions in the Notice of Internet Availability of Proxy Materials. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy-soliciting material.

We filed our Annual Report on Form 10-K for fiscal 2018 with the SEC on November 20, 2018. We will mail without charge, upon written request, a copy of our Annual Report on Form 10-K for fiscal 2018, excluding exhibits. Please send a written request to Investor Relations, Nuance Communications, Inc., One Wayside Road, Burlington, MA 01804 or access the report under at “Financial Information – SEC Filings “ in the Investors section of our website, www.nuance.com.

Incorporation by Reference

The information contained in this Proxy Statement under the captions “Audit Committee Report” and “Compensation Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor will such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

Annex A

Reconciliation of GAAP to Non-GAAP Financial Measures

Use of non-GAAP Financial Measures

We utilize a number of different financial measures, both Generally Accepted Accounting Principles (“GAAP”) and non-GAAP, in analyzing and assessing the overall performance of the business, for making operating decisions and for forecasting and planning for future periods. Our annual financial plan is prepared both on a GAAP and non-GAAP basis, and the non-GAAP annual financial plan is approved by our board of directors. Continuous budgeting and forecasting for revenue and expenses are conducted on a consistent non-GAAP basis (in addition to GAAP) and actual results on a non-GAAP basis are assessed against the annual financial plan. The board of directors and management utilize these non-GAAP measures and results (in addition to GAAP results) to determine our allocation of resources. In addition, and as a consequence of the importance of these measures in managing the business, we use non-GAAP measures and results in the evaluation process to establish management’s compensation. For example, our annual bonus program payments are based upon the achievement of consolidated non-GAAP revenue and consolidated non-GAAP earnings-per-share financial targets. We consider the use of non-GAAP revenue helpful in understanding the performance of our business, as it excludes the purchase accounting impact on acquired deferred revenue and other acquisition-related adjustments to revenue. We also consider the use of non-GAAP earnings-per-share helpful in assessing the organic performance of the continuing operations of our business. By organic performance we mean performance as if we had owned an acquired business in the same period a year ago. By continuing operations, we mean the ongoing results of the business excluding certain unplanned costs. While our management uses these non-GAAP financial measures as a tool to enhance their understanding of certain aspects of our financial performance, our management does not consider these measures to be a substitute for, or superior to, the information provided by GAAP financial statements. Consistent with this approach, we believe that disclosing non-GAAP financial measures to the readers of our financial statements provides such readers with useful supplemental data that, while not a substitute for GAAP financial statements, allows for greater transparency in the review of our financial and operational performance.

Definitions:

For purposes of the 2018 bonuses and 2018 PSU awards, we calculated the metrics as defined below.

1.

Bookings was defined to mean the estimated gross revenue value of transactions at the time of contract execution, except for maintenance and support offerings. For fixed price contracts, the bookings value represents the gross total contract value. For contracts where revenue is based on transaction volume, the bookings value represents the contract price multiplied by the estimated future transaction volume during the contract term, whether or not such transaction volumes are guaranteed under a minimum commitment clause. Actual results could be different than our initial estimates. The maintenance and support bookings value represents the amounts billed in the period the customer is invoiced. Because of the inherent estimates required to determine bookings and the fact that the actual resultant revenue may differ from our initial bookings estimates, we consider bookings one indicator of potential future revenue and not as an arithmetic measure of backlog.

2.

Net new bookings was defined to mean the estimated revenue value at the time of contract execution from new contractual arrangements or the estimated revenue value incremental to the portion of value that will be renewed under pre-existing arrangements. Constant currency for net new bookings is calculated using current period net new bookings denominated in currencies other than United States dollars converted into United States dollars using the average exchange rate for those currencies from the prior year period rather than the actual exchange rate in effect during the current period.

3.

Non-GAAP revenue is defined to mean the sum of (i) GAAP revenue, (ii) revenue related to acquisitions that we would have recognized but for the purchase accounting treatment of these transactions, and (iii) revenue that we would have recognized had we not acquired intellectual property and other assets from the same customer.

4.

Non-GAAP operating expense is defined to mean the total of acquisition-related costs, net, restructuring and other expenses, net, certain non-cash charges including stock-based compensation, amortization of intangible assets, non-cash interest expense, asset impairment charges, and other expenses that we consider may affect our period-over-period comparability.

5.	Operating margin is defined to mean GAAP operating income (loss) as a percentage of GAAP revenue.

6.	Non-GAAP operating margin is defined to mean Non-GAAP operating income as a percentage of Non-GAAP revenue.

7.

Non-GAAP net income is defined to mean GAAP net income, plus acquisition-related gross profit adjustment, acquisition-related costs, net, restructuring and other expenses, net, certain non-cash charges including stock-based compensation, amortization of intangible assets, non-cash interest expense, asset impairment charges, and other expenses that we consider may affect our period-over-period comparability. Non-GAAP net income also gives effect to the change in effective tax rate had recorded an income before income taxes.

8.	Non-GAAP earnings-per-share is defined to mean Non-GAAP net income divided by our dilutive common shares outstanding, giving effect to any potentially dilutive equity instruments.

9.

Free cash flow-per share was defined to mean cash flow from operations less capital expenditure, divided by our dilutive common shares outstanding, giving effect to any potentially dilutive equity instruments.

Nuance Communications, Inc.

Supplemental Financial Information—GAAP to Non-GAAP Reconciliations

(in thousands)

Unaudited

Total Recurring Revenue

	FY 2018	FY 2017
GAAP Recurring Revenue	$1,464,185	$1,406,469
Acquisition-related revenue adjustments	16,307	35,841

Non-GAAP Recurring Revenue	$1,480,492	$1,442,310

Total Revenue

	FY 2018	FY 2017
GAAP Revenue	$2,051,661	$1,939,362
Acquisition-related revenue adjustments	17,721	38,029

Non-GAAP Revenue	$2,069,382	$1,977,391

Nuance Communications, Inc.

Supplemental Financial Information—GAAP to Non-GAAP Reconciliations

(in thousands, except per share amounts)

Unaudited

Operating loss

	FY 2018	FY 2017
GAAP (Loss) income from operations	$(86,944)	$51,969
Acquisition-related adjustment—revenues	17,721	38,029
Acquisition-related costs, net	16,101	27,740
Amortization of intangible assets	147,966	178,748
Restructuring and other charges, net	63,498	61,054
Stock-based compensation	150,785	154,272
Impairment of goodwill and other intangible assets	170,941	—
Other	59,700	10,265

Non-GAAP income from operations	$539,768	$522,077

Non-GAAP operating margin	26.1%	26.4%

Net Loss (income)

	FY 2018	FY 2017
GAAP net loss	$(159,928)	$(150,996)
Acquisition-related adjustment—revenues	17,721	38,029
Acquisition-related costs, net	16,101	27,740
Cost of revenue from amortization of intangible assets	56,873	64,853
Amortization of intangible assets	91,093	113,895
Restructuring and other charges, net	63,498	61,054
Stock-based compensation	150,785	154,272
Non-cash interest expense	49,091	59,295
Adjustment to income tax expense	(163,619)	(87,933)
(Gain) loss on extinguishment of debt	(348)	18,565
Impairment of goodwill and other intangible assets	170,941	—
Other	59,700	10,265

Non-GAAP net income	$351,908	$309,039

Non-GAAP diluted net income per share	$1.19	$1.05

Diluted weighted average common shares outstanding	295,381	295,129

ANNEX B

NUANCE COMMUNICATIONS, INC.

2000 STOCK PLAN

(As Amended and Restated January 17, 2019)

1. Purposes of the Plan.    The purposes of this Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,
•	to provide additional incentive to Employees, Directors and Consultants, and
•	to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Stock Purchase Rights, Stock Appreciation Rights, and Restricted Stock Units.

2. Definitions.    As used herein, the following definitions shall apply:

(a) “Administrator” means the Board or any of its Committees as shall be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Affiliate” means any corporation or other entity (including, but not limited to partnerships and joint ventures) controlled by, or under common control with the Company.

(c) “Affiliated SAR” means a SAR that is granted in connection with a related Option, and which automatically will be deemed to be exercised at the same time that the related Option is exercised.

(d) “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(e) “Annual Revenue” means the Company’s or a business unit’s net sales for the Fiscal Year, determined in accordance with generally accepted accounting principles; provided, however, that prior to the Fiscal Year, the Committee shall determine whether any significant item(s) shall be excluded or included from the calculation of Annual Revenue with respect to one or more Participants.

(f) “Award” means, individually or collectively, a grant under the Plan of Options, Stock Purchase Rights, Stock Appreciation Rights, and Restricted Stock Units.

(g) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(h) “Board” means the Board of Directors of the Company.

(i) “Cash Position” means the Company’s level of cash and cash equivalents.

(j) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

(k) “Committee” means a committee of Directors appointed by the Board in accordance with Section 4 of the Plan.

(l) “Common Stock” means the common stock of the Company.

m) “Company” means Nuance Communications, Inc., a Delaware corporation. With respect to the definitions of the Performance Goals, the Committee may determine that “Company” means Nuance Communications, Inc. and its consolidated subsidiaries.

(n) “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity; provided, that a Consultant will include only those persons to whom the issuance of Shares may be registered under Form S-8 of the Securities Act of 1933, as amended.

(o) “Controllable Profits” means as to any Fiscal Year, a business unit’s Annual Revenue minus (a) cost of sales, (b) research, development, and engineering expense, (c) marketing and sales expense, (d) general and administrative expense, (e) extended receivables expense, and (f) shipping requirement deviation expense.

(p) “Customer Satisfaction MBOs” means as to any Participant for any Performance Period, the objective and measurable individual goals set by a “management by objectives” process and approved by the Committee, which goals relate to the satisfaction of external or internal customer requirements.

(q) “Director” means a member of the Board.

(r) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

(s) “Earnings Per Share” means as to any Fiscal Year, the Company’s or a business unit’s Net Income, divided by a weighted average number of common shares outstanding and dilutive common equivalent shares deemed outstanding, determined in accordance with generally accepted accounting principles.

(t) “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

(u) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(v) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market of The NASDAQ Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the last market trading day on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii) In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.

(w) “Fiscal Year” means the fiscal year of the Company.

(x) “Freestanding SAR” means a SAR that is granted independent of any Option.

(y) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(z) “Individual Objectives” means as to a Participant, the objective and measurable goals set by a “management by objectives” process and approved by the Committee (in its discretion).

(aa) “Net Income” means as to any Fiscal Year, the income after taxes of the Company for the Fiscal Year determined in accordance with generally accepted accounting principles, provided that prior to the Fiscal Year, the Committee shall determine whether any significant item(s) shall be included or excluded from the calculation of Net Income with respect to one or more Participants.

(bb) “New Orders” means as to any Performance Period, the firm orders for a system, product, part, or service that are being recorded for the first time as defined in the Company’s order Recognition Policy.

(cc) “Non-Employee Director” means a Director who is not an Employee.

(dd) “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(ee) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(ff) “Operating Cash Flow” means the Company’s or a business unit’s sum of Net Income plus depreciation and amortization less capital expenditures plus changes in working capital comprised of accounts receivable, inventories, other current assets, trade accounts payable, accrued expenses, product warranty, advance payments from customers and long-term accrued expenses, determined in accordance with generally acceptable accounting principles.

(gg) “Operating Income” means the Company’s or a business unit’s income from operations but excluding any unusual items, determined in accordance with generally accepted accounting principles.

(hh) “Option” means a stock option granted pursuant to the Plan.

(ii) “Optionee” means the holder of an outstanding Option or Stock Purchase Right granted under the Plan.

(jj) “Optioned Stock” means the Shares subject to an Award.

(kk) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(ll) “Participant” means the holder of an outstanding Award, which shall include an Optionee.

(mm) “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Committee, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement and may relate to any one or more or any combination of the following measures or any other measure(s) determined by the Committee (measured either absolutely or comparatively (including, without limitation, by reference to an index or indices or the performance of one or more companies) and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof and subject to such adjustments, if any, as the Committee may specify): (a) Annual Revenue, (b) Cash Position, (c) Controllable Profits, (d) Customer Satisfaction MBOs, (e) Earnings Per Share, (f) Individual Objectives, (g) Net Income, (h) New Orders, (i) Operating Cash Flow, (j) Operating Income, (k) Return on Assets, (l) Return on Equity, (m) Return on Sales, and (n) Total Shareholder Return. Performance Goals may also be based on individual performance and/or subjective performance criteria not listed above. The Performance Goals may differ from Participant to Participant and from Award to Award. The Committee shall have the authority to make equitable adjustments to Performance Goals in recognition of extraordinary or non-recurring events affecting the Company or any Subsidiary or the financial statements of the Company or any Subsidiary, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.

(nn) “Performance Period” means a period, from one quarter to twenty (20) quarters in duration, selected by the Administrator during which the performance of the Company or any Subsidiary, division, segment or strategic business unit thereof or any individual is measured for the purpose of determining the extent to which an Award has been earned.

(oo) “Plan” means this 2000 Stock Plan, as amended and restated.

(pp) “Restricted Stock” means Shares acquired pursuant to a grant of Stock Purchase Rights under Section 9 of the Plan or pursuant to the early exercise of an Option.

(qq) “Restricted Stock Purchase Agreement” means a written agreement between the Company and the Participant evidencing the terms and restrictions applying to stock purchased under a Stock Purchase Right. The Restricted Stock Purchase Agreement is subject to the terms and conditions of the Plan and the Notice of Grant.

(rr) “Restricted Stock Unit” means an Award granted to a Participant pursuant to Section 11.

(ss) “Return on Assets” means the percentage equal to the Company’s or a business unit’s Operating Income before incentive compensation, divided by average net Company or business unit, as applicable, assets, determined in accordance with generally accepted accounting principles.

(tt) “Return on Equity” means the percentage equal to the Company’s Net Income divided by average stockholder’s equity, determined in accordance with generally accepted accounting principles.

(uu) “Return on Sales” means the percentage equal to the Company’s or a business unit’s Operating Income before incentive compensation, divided by the Company’s or the business unit’s, as applicable, revenue, determined in accordance with generally accepted accounting principles.

(vv) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(ww) “Section 16(b)” means Section 16(b) of the Exchange Act.

(xx) “Service Provider” means an Employee, Director or Consultant.

(yy) “Share” means a share of the Common Stock, as adjusted in accordance with Section 14 of the Plan.

(zz) “Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with an Option, which pursuant to Section 10 is designated as a SAR.

(aaa) “Stock Purchase Right” means the right to purchase Shares pursuant to Section 9 of the Plan.

(bbb) “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

(ccc) “Tandem SAR” means an SAR that is granted in connection with a related Option, the exercise of which will require forfeiture of the right to purchase an equal number of Shares under the related Option (and when a Share is purchased under the Option, the SAR will be canceled to the same extent).

(ddd) “Total Shareholder Return” means the total return (change in share price plus reinvestment of any dividends) of a Share.

3. Stock Subject to the Plan.    Subject to the provisions of Section 14 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is 83,500,000 Shares (the “Plan Maximum”). If any outstanding Award for any reason expires or is terminated or canceled without having been exercised or settled in full, or if Shares acquired pursuant to an Award subject to forfeiture or repurchase are forfeited to or repurchased by the Company, the Shares allocable to the terminated portion of such Award or such forfeited or repurchased Shares shall again be available for grant under the Plan. Shares shall not be deemed to have been granted pursuant to the Plan (a) with respect to any portion of an Award that is settled in cash or (b) to the extent such Shares are withheld in satisfaction of tax withholding obligations. Notwithstanding the foregoing, Shares used to pay the exercise price of an Option or Stock Appreciation Right or to satisfy tax withholding obligations related to an Option or Stock Appreciation Right or that are reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of an Option will not become available for future grant or sale under the Plan. Upon payment in Shares pursuant to the exercise of a Stock Appreciation Right, the number of Shares available for grant under the Plan shall be reduced by the total number of Shares subject to the Stock Appreciation Right regardless of the number of Shares actually issued in such payment. The Shares may be authorized, but unissued, or reacquired Common Stock.

4. Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies.    Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii) Section 162(m).    To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan shall be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code. For purposes of qualifying grants of Awards as “performance-based compensation” under Section 162(m) of the Code, the Committee, in its discretion, may set restrictions based upon the achievement of Performance Goals during a specified Performance Period. The Performance Goals shall be set by the Committee on or before the latest date permissible to enable the Awards to qualify as “performance-based compensation” under Section 162(m) of the Code. In granting Awards which are intended to qualify under Section 162(m) of the Code, the Committee shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Awards under Section 162(m) of the Code (e.g., in determining the Performance Goals). Following the completion of each Performance Period, the Committee will certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. A Participant will be eligible to receive payment pursuant to an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code for a Performance Period only if the Performance Goals for such period are achieved, unless otherwise permitted under Section 162(m) of the Code. In determining the amounts earned by a Participant pursuant to an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee will have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period. Notwithstanding anything to the contrary in the Plan, except as otherwise determined by the Committee or as permitted by Internal Revenue Service guidance, the provisions of this Section 4(a)(ii) that relate to “performance-based compensation” shall not apply to Awards granted after November 2, 2017, provided, however, that the terms of this Section 4(a)(ii) and the terms of the Plan, as in effect on November 2, 2017, shall continue to govern the terms of any Options or other Awards intended to qualify as “performance-based compensation” under Section 162(m) granted prior to the November 2, 2017, unless otherwise expressly provided in writing by the Administrator. It is the intent of the Company that any amendments to the Plan after November 2, 2017 shall not constitute a “material modification” of the Plan or Awards granted under the Plan prior to November 2, 2017 within the meaning of Section 162(m) of the Code (and any Internal Revenue Service guidance issued thereunder), unless otherwise expressly provided by the Administrator in writing in an amendment, and the Plan shall be interpreted in accordance with the foregoing intent. Other than the immediately preceding sentence, references to “Section 162(m) of the Code” in this Section 4(a)(ii) shall refer to Section 162(m) of the Code as in effect prior to December 22, 2017, including the regulations thereunder and other applicable Internal Revenue Service guidance, whether promulgated or issued before or after December 22, 2017.

(iii) Rule 16b-3.    To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder shall be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv) Other Administration.    Other than as provided above, the Plan shall be administered by (A) the Board or (B) a Committee, which committee shall be constituted to satisfy Applicable Laws.

(b) Powers of the Administrator.    Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

(i) to determine the Fair Market Value;

(ii) to select the Service Providers to whom Awards may be granted hereunder;

(iii) to determine the number of Shares to be covered by each Award granted hereunder;

(iv) to approve forms of agreement for use under the Plan;

(v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions in connection with the termination of a Participant’s status as a Service Provider, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

(vi) to construe and interpret the terms of the Plan and awards granted pursuant to the Plan;

(vii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws;

(viii) to modify or amend each Award (subject to Section 18(c) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Awards longer than is otherwise provided for in the Plan;

(ix) to allow Participants to satisfy withholding tax obligations by electing to have the Company withhold from the Shares to be issued upon exercise of an Award that number of Shares having a Fair Market Value up to the maximum statutory withholding rate that does not result in adverse accounting consequences. The Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable;

(x) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xi) to allow a Participant to defer the receipt of payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award; or

(xii) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision.    The Administrator’s decisions, determinations and interpretations shall be final and binding on all Participants and any other holders of Awards.

5. Eligibility.    Nonstatutory Stock Options, Stock Purchase Rights, Stock Appreciation Rights, and Restricted Stock Units may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6. Limitations.

(a) Each Option shall be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted.

(b) The following limitations shall apply to grants of Options and Stock Appreciation Rights:

(i) No Service Provider shall be granted, in any Fiscal Year, Options or Stock Appreciation Rights covering more than 1,500,000 Shares.

(ii) In connection with his or her initial service, a Service Provider may be granted Options or Stock Appreciation Rights covering up to an additional 1,500,000 Shares, which shall not count against the limit set forth in subsection (i) above.

(iii) The foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 14.

(iv) If an Option or Stock Appreciation Right is cancelled in the same fiscal year of the Company in which it was granted (other than in connection with a transaction described in Section 14), the cancelled Option or Stock Appreciation Right will be counted against the limits set forth in subsections (i) and (ii) above. For this purpose, if the exercise price of an Option or Stock Appreciation Right is reduced, the transaction will be treated as a cancellation of the Option or Stock Appreciation Right and the grant of a new Option or Stock Appreciation Right.

(c) The exercise price of any Option or SAR outstanding or to be granted in the future under the Plan shall not be reduced or cancelled and re-granted at a lower exercise price, regardless of whether or not the Shares subject to the cancelled Options or SARs are put back into the available pool for grant. In addition, the Administrator shall not replace underwater Options or SARs with restricted stock or cash in an exchange, buy-back or other scheme. Moreover, the Administrator shall not replace any Options or SARs with new options or stock appreciation rights having a lower exercise price or accelerated vesting schedule in an exchange, buy-back or other scheme.

(d) Non-Employee Director Awards.    Notwithstanding any contrary provision in the Plan, no Participant who is a Non-Employee Director may be granted Awards during any Fiscal Year having a grant date fair value in excess of $750,000, increased to $1,000,000 in connection with his or her initial service, calculated using the assumptions and methods used for recording compensation expense in the Company’s financial statements.

7. Term of Plan.    Subject to Section 21 of the Plan, the Plan shall become effective upon its adoption by the Board. It shall continue until December 31, 2023 unless terminated earlier under Section 18 of the Plan.

8. Stock Options

(a) Term of Option.    The term of each Option shall be stated in the Award Agreement, but in no event shall the term of an Option be more than seven (7) years from the date of grant. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(b) Option Exercise Price and Consideration.

(i) Exercise Price.    The per Share exercise price for the Shares to be issued pursuant to the exercise of an Option shall be no less than 100% of the Fair Market Value per Share on the date of grant. In the case of an Incentive Stock Option granted to an Employee who, at the time the incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

(ii) Waiting Period and Exercise Dates.    At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions that must be satisfied before the Option may be exercised.

(iii) Form of Consideration.    The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator shall determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of:

(1) cash;

(2) check;

(3) other Shares which have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

(4) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan;

(5) a reduction in the amount of any Company liability to the Participant, including any liability attributable to the Participant’s participation in any Company-sponsored deferred compensation program or arrangement;

(6) any combination of the foregoing methods of payment; or

(7) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

(c) Exercise of Option.

(i) Procedure for Exercise; Rights as a Stockholder.    Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

(1) An Option shall be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with any applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 14 of the Plan.

(2) Exercising an Option in any manner shall decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(ii) Termination of Relationship as a Service Provider.    If a Participant ceases to be a Service Provider, other than upon the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination

(but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option shall remain exercisable for three (3) months following the Participant’s termination. If, on the date of termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Participant does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(iii) Disability of Participant.    If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option shall remain exercisable for twelve (12) months following the Participant’s termination. If, on the date of termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Participant does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(iv) Death of Participant.    If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement (but in no event may the Option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s estate or by a person who acquires the right to exercise the Option by bequest or inheritance, but only to the extent that the Option is vested on the date of death. In the absence of a specified time in the Award Agreement, the Option shall remain exercisable for twelve (12) months following the Participant’s termination. If, at the time of death, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall immediately revert to the Plan. The Option may be exercised by the executor or administrator of the Participant’s estate or, if none, by the person(s) entitled to exercise the Option under the Participant’s will or the laws of descent or distribution. If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

9. Stock Purchase Rights.

(a) Rights to Purchase.    Stock Purchase Rights may be issued either alone, in addition to, or in tandem with other Awards granted under the Plan and/or cash awards made outside of the Plan. After the Administrator determines that it will offer Stock Purchase Rights under the Plan, it shall advise the offeree in writing or electronically, of the terms, conditions and restrictions related to the offer, including the number of Shares that the offeree shall be entitled to purchase (subject to the limits set forth in Section 3), the price to be paid, and the time within which the offeree must accept such offer. The offer shall be accepted by execution of a Restricted Stock Purchase Agreement in the form determined by the Administrator. The following limitations shall apply to grants of Stock Purchase Rights:

(i) No Service Provider shall be granted, in any Fiscal Year, Stock Purchase Rights covering more than 1,000,000 Shares.

(ii) The foregoing limitation shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 14.

(iii) If a Stock Purchase Right is cancelled in the same fiscal year of the Company in which it was granted (other than in connection with a transaction described in Section 14), the cancelled Stock Purchase Right will be counted against the limit set forth in subsection (i) above.

(b) Repurchase Option.    Unless the Administrator determines otherwise, the Restricted Stock Purchase Agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser’s service with the Company for any reason (including death or Disability). The purchase price for Shares repurchased pursuant to the Restricted Stock Purchase Agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option shall lapse at a rate determined by the Administrator.

(c) Other Provisions.    The Restricted Stock Purchase Agreement shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator in its sole discretion.

(d) Rights as a Stockholder.    Once the Stock Purchase Right is exercised, the purchaser shall have the rights equivalent to those of a stockholder, and shall be a stockholder when his or her purchase is entered upon the records of the duly authorized transfer agent of the Company. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Stock Purchase Right is exercised, except as provided in Section 14 of the Plan.

10. Stock Appreciation Rights

(a) Grant of SARs.    Subject to the terms and conditions of the Plan, a SAR may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion. The Administrator may grant Affiliated SARs, Freestanding SARs, Tandem SARs, or any combination thereof.

(b) Number of Shares.    The Administrator will have complete discretion to determine the number of SARs granted to any Service Provider, subject to the limits set forth in Section 3 of the Plan.

(c) Exercise Price and Other Terms.    The Administrator, subject to the provisions of the Plan, will determine the terms and conditions of SARs granted under the Plan; provided, that, the exercise price of a SAR is at least 100% of the Fair Market Value of the Shares subject to the SAR; provided, further, the exercise price of Tandem or Affiliated SARs will equal the exercise price of the related Option.

(d) Exercise of Tandem SARs.    Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable. With respect to a Tandem SAR granted in connection with an Incentive Stock Option: (i) the Tandem SAR will expire no later than the expiration of the underlying Incentive Stock Option; (ii) the value of the payout with respect to the Tandem SAR will be for no more than one hundred percent (100%) of the difference between the exercise price of the underlying Incentive Stock Option and the Fair Market Value of the Shares subject to the underlying Incentive Stock Option at the time the Tandem SAR is exercised; and (iii) the Tandem SAR will be exercisable only when the Fair Market Value of the Shares subject to the Incentive Stock Option exceeds the Exercise Price of the Incentive Stock Option.

(e) Exercise of Affiliated SARs.    An Affiliated SAR will be deemed to be exercised upon the exercise of the related Option. The deemed exercise of an Affiliated SAR will not necessitate a reduction in the number of Shares subject to the related Option.

(f) Exercise of Freestanding SARs.    Freestanding SARs will be exercisable on such terms and conditions as the Administrator, in its sole discretion, will determine.

(g) SAR Agreement.    Each SAR grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(h) Expiration of SARs.    An SAR granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 8(c) also will apply to SARs.

(i) Payment of SAR Amount.    Upon exercise of a SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii) The number of Shares with respect to which the SAR is exercised.

At the discretion of the Administrator, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

11. Restricted Stock Units.

(a) Grant of Restricted Stock Units.    Restricted Stock Units may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Restricted Stock Units granted to each Participant, subject to the limits set forth in Section 3 of the Plan. The following limitations shall apply to grants of Restricted Stock Units:

(i) No Service Provider shall be granted, in any Fiscal Year, Restricted Stock Units covering more than 1,000,000 Shares.

(ii) The foregoing limitation shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 14.

(iii) If a Restricted Stock Unit is cancelled in the same fiscal year of the Company in which it was granted (other than in connection with a transaction described in Section 14), the cancelled Restricted Stock Unit will be counted against the limit set forth in subsection (i) above.

(b) Value of Restricted Stock Units.    Each Restricted Stock Unit will have an initial value that is established by the Administrator on or before the date of grant.

(c) Performance Objectives and Other Terms.    The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Restricted Stock Units that will be paid out to Participants. Each award of Restricted Stock Units that are subject to performance objectives will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, or individual goals, applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

(d) Earning of Restricted Stock Units.    After the applicable Performance Period has ended, the holder of Restricted Stock Units will be entitled to receive a payout of the number of Restricted Stock Units earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Restricted Stock Unit.

(e) Form and Timing of Payment of Restricted Stock Units.    Payment of earned Restricted Stock Units will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Restricted Stock Units in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Restricted Stock Units at the close of the applicable Performance Period) or in a combination thereof.

(f) Cancellation of Restricted Stock Units.    On the date set forth in the Award Agreement, all unearned or unvested Restricted Stock Units will be forfeited to the Company, and again will be available for grant under the Plan.

12. Leaves of Absence.    Unless the Administrator provides otherwise or as otherwise required by applicable law, vesting of Awards granted hereunder will be treated as follows during a leave of absence of a Participant:

(a) Statutory Leave of Absence.    Vesting credit will continue during a leave of absence if the leave satisfies each of the following requirements: (a) the leave is approved by the Company, (b) the leave is mandated by applicable law, and (c) the Participant takes the leave in accordance with such law and complies with applicable Company leave policies (a leave meeting all such requirements being a “Statutory Leave of Absence”).

(b) Approved Personal Leave of Absence.    Vesting credit will not continue (and instead will be tolled or suspended) during any leave of absence that is not a Statutory Leave of Absence (a “Personal Leave of Absence”). For purposes of clarification, a Participant will not cease to be a Service Provider during any Company-approved Personal Leave of Absence so long as the Participant complies with applicable law and applicable Company leave policies.

(c) Incentive Stock Options.    For purposes of Incentive Stock Options, if a leave of absence continues for more than ninety (90) days, then the Option shall be treated for tax purposes as a Nonstatutory Stock Option at the end of the three (3)-month period measured from the 91st day of such leave, unless Optionee’s reemployment upon expiration of such leave is guaranteed by statute or contract.

13. Non-Transferability of Awards.    Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award shall contain such additional terms and conditions as the Administrator deems appropriate.

14. Adjustments Upon Changes in Capitalization, Dissolution, Merger or Asset Sale.

(a) Changes in Capitalization.    Subject to any required action by the stockholders of the Company, in the event of a stock split, reverse stock split, stock dividend, extraordinary dividend, combination or reclassification of the Shares, or other change in the Company’s capital structure that constitutes an equity restructuring within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor provision, the number and class of Shares or other securities underlying Awards outstanding or subsequently granted under the Plan, any exercise or purchase price relating to such Awards, any other provision of Awards affected by such change and the numerical Share limits in Sections 3, 6, 9 and 11 of the Plan shall be proportionately adjusted and/or the Company may provide for a dividend, dividend equivalent or similar payment. Such adjustment and/or dividend, dividend equivalent or similar payment shall be made or determined by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided in this Section 14, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Award.

(b) Dissolution or Liquidation.    In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for a Participant to have the right to exercise his or her Award until ten (10) days prior to such transaction as to all of the Optioned Stock covered thereby, including Shares as to which the Award would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option applicable to any Shares purchased upon exercise of an Award shall lapse as to all such Shares, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c) Merger or Asset Sale.    In the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, each outstanding Award shall be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Award, the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock will lapse, and, with respect to Restricted Stock Units, all Performance Goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met. In addition, if an Option or Stock Appreciation Right becomes fully vested and exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be fully vested and exercisable for a period of 15 days from the date of such notice, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

For the purposes of this paragraph, the Award shall be considered assumed if, following the merger or sale of assets, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) or, in the case of a Stock Appreciation Right upon the exercise of which the Administrator determines to pay cash or a Restricted Stock Unit which the Administrator can determine to pay in cash, the fair market value of the consideration received in the merger or sale of assets by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or sale of assets is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, for each Share subject to such Award (or in the case of Restricted Stock Units, the number of implied shares determined by dividing the value of the Restricted Stock Units by the per Share consideration received by holders of Common Stock in the merger or sale of assets), to be solely common stock of the successor corporation or its Parent equal in fair market value to the per Share consideration received by holders of Common Stock in the merger or sale of assets.

Notwithstanding anything in this Section 14(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more Performance Goals will not be considered assumed if the Company or its successor modifies any of such Performance Goals without the Participant’s consent; provided, however, a modification to such Performance Goals only to reflect the successor corporation’s corporate structure post-merger or post-sale of assets will not be deemed to invalidate an otherwise valid Award assumption.

15. No Effect on Employment or Service.    Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor will they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

16. Date of Grant.    The date of grant of an Award shall be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination shall be provided to each Participant within a reasonable time after the date of such grant.

17. No Dividend Payments on Unvested Awards.    No dividends or dividend equivalents may be paid to a Participant with respect to an Award unless and until the date the Participant vests in such Award. If provided in the Award Agreement, dividends or dividend equivalents relating to unvested Awards may accrue and be paid to Participants at the time of vesting of the underlying Award and shall be forfeited to the extent the underlying Award is forfeited. Nothing in this Section 17 shall require the payment or accrual of dividends on any Awards. Notwithstanding the foregoing, Awards may be adjusted for dividends, and dividend, dividend equivalents or similar payments may be paid, to the extent permitted in Section 14.

18. Amendment and Termination of the Plan.

(a) Amendment and Termination.    The Board may at any time amend, alter, suspend or terminate the Plan.

(b) Stockholder Approval.    The Company shall obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Law. Notwithstanding the foregoing, the Company shall also obtain stockholder approval of any Plan amendment or any exchange, buy-back or other scheme which would purport to reprice or otherwise cancel and replace any Option or SAR as described in Section 6(c) of the Plan.

(c) Effect of Amendment or Termination.    No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

19. Conditions Upon Issuance of Shares.

(a) Legal Compliance.    Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations.    As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

20. Inability to Obtain Authority.    The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

21. Stockholder Approval.    The Plan shall be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted. Such stockholder approval shall be obtained in the manner and to the degree required under Applicable Laws.

VOTE BY INTERNET - www.proxyvote.com
NUANCE COMMUNICATIONS, INC. ONE WAYSIDE ROAD BURLINGTON, MA 01803-4609	Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR all of the following nominees:			For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1.	Election of Directors
Nominees
01 Lloyd Carney 02 Mark D. Benjamin 03 Daniel Brennan 04 Thomas Ebling 05 Robert Finocchio 06 Laura S. Kaiser 07 Michal Katz 08 Mark Laret 09 Sanjay Vaswani
The Board of Directors recommends you vote FOR proposals 2, 3 and 4.			For	Against	Abstain
2.	To approve amendments to and restatement of the Amended and Restated 2000 Stock Plan.		☐	☐	☐	The Board of Directors recommends you vote AGAINST proposal 5.		For	Against	Abstain
3.	To approve a non-binding advisory resolution regarding Executive Compensation.		☐	☐	☐	5. To vote on a non-binding shareholder proposal regarding shareholder action by written consent.		☐	☐	☐
4.	To ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2019.		☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2018 are available at www.proxyvote.com

NUANCE COMMUNICATIONS, INC. Annual Meeting of Shareholders January 17, 2019

The undersigned shareholder of Nuance Communications, Inc., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and accompanying Proxy Statement, each dated December 4, 2018 and hereby appoints Mark Benjamin, Daniel D. Tempesta, and Wendy Cassity and each of them, proxies and attorney-in-fact, each with full power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of Nuance Communications, Inc. to be held on January 17, 2019 at 8:00 a.m. Eastern Time, at the Company’s headquarters located at One Wayside Road, Burlington, MA 01803 and at any adjournment thereof, and to vote all shares of Common Stock of the Company held of record by the undersigned on November 21, 2018 as hereinafter specified upon the proposals listed, and with discretionary authority upon such other matters as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side